 As filed with the Securities and Exchange Commission on September 27, 1996

                                          Registration No.

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                      ______________________

                      REGISTRATION STATEMENT
                                ON
                             FORM S-1
                               UNDER
                     THE SECURITIES ACT OF 1933
                       ____________________

                    WINNERS ENTERTAINMENT, INC.
        (Exact name of Company as Specified in its Charter)
             DELAWARE                7993           84-1103135
     (State or other jurisdiction       (Primary         (I.R.S. Employer
     of incorporation or organi-       SIC Code         Identification
     zation)                              Number)          Number)

                  1461 GLENNEYRE STREET, SUITE F
                  LAGUNA BEACH, CALIFORNIA  92651
                          (714) 376-3010
        (Address, including zip code, and telephone number,
 including area code, of registrant's principal executive offices)


                         EDSON R. ARNEAULT
                    WINNERS ENTERTAINMENT, INC.
                  1461 GLENNEYRE STREET, SUITE F
                  LAGUNA BEACH, CALIFORNIA  92651
                          (714) 376-3010
     (Name, Address, including zip code, and telephone number, including area code, of agent for service)

                          With copies to:
                      KEVIN T. COLLINS, ESQ.
                     KENNETH ZUCKERBROT, ESQ.
                          ROSS & HARDIES
                        65 EAST 55TH STREET
                     NEW YORK, NEW YORK 10022

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.



     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box.   [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

          The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         WINNERS ENTERTAINMENT, INC.
                           CROSS REFERENCE SHEET

Forepart of Registration Statement and        Forepart of Registration
Outside Front Cover Page of Prospectus        Statement and Outside Front
                                              Cover Page of Prospectus

Inside Front and Outside Back Cover Pages     Available Information; Outside
of Prospectus                                 Back Cover Page of Prospectus

Summary Information, Risk Factors and         Prospectus Summary; Summary;
Ratio of Earnings to Fixed Charges            Risk Factors

Use of Proceeds                               Use of Proceeds

Determination of Offering Price               Not Applicable

Dilution                                      Not Applicable

Selling Security Holders                      Selling Stockholders

Plan of Distribution                          Plan of Distribution

Description of Securities to be               Description of Securities
Registered

Interests of Named Experts and Counsel        Legal Matters; Experts

Information with Respect to the               Business; Management;
Registrant                                    Price Range of Common Stock;
                                              Dividend Policy; Selected
                                              Financial Data; Management's
                                              Discussion and Analysis of
                                              Financial Condition and Results
                                              of Operations; Executive
                                              Compensation; Principal
                                              Stockholders; Certain
                                              Transactions; Consolidated
                                              and Interim Financial
                                              Statements

Disclosure of Commission Position on          Not Applicable
Indemnification for Securities Act
Liabilities

                         CALCULATION OF REGISTRATION FEE


Title of each class of                          Proposed maximum
securities to BE                                offering price PER UNIT                         Amount of registration
REGISTERED              Amount to be REGISTERED                         Aggregate OFFERING      FEE
                                                                        PRICE
Shares of Common Stock,   183,206 Shares          $1.03125 per Share      $188,931.18             $65.15
par value $.00001
per share (1)
Shares of Common Stock,   1,492,860 Shares        $1.06 per Share         $1,582,431.60           $545.67
par value $.00001
per share (2)
Shares of Common Stock,   50,000 Shares           $1.03125 per Share      $51,562.50              $17.78
par value $.00001
per share (3)
Warrants to purchase an  1,542,860 Warrants      ---                     ---                     ---
aggregate of
1,542,860 shares of
Common Stock, par value
$.00001 per share (4)
Totals                                                                                          $628.60


(1) To be offered and sold by Selling Stockholders (as defined herein); registration fee calculated pursuant to Rule 457(c) based on the average of the bid and ask price for the Common Stock of the Company on September 23, 1996.

(2) To be offered and sold by Selling Stockholders upon the exercise of the $1.06 Warrants (as defined herein). The $1.06 Warrants to purchase 1,492,860 of such shares are exercisable at a price of $1.06 per share. In accordance with Rule 457(g) the price used for calculating the registration fee is the exercise price of the $1.06 Warrants.

(3) To be offered and sold by Selling Stockholders (as defined herein) upon the exercise of the $.80 Warrants (as defined herein). Warrants to purchase 50,000 of such shares of Common Stock are exercisable at a price of $.80 per share. In accordance with Rule 457(g) the price used for calculating the registration fee is based on the average bid and ask price of the Company's Common Stock on September 23, 1996.

(4) To be offered and sold by Selling Stockholders (as defined herein). In accordance with Rule 457(g), no separate registration fee is required for the resale of the Warrants.

         SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1996.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                            PROSPECTUS


                    WINNERS ENTERTAINMENT, INC.

               Warrants to purchase 1,542,860 shares
           of Common Stock, par value $.00001 per share

   1,726,066 shares of Common Stock, par value $.00001 per share

     The registration statement (the "Registration Statement"), of which this Prospectus forms a part, registers the offer and sale by certain stockholders (the "Selling Stockholders") of (i) warrants to purchase an aggregate of 1,492,860 shares of the common stock, par value $.00001 (the "Common Stock") of Winners Entertainment, Inc. (the "Company" or "Winners") at a price of $1.06 per share, subject to adjustment, (the "$1.06 Warrants"); (ii) warrants to purchase an aggregate of 50,000 shares of Common Stock at a price of $0.80 per share, subject to adjustment, (the "$0.80 Warrants") and (iii) 1,726,066 shares of Common Stock. The $1.06 Warrants and the $0.80 Warrants are collectively referred to herein as the "Warrants." Of the 1,726,066 shares of Common Stock registered herein, 183,206 shares are outstanding and held by the Selling Stockholders and 1,542,860 shares are issuable upon the exercise of the Warrants held by the Selling Stockholders. The Selling Stockholders acquired the outstanding shares of Common Stock and the Warrants offered hereby directly from the Company in connection with a secured working capital loan agreement (the "Term Loan Agreement") between a wholly-owned subsidiary of the Company, the Company as guarantor and a private lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock and Warrants offered hereby by the Selling Stockholders. The Warrants are exercisable commencing on July 2, 1996 and ending at the close of business on July 2, 2001. Except with respect to the exercise price, the $1.06 Warrants and $.80 Warrants are identical. To the extent any of the Warrants are exercised, the Company will use the proceeds thereof for its working capital purposes. See "Use of Proceeds."

     The Common Stock is quoted on the NASDAQ SmallCap Market. On September 25, 1996 the high bid and low asked quotations of the Common Stock were $1 and $1 1/16, respectively. Prior to this offering there has been no public market for the Warrants and the Company does not intend to apply for listing or quotation of the Warrants on any securities exchange or stock market.

     The Selling Stockholders may sell the securities registered herein from time to time in transactions in the open market (including any securities exchange or through any inter-dealer quotation system), in negotiated transactions, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions directly with the purchasers by selling the securities registered herein to or through underwriters, agents, or broker-dealers, in each case who may receive compensation in the form of discounts or commissions from the Selling Stockholders or otherwise from the purchasers of such securities for whom the underwriters, agents or broker-dealers may act as agent or to whom they may sell as principal, or both. See "Plan of Distribution."

     The Company will bear all of the expenses in connection with the registration of the Common Stock and Warrants offered hereby, which expenses are estimated to be $105,628.60. The Selling Stockholders will pay any brokerage compensation in connection with their sale of the Common Stock and Warrants registered herein.

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" WHICH COMMENCES ON PAGE 7 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


          The date of this Prospectus is October __, 1996.

                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and other information statements filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission in Washington, D.C., at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus (the "Prospectus") does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement, and exhibits and schedules thereto.

     No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts herein set forth since the date hereof.

                         TABLE OF CONTENTS
                                                                       PAGE

PROSPECTUS SUMMARY........................................................1

RISK FACTORS..............................................................7

USE OF PROCEEDS..........................................................15

DIVIDEND POLICY..........................................................15

CAPITALIZATION...........................................................15

PRICE RANGE OF COMMON STOCK..............................................17

SELECTED FINANCIAL DATA..................................................18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................19

BUSINESS ................................................................40

MANAGEMENT...............................................................63

EXECUTIVE COMPENSATION...................................................64

CERTAIN TRANSACTIONS.....................................................70

PRINCIPAL STOCKHOLDERS...................................................74

SELLING STOCKHOLDERS.....................................................78

PLAN OF DISTRIBUTION.....................................................80

DESCRIPTION OF SECURITIES................................................82

SHARES ELIGIBLE FOR FUTURE SALE..........................................89

DESCRIPTION OF CERTAIN INDEBTEDNESS......................................97

LEGAL MATTERS...........................................................100

EXPERTS.................................................................100

INDEX TO FINANCIAL STATEMENTS...........................................F-1

                             PROSPECTUS SUMMARY

     The following is a summary of certain information contained in the body of this Prospectus and should be read in conjunction with the detailed information and financial statements appearing elsewhere herein.


                            THE COMPANY

     The Company, through wholly-owned subsidiaries, owns and operates Mountaineer Race Track and Gaming Resort ("Mountaineer Park"), a resort facility in Chester, West Virginia, and owns a working interest in proven oil and gas reserves in Michigan.

     The Company was incorporated in March 1988 in Delaware under the name "Secamur Corporation," a wholly owned subsidiary of Buffalo Equities, Inc., ("Buffalo") and later "spun-off" through the sale of its stock to the stockholders of Buffalo in January 1989. In June 1989, the Company acquired through merger, Pacific International Industries, Inc., which had been engaged in the contract security guard services business in Southern California since its inception in February 1987. Upon completion of the merger, the Company was renamed Excalibur Security Services, Inc., to reflect its new line of business. After operating unprofitably, the
Company filed a voluntary petition for reorganization with the U.S. Bankruptcy Court for the Central District of California in December 1990, and became a Chapter 11 debtor-in-possession. The Bankruptcy Court approved the Company's sale of its security guard services business in May 1991, and confirmed the Company's plan of reorganization in December 1991. The plan authorized the Company to acquire, primarily, specified gaming and oil and gas businesses. Upon confirmation of the plan, the Company changed its name to Excalibur Holding Corporation. In connection with management's decision to operate as a gaming company, the Company was renamed Winners Entertainment, Inc. in August 1993.

     MOUNTAINEER RACE TRACK & GAMING RESORT - CHESTER, WEST VIRGINIA

     Pursuant to a stock purchase agreement dated May 5, 1992, the Company acquired all of the common stock of Mountaineer Park, Inc. ("Mountaineer"), a West Virginia corporation, in December 1992. Mountaineer Park, the site of the Company's gaming business and offers an entertainment complex and destination resort with hotel, dining and lounge facilities, and outdoor activities including golf, swimming and tennis. Mountaineer Park is situated on a 606-acre site on the Ohio River at the northern tip of West Virginia's northwestern panhandle in Hancock County, approximately 40 miles south of Youngstown, Ohio and 35 miles west of Pittsburgh, Pennsylvania.

     RACETRACK FACILITIES

     Mountaineer Park offers live horse racing before expanded clubhouse and grandstand viewing areas with enclosed seating for year-round racing. The track also conducts simulcast (closed circuit television) thoroughbred horse and greyhound dog racing from other prominent racetracks.
Mountaineer Park's main racetrack consists of an oval dirt track approximately one mile in length. Inside the main track is a natural turf (grass) track measuring seven furlongs or 7/8 of a mile. The racetrack is equipped with two chutes for races of lengths from 4 1/2 furlongs to over one mile. The racetrack buildings consist of the clubhouse and grandstand which provide glass-enclosed stadium and box seating for approximately 770 and 2,850 patrons, respectively. The buildings are each three-stories and are connected by an enclosed walkway. Live and simulcast racing can be viewed by approximately 1,200 dining patrons in two restaurants located in the clubhouse and grandstand. In addition to seating areas, the grandstand covers approximately 57,000 square feet of interior space on the main and mezzanine levels containing 42 parimutuel windows, and four food and beverage concession stands. The clubhouse covers approximately 25,000 square feet of interior space containing 22 parimutuel windows. The grandstand has an indoor stage with a seating capacity of approximately 2,240, and has been the site of several nationally televised boxing matches. The racetrack apron, which is accessible from both buildings, provides racing fans with up-close viewing of horses entering the racetrack and crossing the finish line. The stable area accommodates approximately 1,250 horses and is located adjacent to the main track. Mountaineer's racetrack parking lots have a combined capacity for over 2,900 vehicles.

     LODGE FACILITIES

     The Mountaineer Lodge (the "Lodge") is a two-story facility which overlooks the par three, nine hole "executive" golf course near Mountaineer Park's main entrance on West Virginia State Route 2. The Lodge offers 101 rooms, including 50 standard rooms (one double bed), 46 superior rooms (two double beds), and five king rooms and suites. The Mountaineer Lodge Dining Room seats 125 patrons for casual dining overlooking the golf course. In 1995, in response to increased patronage of the off-track betting, video lottery gaming, dining and bar facilities located at the Lodge, the Company expanded its 5,000 square foot Speakeasy Gaming Saloon with an 8,000 square foot addition. The capacity of the Speakeasy Gaming Saloon now stands at
750. Extensive off-track wagering facilities continue to be maintained at the Speakeasy Gaming Saloon. The Lodge parking lots have a combined capacity for approximately 370 vehicles.

     VIDEO LOTTERY FACILITIES

     In addition to live and simulcast parimutuel wagering, Mountaineer Park offers video lottery gaming through 800 leased video lottery terminals ("VLTs") located in the racetrack clubhouse, and grandstand and Lodge. Mountaineer introduced 400 new state-of-the-art VLTs in September 1994, replacing 165 older machines operated by the Company since December 1992, and subsequently placed an additional 400 VLTs into operation in June 1995. The racetrack houses 400 of the VLTs in its Riverside Gaming Terrace on the second floors of the clubhouse and grandstand, and the Lodge offers the remaining 400 VLTs in the Speakeasy Gaming Saloon, Derby Room and Iron Horse Lounge. Unlike the replaced machines, each of the new VLTs allows a player to select from several game themes, including up to four versions of draw poker, one version of blackjack and two versions of keno.

     On July 3, 1996, Mountaineer installed slot games on the first 350 of its 800 VLTs. The new games, which were authorized by West Virginia's state lottery laws for the first time in June 1996, include Double Diamond, a classic casino slot game with cherries, bars and items that "spin" on video reels, and the internationally popular Black Rhino game. These new games are offered in addition to blackjack, poker and keno. Management intends to install 200 additional VLTs with slot games within the next year, and replace older VLTs that cannot accommodate the new games as leases lapse, subject, to evidence that the Company's current VLTs are utilized to full capacity, so that by the end of fiscal year 1997, Mountaineer expects to operate 1,000 VLTs with slot games.

     RECREATIONAL FACILITIES

     Mountaineer Park has a par three, nine-hole "executive" golf course, three tennis courts, a volleyball court, a basketball court, two swimming pools and two children's swimming pools. These facilities are made available for use by Lodge guests and the general public at specified daily or seasonal fee rates.

     TRAILER PARK

     The Company maintains a trailer park consisting of 61 individual lots on approximately 11.5 acres located across West Virginia State Route 2 from the Lodge and the entrance to Mountaineer Park. The lots are rented for fixed monthly fees, mostly to individuals who are employed by Mountaineer in racing operations. The Company is responsible for maintenance of the road and grounds, refuse removal and providing water and sewage hook-ups. The tenants pay all utility expenses.

     UNDEVELOPED LAND

     Mountaineer owns, as part of its 606 acre site, a 375 acre tract that is currently undeveloped. The acreage is located directly across West Virginia State Route 2 from the Lodge and racetrack main entrance. Management has no current plans to develop such property.

     RECENT DEVELOPMENTS

     The Company has recently distributed a proxy statement to its shareholders which requests that the shareholders' grant their proxies to vote at the annual meeting scheduled to be held on October 15, 1996 to, among other things, (i) amend the Company's certificate of incorporation to change the Company's name to "MTR Gaming Group, Inc.," (ii) amend the Company's certificate of incorporation to effect a one for five reverse split of the Common Stock (the "Reverse Split"), (iii) amend the Company's certificate of incorporation to increase the number of authorized shares of Common Stock from 25 million to 50 million in the event the Reverse Split is not approved or from five million to 10 million in the event the Reverse Split is approved, and (iv) amend the Company's certificate of incorporation to create a new class of "blank-check" preferred stock. EXCEPT AS OTHERWISE INDICATED HEREIN, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THESE PROPOSALS HAVE NOT BEEN APPROVED BY THE SHAREHOLDERS.

     On July 2, 1996, Mountaineer, entered into a financing arrangement with a private lender for a secured working capital loan pursuant to the Term Loan Agreement (the "Term Loan") and a commitment for first mortgage refinancing (the "Loan Commitment"). The $5 million loan is secured by a second mortgage on all of Mountaineer's real and personal property and is guaranteed by the Company. The note evidencing the loan calls for monthly payments of interest only at the rate of 12% per annum, and a default rate of 22% per annum. As additional consideration for the note, the Company agreed to issue the lender 183,206 shares of Common Stock and five-year Warrants to purchase an additional 1,142,860 shares of Common Stock at $1.06 per share. The Warrants are exercisable for a period of five (5) years from the date of the loan agreement. Five-year Warrants to purchase an additional 50,000 shares of Common Stock in the aggregate at an exercise price of $.80 per share were issued by the Company to two affiliates of the lender. Except with respect to the exercise price, the $1.06 Warrants and the $.80 Warrants are identical. See "Management's Discussion of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Selling Stockholders" and "Description of Certain Indebtedness." The principal of the Term Loan is to be repaid at the end of a three year term, during which period the Term Loan is subject to, on each anniversary date, additional fees in cash equal to 8% of the outstanding principal balance, stock equal to 5% of the outstanding principal balance (valued at the average closing bid price for the 30 days prior to each anniversary date), and additional warrants to purchase an aggregate of 250,000 shares of Common Stock at an exercise price of $1.06 per share. The shares of Common Stock and Warrants which have been issued to the lender and its affiliates and the shares of Common Stock underlying such Warrants are covered by this Registration Statement and the shares and warrants issuable to the lender in connection with the Term Loan Agreement in the future and the shares underlying such warrants will be the subject of future registration statements. In addition to the fees, certain restrictions are imposed under the Term Loan Agreement limiting the Company's ability to incur additional debt, make capital expenditures and increase management's compensation. The Warrants Certificates provide for adjustment to the exercise price of, and number of shares of Common Stock issuable pursuant to, the Warrants in the event the Company issues additional securities at a price below the exercise price of the Warrants. See "Description of Securities - Warrants."

     In connection with the Term Loan, the lender also provided a one year Loan Commitment to lend Mountaineer up to $11.1 million of additional funds to be used to refinance the current first mortgage held by Bennett Management & Development Corp. ("Bennett"). The Loan Commitment is subject to customary conditions, including negotiation of definitive loan agreements, but provides that any refinancing would be on terms no less favorable than those of the Company's obligation to Bennett. In connection with the Loan Commitment, the Company paid a $110,000 commitment fee and issued the lender additional Warrants to purchase 350,000 shares of Common Stock at the exercise price of share. These Warrants and the shares of Common Stock underlying such Warrants are covered by this Registration Statement.

     In order to assure compliance with provisions of the West Virginia Racetrack Video Lottery Act (the "Lottery Act") concerning control over a licensee of the West Virginia Lottery Commission (the "Lottery
Commission"),  the  lender  has  agreed that it may not  own,  through  the
exercise  of  warrants  or  otherwise,   more  than  5%  of  the  Company's
outstanding Common Stock unless and until the Commission either (i) approves the lender or (ii) provides an advisory opinion approving an arrangement whereby the lender may own but may not have voting rights to any shares of Common Stock in excess of the 5% threshold. If the lender becomes disqualified after such Lottery Commission approval, any shares held in excess of the 5% threshold, if registered, shall be sold by the lender; otherwise such shares may be put to the Company for repurchase by the Company at the then current market price, payable in cash or a note with interest payable monthly at 24% per annum with all principal due in one year. The lender did file a Schedule 13D based on its ownership of Common Stock and the immediately exercisable Warrants.

     The Company agreed to register the Common Stock and Warrants with the Commission, subject to cash penalties if such registration statement is not initially filed on or before 90 days from the date of the Loan Agreement, and up to two additional cash penalties if the registration is not declared effective before seven and nine months from the date of the Loan Agreement.

     Net proceeds to the Company after repayment of a $250,000 loan from an affiliate of the lender, legal fees, loan origination fees, fees associated with the Loan Commitment and the costs of the transaction were approximately $4.2 million. The loan proceeds will be used by the Company to retire a substantial portion of its accounts payable, to make future site improvements and decorate the Speakeasy Gaming Saloon at Mountaineer Park. The loan proceeds will also be used for television and print advertising campaigns in the Pittsburgh and Cleveland markets.

     Winners,  a  Delaware  corporation, was  incorporated  in  1988.   The
Company's executive offices are located at 1461 Glenneyre Street, Suite F, Laguna Beach, California 92651, Telephone: (714) 376-3010.


                           THE OFFERING

Securities Offered.........   This Prospectus relates to an offering by the
                              Selling  Stockholders of (i) Warrants, which,
                              when exercised,  would  entitle  the  holders
                              thereof   to   purchase,   in  the  aggregate
                              1,542,860   shares  of  Common  Stock,   (ii)
                              1,542,860 shares  of  Common  Stock  issuable
                              upon  exercise  of  the  Warrants,  and (iii)
                              183,206  shares  of outstanding Common  Stock
                              which are outstanding  and held by one of the
                              Selling Stockholders.  The  Warrants  and the
                              outstanding   shares  of  Common  Stock  were
                              issued to the Selling Stockholders in private
                              transactions in connection with the Term Loan
                              Agreement dated  as of July 2, 1996 between a
                              wholly-owned subsidiary  of  the  Company and
                              one   of   the   Selling  Stockholders.   See
                              "Selling Stockholders."

Securities Outstanding.....   As of September 13,  1996,  the  Company  had
                              18,869,397    shares    of    Common    Stock
                              outstanding.    Assuming   that  all  of  the
                              Warrants are exercised and no other shares of
                              Common   Stock   are  issued  subsequent   to
                              September 13, 1996,  the  Company  would have
                              20,412,257    shares    of    Common    Stock
                              outstanding.

Use of Proceeds............   The  Company  will  not  receive any proceeds
                              from the sale of the Warrants  or  the shares
                              of   Common  Stock  offered  by  the  Selling
                              Stockholders.   To date, none of the Warrants
                              have been exercised.   If all of the Warrants
                              are  exercised,  the  Company   will  receive
                              estimated   additional   net   proceeds    of
                              $1,622,431.   The  Company intends to utilize
                              any proceeds received from the exercise of the Warrants as working capital. There can be no assurance that any of the Warrants will be exercised. See "Use of Proceeds."

Risk Factors...............   See  "Risk   Factors"  for  a  discussion  of
                              certain   risk   factors   that   should   be
                              considered   by  prospective   investors   in
                              connection  with   an   investment   in   the
                              securities offered hereby.


                           RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. They should not be purchased by anyone who cannot afford the loss of his or her entire investment. In analyzing this offering, prospective investors should consider the following risk factors, as well as other information contained in this Prospectus before making an investment in such securities. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results indicated in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results indicated in such forward-looking statements.

     HISTORICAL AND ANTICIPATED FUTURE LOSSES; WORKING CAPITAL DEFICIT. The Company has incurred substantial losses in 1995, 1994 and 1993 and as of June 30, 1996, the Company had current liabilities in excess of current assets of $8.4 million. As of June 30, 1996, the Company had an accumulated deficit of $26.2 million. Additionally, the Company's independent accountants expressed concerns that these factors raised substantial doubt regarding the Company's ability to continue as a going concern in connection with their audit of the Company's 1995 consolidated financial statements for the fiscal year ended December 31, 1995. For the six months ended June 30, 1996, the Company had narrowed its loss to $115,000 from $2.6 million for the comparable period in 1995. There can be no assurance, however, that the Company will achieve positive cash flow from operations in the future or that the Company will have sufficient working capital to service its obligations as they become due.

     LEVERAGE AND DEBT SERVICE. The Company has significant interest expense and principal repayment obligations under its long term indebtedness including the Term Loan pursuant to the Term Loan Agreement. At June 30, 1996, after giving effect to the Term Loan and the application of the net proceeds therefrom, the Company's PRO FORMA total consolidated long-term debt (excluding the current portion of long term debt of $3.7 million) would have been approximately $11.3 million, consisting of $9.1 million outstanding under the Company's first mortgage loan (the "Bennett Loan") from Bennett Management and Development Corp. ("Bennett"), $5 million outstanding under the Term Loan and approximately $457,000 of other long-term debt. The Bennett Loan is secured by a first mortgage on Mountaineer's real and personal assets and bears interest at the rate of 12.5% per year with a delinquency rate of 14.5% and is guaranteed by the Company. The Bennett Loan requires the Company to make 36 monthly payments of principal and interest based on a 36 month amortization schedule and contains no prepayment penalties. The Company recently negotiated an Amendment to the Bennett Loan, which has not yet become effective. The Term Loan is secured by a second mortgage on Mountaineer's real and personal property and is guaranteed by the Company. The note evidencing the Term Loan calls for monthly payments of interest only at the rate of 12% per year, and bears a default rate of 22% per year. The principal of the Term Loan must be repaid at the end of a the three year term, during which period, the loan is subject to, on each anniversary date, additional fees of cash equal to 8% of the outstanding principal balance, stock equal to 5% of the outstanding principal balance (valued at the closing bid and asked price for the 30 days prior to each anniversary date), and warrants to purchase 250,000 shares at $1.06 per share. See "Selected Financial

Data -- "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."

     The Company's ability to service its debt will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations and to satisfy the financial covenants in its loan agreements. If the Company is unable to generate sufficient cash flow or is unable to refinance or extend its outstanding indebtedness, it will have to adopt one or more alternatives, such as reducing or delaying future expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity capital. There is no assurance that any of these strategies could be effected on satisfactory terms to the Company, if at all. Moreover, the terms and financial covenants contained in certain of the Company's debt instruments may restrict the Company's ability to compete effectively in the gaming market by effectively preventing expansion of the Company's facilities or other competitively advantageous capital expenditures, which may have an adverse effect on the Company. See "Selected Financial Data -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     GAMING REGULATION. The Company's business is highly regulated. The ability of the Company to remain in business, and to operate profitability depends upon the Company's continued ability to satisfy all applicable gaming laws and regulations.

     The  Company's  horse  racing  operations  are  subject  to  extensive regulation by the West Virginia Racing Commission (the "Racing Commission"), which is responsible for, among other things, granting annual licenses to conduct race meets, approving simulcasting post times, and other matters. When granting licenses, the Racing Commission has the authority to determine the dates on which Mountaineer may conduct races. In order to conduct simulcast racing, Mountaineer is required under West Virginia law to hold a minimum of 220 live race days each year. The Racing Commission granted Mountaineer a license to conduct a minimum of 220 live race days for its 1996 year.

     The operation of video lottery games in West Virginia is subject to the Lottery Act. Licensing and regulatory control is provided by the West Virginia Lottery Commission (the "Lottery Commission.") The Lottery Act provides that only licensed horse race or dog race facilities may offer video gaming. Accordingly, the ability of the Company to maintain its video lottery business requires it to comply fully with the Racing Commission to qualify for its license under the Lottery Act.

     The Lottery Act regulates the ability of horse race or dog race facilities to offer video gaming. Under the Lottery Act, only parimutuel horse or dog racing facilities that were licensed by the Racing Commission prior to January 1, 1994 and that conduct at least 220 live racing dates for each dog or horse race meeting, or such other number as may be approved by the Racing Commission, are eligible for licensure to operate video lottery games. There are four racing facilities in West Virginia (two horse racing and two dog racing) including Mountaineer Park, three of which currently satisfy the eligibility requirements of the Lottery Act, and are thus eligible to offer video lottery gaming in the state. To provide video lottery gaming, the voters of the county in which the facility is to be located must approve such gaming in advance. If such approval is obtained, the facility may continue to conduct video lottery gaming activities unless the matter is resubmitted to the voters pursuant to a petition signed by at least five percent of the registered voters in the county, who must wait at least five years subsequent to voter approval to bring such a petition. If approval is denied, another vote on the issue may not be held for a period of two years. Video lottery gaming was approved in Hancock County, the location of Mountaineer Park, on May 10, 1994.

     Licenses granted by the Lottery Commission must be renewed by July 1 of each year. A license to operate video lottery games is a privilege personal to the license holder and, accordingly, is non-transferable. In order for a license to remain in effect, Lottery Commission approval is required prior to any change of ownership or control of a license holder. Unless prior approval of the Lottery Commission is obtained, the sale of five percent or more of the voting stock of the license holder or any corporation that controls the license holder or the sale of a license holder's assets (other than in the ordinary course of business), or any interest therein, to any person not previously determined by the Lottery Commission to have satisfied the licensing qualifications, voids the license. Accordingly, should a party, unaffiliated with the Company, acquire 5% or more of the voting stock of the Company, including purchases made on the open market, the Company's license could be jeopardized insofar as such party would be required to undergo approval by the Lottery Commission.

     Under the Company's Certificate, any person who purchases 5% or more of the Common Stock without first securing Lottery Commission approval to own such shares, is subject to the Company's right to repurchase such shares from the holder. See "Impact of Anti-takeover Measures" and "Description of Securities - Common Stock - Anti-takeover Provisions".

     Pursuant to both the Racing Commissioner's and Lottery Commissioner's regulatory authority, the Company may be investigated by either body at virtually any time. Accordingly, the Company must comply with all gaming laws at all times. Should either body consider the Company to be in violation of any of the applicable laws or regulations, each has the plenary authority to suspend or rescind the Company's licenses. While the Company has no knowledge of any non-compliance, and believes that it is in full compliance with all relevant regulations, should the Company fail to comply, its business would be materially adversely effected.

     To date, the Company has obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of its currently operating gaming activities. However, no assurances can be given that any new licenses or approvals that may be required in the future will be given or that existing ones will be renewed.

     Horse racing, the first form of legalized wagering in West Virginia, was the product of legislative initiative. The West Virginia legislature approved on March 17, 1994, West Virginia's first form of gaming activity by authorizing video lottery machines under the Lottery Act. In addition, the Lottery Act, the enabling legislation for video lottery gaming, is subject to renewal pursuant to the West Virginia sunset legislation every three years. The Lottery Act will expire in July 1997 if not renewed by the legislature. Accordingly, the Company's ability to remain in the gaming business depends on the continued political acceptability of gaming activities to both the public and state governmental officials. In addition, the gaming laws impose high tax rates, and fixed parimutuel
commission   rates   which,   if   altered,   may  diminish  the  Company's
profitability.

     During the next year, West Virginia voters will elect a new governor and, most likely, new state legislators. Due to the political nature of gaming issues, and despite recent appropriations towards educational and recreational purposes derived from funds generated by gaming activities, it is unknown at this time whether such new state officials will maintain the same policies towards gaming activities, particularly video lottery gaming, as in the past. Any substantial unfavorable change in the enabling laws or tax rates on gaming revenues could make the Company's business substantially more onerous, less profitable or illegal, which will have a material adverse effect on the Company's business.

     IMPACT OF ANTI-TAKEOVER MEASURES. Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and the Delaware General Corporation Law (the "DGCL") may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's common stock. Specifically, the Company's Certificate includes a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. Moreover, the Company's Certificate requires the Board to consider a variety of factors other than the adequacy of the price offered for the Company's securities in evaluating a takeover attempt. The effect of this provision, in the event of a takeover attempt, may be to prevent shareholders from receiving maximum returns on their shares in the short term and may deflate the price of the Company's common stock over the long term. Additionally, the Certificate provides the Company with a right to repurchase any shares of common stock of the Company from any person who acquires more than 5% of the voting stock of the Company. This provision was adopted so that the Company can remain in compliance with the West Virginia Lottery Act, which requires advanced approval of any acquisition of more than 5% of the Company's common stock. Nonetheless, there can be no assurance that such provision can provide adequate protection against the Company losing its qualification with the Lottery Commission due to the acquisition by a third party, whether on the open market or otherwise, of more than 5% of the Company's common stock, as the provision in the Certificate applies only retroactively and the Lottery Act requires approval of such acquisitions prospectively. See "Description of Securities - Common Stock - Anti-Takeover Provisions."

     DEPENDENCE ON KEY PERSONNEL. The Company is currently managed by a small number of key management and operating personnel, whose efforts will largely determine the Company's success. The success of the Company also depends upon its ability to attract, hire and retain qualified operating, marketing, financial and technical personnel. Competition for qualified personnel in the gaming industry is intense and, accordingly, there can be no assurance that the Company will be able to continue to hire or retain necessary personnel. The loss of key management personnel, particularly Edson R. Arneault, the Company's Chairman and Chief Executive Officer, would likely have a material adverse effect on the Company. See "Management."

      COMPETITION. In recent years, the number of gaming options available to consumers in the Company's principal markets have increased considerably. Mountaineer's principal direct competitors are Wheeling Downs, located approximately 40 miles to the south in Wheeling, West Virginia and Thistledown, located approximately 85 miles to the northwest in Cleveland, Ohio. Wheeling Downs conducts parimutuel greyhound dog racing and video lottery gaming. Thistledown conducts parimutuel thoroughbred horse racing but not video lottery gaming. The Company also competes with statewide lotteries in West Virginia, Pennsylvania and Ohio, off-track and on-site wagering in Pennsylvania, and to a lesser extent destination gaming facilities in Las Vegas and Atlantic City, as well as other entertainment options available to consumers, including live and televised professional and collegiate major sports events. The Company will also compete with off-track wagering in Ohio, which has recently been approved in that state. To the extent that either Pennsylvania or Ohio legalize any forms of casino gaming, and West Virginia does not, or, if recent proposals for land-based gaming are eventually approved in West Virginia and the Company does not qualify for a casino gaming license and other entities do, the Company's video lottery operations might compete with any such new gaming facilities located within driving distance of Mountaineer Park. Such facilities may offer more or superior gaming machines than Mountaineer, as well as forms of gaming not available in West Virginia. Taken together such competition could have a material adverse effect on the Company. See "Business-Competition."

     NO DIVIDENDS. The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. Furthermore, under the Company's Term Loan Agreement and the Warrants issued to its lender, the Company is prohibited from paying any dividends without the lender's consent. The Company
currently   intends  to  retain  all  earnings,  if  any,  to  finance  its operations.

     CONTINUED LOSSES FROM HORSE RACING AND LODGING, FOOD AND BEVERAGE BUSINESS. To date, the Company has incurred continued losses on the Company's parimutuel commission business and lodging, food and beverage businesses, which have been offset by gains in the video lottery business. The Company believes that the racing business is currently unprofitable, and is attempting to minimize or eliminate losses from such operations by increased marketing efforts cost cutting and enhancing the quality of racing activities. The Company believes that its strategy of becoming a one-stop entertainment, recreation and gaming destination resort will produce synergies which, in combination with its video lottery operations, may maximize shareholder value. Nonetheless, there can be no guarantees that this strategy will prove successful, that the Company's unprofitable operations can become profitable or that the Company's profitable operations will remain so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

     FAILURE TO LIQUIDATE DISCONTINUED OPERATIONS. The Company owns certain oil and gas properties in Michigan, which it is in the process of liquidating in furtherance of the Company's determination to focus its efforts on its core gaming, entertainment and recreational businesses. To date, the Company has been unable to find a buyer for these properties. Should the Company be unable to find a buyer at a price which management believes represents fair value for the properties, the Company may be required to sell the properties at a loss or to write down the value of these assets on its balance sheet.

     CYCLICAL NATURE OF BUSINESS. The Company's primary business involves leisure and entertainment. During periods of recession or economic downturns, consumers may reduce or eliminate spending on leisure and entertainment activities. In the event that the Company's primary demographic market suffers adverse economic conditions, the Company's revenues may be materially adversely effected. The operations of Mountaineer are typically seasonal in nature. Winter conditions may adversely affect transportation routes to Mountaineer, as well as cause cancellations of live horse racing. As a result, adverse seasonal conditions could materially effect the operations of the Company.

     LIMITED PUBLIC MARKET AND LIQUIDITY. The Company's Common Stock is traded on the Nasdaq SmallCap Market and trading of its Common Stock in the over-the-counter market is limited. A limited trading market could result in an investor being unable to liquidate his or her investment. For continued listing on the Nasdaq SmallCap Market, the Company, generally, must have $2 million in total assets, $1 million in total stockholders' equity $200,000 in market value of public float, a minimum bid price of $1.00 per share, a minimum of 100,000 shares publicly held and a minimum of 300 shareholders. If the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its Common Stock will be subject to being delisted, and trading, if any, in the Company's Common Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose, or to obtain quotations as to the price, of the Company's Common Stock.

     LACK OF PUBLIC MARKET. There is currently no market for the Warrants. The Company does not intend to apply for listing of the Warrants on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance as to the development or liquidity of any market for the Warrants. If an active market does not develop, the market price and liquidity of the Warrants will be adversely affected.

     SHARES ELIGIBLE FOR FUTURE SALE. The Company had 18,869,397 shares of Common Stock outstanding as of September 13, 1996. Of these outstanding shares, approximately 7,187,507 shares are "restricted securities" as defined in Rule 144 adopted under the Securities Act. Of these restricted shares, 183,206 are covered by this Registration Statement, approximately 3,964,186 were eligible to be sold under Rule 144 under the Act ("Rule 144"). The (i) 183,206 shares of outstanding restricted Common Stock included in this Registration Statement will, if sold pursuant to this Registration Statement, and (ii) the 1,542,860 shares of Common Stock included in this Registration Statement which are issuable upon exercise of the Warrants will, if issued upon exercise of the Warrants and sold pursuant to this Registration Statement, be freely tradeable without restriction under the Act, except that any shares acquired by an "affiliate," as that term is defined under the Act, will be subject to the resale limitations of Rule 144. In addition to the Warrants to purchase 1,542,860 shares of Common Stock registered herein, as of September 23, 1996 there were outstanding options and warrants to purchase an aggregate of 4,836,130 shares of Common Stock which have not been registered with the Commission. The future sale of a substantial number of shares of Common Stock by existing holders of Common Stock and holders of warrants and options exercisable for Common Stock pursuant to Rule 144 or through effective registration statements may have an adverse impact on the market price of the Common Stock and could dilute the value of options or warrants. See "Shares Eligible for Future Sale" and "Description of Securities - Registration Rights."


                          USE OF PROCEEDS

     The  Company  will  not receive any proceeds  from  the  sale  of  the
Warrants or the shares of Common Stock offered herein by the Selling Stockholders. If all of the Warrants are exercised, the Company will receive estimated net proceeds of approximately $1,622,431. The Company intends to utilize any proceeds received from the exercise of the Warrants for general corporate purposes. There can be no assurance that any of the Warrants will be exercised.


                          DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock since its inception and does not currently foresee the payment of cash dividends in the future. Furthermore, the Company's Term Loan Agreement and the Warrants issued to the lender thereunder prohibit the payment of any dividends without the lender's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." The Company currently intends to retain any earnings to finance its operations.


                          CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996 and as adjusted repayment of $250,000 to reflect the closing of the Term Loan ($4,378,000 net proceeds) on July 2, 1996, the issuance of 183,206 shares of Common Stock valued at $250,000 as discounted and the value of warrants to purchase 50,000 shares of the Company's Common stock totaling $6,000.

                                                     JUNE 30, 1996

                                                   ACTUAL    AS ADJUSTED

Short-term debt (excluding current
  maturities of long-term debt)                   $  718,000   $   468,000

Current portion of redeemable common stock           772,000       772,000
Current portion of Long-term debt                  3,727,000     3,727,000

Total short-term debt                              5,217,000     4,967,000

Long-term debt - noncurrent portion
  12% Term Loan                                       -0-        5,000,000
  12.5% Bennett Loan                               6,233,000     6,233,000

Other long-term debt bearing interest at
  rates ranging from 8% to 12%                       130,000       130,000

Total long-term debt-noncurrent portion            6,363,000    11,363,000

Redeemable common stock-noncurrent portion           246,000       246,000

Stockholders' equity:

      Common stock, $.00001 par value.
         Authorized 25,000,000 shares;
         issued and outstanding
         18,869,375 shares at
         June 30, 1996(1) and 19,052,581               2,000         2,000
         as adjusted

      Additional Paid-in Capital                  32,760,000    33,016,000

      Accumulated deficit                        (26,179,000) (26,179,000)

Total stockholders' equity                         6,583,000     6,839,000

Total capitalization                             $18,409,000   $23,415,000


(1) Excludes 4,836,130 shares of Common Stock reserved as of July 2, 1996 for issuance pursuant to outstanding options and warrants to purchase Common Stock. The Company is seeking stockholder approval to amend its Certificate to increase the authorized Common Stock to a level which would permit exercise of all outstanding options and warrants.

                    PRICE RANGE OF COMMON STOCK


     The Company's Common Stock is traded under the symbol "WINS". At the present time the Company's Common Stock is quoted on the NASDAQ SmallCap Market. On September 23, 1996, the high bid and low asked quotations for the Company's Common Stock were $1 and $1 1/16, respectively. As of September 13, 1996 there were approximately 582 stockholders of record of the Company's Common Stock.

     The following table sets forth the range of high and low closing bid quotations obtained from the National Quotations Bureau for the Common Stock for the two fiscal years ended December 31, 1994 and 1995 and for the first two quarters of the fiscal year ending December 31, 1996. These quotes are believed to be representative of inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


                                        HIGH      LOW


     Year Ended December 31, 1994:
      First Quarter                     7 3/16    3 7/8
      Second Quarter                    5 1/2     3
      Third Quarter                     4 1/4     1 15/16
      Fourth Quarter                    2 7/32    31/32

     Year Ended December 31, 1995:
      First Quarter                     1 15/16   1 1/16
      Second Quarter                    1 19/32   1 1/8
      Third Quarter                     1 11/32   1 1/16
      Fourth Quarter                    1 3/16    17/32

     Year Ending December 31, 1996:
      First Quarter                     1         11/32
      Second Quarter                    1 17/32   9/16
      Third Quarter                     1 1/2     15/16
      (through September 13, 1996)

                      SELECTED FINANCIAL DATA

     The selected financial data set forth below as of and for each of the five years ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus, and should be read in conjunction with those consolidated financial statements (including the notes thereto) and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein. The selected financial data as of and for the six months ended June 30, 1995 and June 30, 1996 have been derived from the unaudited consolidated financial data of the Company certain of which are included elsewhere in this Prospectus and which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results of operations and financial condition for those periods. The financial data for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the year.

                                      Fiscal Year Ended December 31                                Six Months
                                                                                                 Ended June 30,
                     1995           1994           1993           1992          1991          1996           1995
Statement of
Operations
Data:
Net revenues   $24,979,000    $14,682,000    $12,797,000       $690,000            $0   $16,101,000    $10,824,000

Net loss from  (5,313,000)    (6,902,000)    (5,913,000)    (2,749,000)     (447,000)     (115,000)    (2,646,000)
continuing
operations

Loss per share
from continuing
operations          (.33)           (.48)          (.46)          (.42)          (.07)        (.01)      (.17)

Balance Sheet
Data:

Working Capital(7,286,000)    (1,808,000)        313,000         60,000     (441,044)   (8,412,000)   (4,406,000)
(Deficiency)

Current Assets   1,972,000      3,555,000      2,354,000      2,974,000       375,518     2,204,000    2,696,000

Current          9,258,000      5,363,000      2,041,000      2,914,000       789,562    10,616,000    7,102,000
Liabilities

Total           19,763,000     14,200,000      6,040,000      5,641,000     1,564,937    19,031,000   18,878,000
Liabilities

Total Assets    25,747,000     23,958,000     19,137,000     16,812,000       478,472    25,614,000   27,695,000

Total            5,984,000      9,758,000     13,097,000     11,171,000   (1,086,465)     6,583,000   8,817,000
Shareholders'
Equity (Capital
Deficiency)

               MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

     In December 1992, the Company acquired all of the outstanding common stock of Mountaineer with the intent of enhancing its existing facilities for promotion as a high quality gaming, racing and recreation resort. Shortly thereafter, the Company determined to focus its business primarily on the gaming industry, and de-emphasized its activity in other businesses in order to more fully devote corporate resources to Mountaineer, as described elsewhere in this Prospectus. See "Results of Discontinued Operations."

Results of Continuing Operations
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

     The Company incurred significant losses from continuing operations during the years ended December 31, 1995, 1994 and 1993 ("1995," "1994" and "1993" respectively). The Company incurred losses from continuing operations of $5.3 million in 1995, $6.9 million in 1994, and $5.9 million in 1993, largely due to the Company's inability to operate, market and maximize revenues with respect to its video lottery business during the final three quarters of 1993 and first quarter of 1994 due to delays occasioned by the decision of the Supreme Court of West Virginia declaring the enabling legislation for video lottery unconstitutional and prior to the reintroduction and passage of the Lottery Act. In addition, legal settlement provisions, operating losses incurred in the horse racing operations of Mountaineer and corporate overhead charges added to the Company's losses.

REVENUES

                                             Years Ended December 31
                                             1995                  1994                 1993
Video Lottery Terminals                     $16,479,000           $7,481,000           $5,293,000
Parimutuel Commissions                        4,263,000            3,768,000            4,323,000
Lodging, Food and Beverage                    3,046,000            2,276,000            2,344,000
Other                                         1,191,000            1,157,000            1,054,000
                                            $24,979,000          $14,682,000          $13,014,000


     Total revenues increased by $10.3 million from 1994 to 1995, an increase of 70%. Approximately $9.0 million or 87%, of the increase was produced by video lottery operations, while parimutuel commissions and lodging, food, beverage and other operations at Mountaineer Park contributed $1.3 million or 13% of additional revenues. Total revenues increased by $1.7 million or 13% to $14.7 million for 1994, from $13.0 million for 1993.

     VIDEO LOTTERY OPERATIONS

     Revenues from video lottery operations increased 120%, from $7.5 million in 1994 to $16.5 million in 1995. In response to increased patronage and a trend towards increased productivity of video lottery activities, Mountaineer doubled the number of (VLTs) to 800 in June 1995. Video lottery revenues in the second half of 1995 surpassed $9.1 million, a level 28% higher than revenues earned in all of 1994. A comparison of fourth quarter revenues shows that 1995 outperformed 1994 by $1.6 million, an increase of 57% over the $2.8 million of revenues earned in the final quarter of 1994. In December 1995, the Company completed an expansion of its Lodge gaming facilities, allowing the placement of half of its VLTs at the Lodge with the other half remaining in the racetrack grandstand and clubhouse, in response to a perceived demand for more terminal availability on days when live racing is not conducted.

     VLT revenues increased by $2.2 million or 41% to $7.5 million for 1994 as compared to $5.3 million in VLT revenues for 1993. The increase was primarily attributable to increased utilization of the 400 new VLTs which replaced 165 older VLTs on September 1, 1994.

     PARIMUTUEL COMMISSIONS

     Parimutuel commissions revenue is a function of wagering handle, with a higher commission earned on a more exotic wager, such as a trifecta, than on a single horse wager, such as a win, place, or show bet. The Company earned an average commission rate of 20.6% in 1995, up slightly from the 20.3% average commission rate earned in 1994.

     Both live and off-track wagering handles increased in 1995 from 1994, yielding a 13% increase in parimutuel commissions to $4.3 million. Live wagering handle increased 4%, from $21.2 million in 1994 to $22.0 million in 1995, an increase which slightly surpassed the 3% increase in live race days from 220 in 1994 to 227 in 1995. Purses increased from an average of $22,500 in 1994 to an average of $25,000 in 1995.

     In September 1995, Mountaineer Park hosted the West Virginia Breeders' Classics, a night of stakes races with $330,000 in purses funded by taxes on statewide video lottery revenues. Mountaineer Park broadcast a simulcast signal of the stakes races, earning commissions on $351,000 of handle wagered off-site.

     Early in 1995 the Company expanded its off-track betting facilities in both the racetrack clubhouse, grandstand and the Lodge, contributing to a 24% increase in simulcast wagering handle from $14.3 million in 1994 to $17.8 million in 1995, an increase of $3.5 million. In April 1995,
Mountaineer  Park   began   offering  greyhound  off-track  betting,  which
contributed $2.7 million to increased simulcast handle in 1995. The remaining $800,000 increase is attributable to the enhancement of Mountaineer's off-track betting facilities and more extensive offerings of simulcast racing. For most of 1995, Mountaineer offered simulcast racing seven days per week, compared to six days per week in 1994.

     Parimutuel commissions in 1994 decreased 13% to $3.8 million from $4.3 million for 1993. Total parimutuel wagering handle decreased from $41.0 million to $35.5 million or 13.4% for 1994 as compared to 1993.

     Live racing handle constituted an 18% decrease from $25.7 million to $21.1 million, while simulcast handle reflected only a 7% decrease to $14.3 million in 1994 from $15.3 million for 1993. Although the Company experienced an increase in live racing attendance of approximately 6,000 patrons, from 234,000 to 240,000, the Company had fewer racing days in 1994
(220) than 1993 (226). Management increased minimum daily purses from $18,000 in 1993 to $22,500 in 1994 for live racing in order to attract higher quality performing horses and higher spectator betting to increase parimutuel commission revenues. Fifteen and one-half percent (15.5%) of VLT revenues are automatically devoted to purse funding to achieve this management objective.

     LODGING, FOOD AND BEVERAGE

     Revenues earned from lodging, food and beverage activities increased 34%, from $2.3 million earned in 1994 to $3.0 million in 1995. The increase is a reflection of significantly greater attendance at the Company's video gaming and off-track betting facilities, as well as a slight increase in live racing attendance. Restaurant, bar and concession facilities produced $582,000 of the revenue increase, while Lodge revenues increased $194,000. Food and beverage operations accounted for approximately three quarters of the revenues earned by this profit center in both 1995 and 1994. A fire in October 1994 caused 41 of the Lodge's 101 rooms to be unusable during the fourth quarter of 1994 and the first four months of 1995.

     Food, beverage and lodging revenues decreased 3% from slightly more than $2.3 million for 1993 to slightly under $2.3 million for 1994. Guest room revenues decreased $50,000 or 8% from $621,000 to $571,000 for 1994 as compared to the year ended 1993, which resulted from the reduction in available rooms due to planned remodeling and construction. Additional negative impact on room revenues was attributable to the fire damage sustained during the fourth quarter of 1994. Between 1993 and 1994, average occupancy remained stable at 46%, while the average room rate decreased from $36 to $34. Food and beverage revenues increased $38,000 to $1.7 million in 1994 compared to 1993. The increase is primarily due to the higher attendance and dining room menu improvements implemented in early 1994.

     OTHER REVENUES

     Other sources of revenues consist primarily of non-core businesses such as admission, programs, golf, tennis and swimming. While these lines of business are not the Company's most profitable, the Company believes they are necessary for the Company to continue to attract gaming patrons. In total, other revenues were virtually unchanged from 1994 to 1995, amounting to approximately $1.2 million each year. Operations in 1995 saw a moderate increase in revenues relating to admission fees and program sales. Other revenues increased to $1.2 million from $1.1 million or 10% for 1994 as compared to 1993.

OPERATING COSTS

     Total operating costs increased by 62%, from $13.4 million in 1994 to $21.8 million in 1995. Approximately $6.5 million of the increase was attributable to the substantial growth in VLT revenues which more than doubled from $5.7 million in 1994 to $12.3 million in 1995. Parimutuel commissions expense accounted for $500,000 of the increase, largely a reflection of the 13% increase in commission revenues, and lodging, food and beverage operating costs increased $900,000, exceeding the $770,000 revenue increase earned by those operations. The gains resulting from the profitability of the video lottery operations have been offset by the losses sustained by parimutuel commissions and lodging, food and beverage businesses; however, the Company has been able to substantially reduce its losses due to the improvement in VLT operations. Based on this trend, the Company is attempting to expand the video lottery business, while attempting to reduce the losses of the parimutuel and lodging, food and beverage businesses, by increasing productivity, expanding marketing efforts, increasing purse sizes and attracting higher quality jockeys and horses to increase parimutuel wagering.

                                               Years Ended December 31
Operating Costs                                 1995                  1994                 1993
  Video Lottery Terminals                      $12,256,000            $5,709,000          $3,720,000
  Parimutuel Commissions                         5,064,000             4,563,000           5,136,000
  Lodging, Food and Beverage                     3,285,000             2,337,000           2,364,000
  Other                                          1,195,000               798,000             787,000
                                               $21,800,000           $13,407,000         $12,007,000

                                               Years Ended December 31
Gross Profit (Loss)                             1995                  1994                 1993
  Video Lottery Terminals                       $4,223,000            $1,772,000          $1,573,000
  Parimutuel Commissions                          (801,000)             (795,000)           (813,000)
  Lodging, Food and Beverage                      (239,000)              (61,000)            (20,000)
  Other                                             (4,000)              359,000             267,000
                                                $3,179,000            $1,275,000          $1,007,000

                                 22

     VIDEO LOTTERY TERMINALS OPERATING COSTS

     Taxes on statutory assessments applicable to VLT revenue increased from 35% of such revenues ("net win") prior to March 1994 to 53% of net win thereafter. This increase in assessment rate, coupled with the 120% increase in VLT revenues, resulted in a $4.5 million increase in state taxes and statutory assessments from 1994 to 1995, to $8.4 million. Approximately $2.5 million of 1995 statutory costs were contributed to Mountaineer's horseowners' association in the form of live racing purse payments, compared to $1.1 million in 1994, while $80,000 was contributed to Mountaineer's employee pension fund in 1995, up from $31,000 in 1994.

     VLT lease expenses increased from $790,000 in 1994 to $1.3 million in 1995, a reflection largely of the increased number of terminals leased, from 165 prior to September 1994, to 400 from September, 1994 through June, 1995, and 800 thereafter. Salaries, payroll taxes and employee benefits increased from $503,000 in 1994 to $964,000 in 1995, and utilities increased from $125,000 to $313,000, both increases resulting in increased personnel to service the expanded number of gaming terminals and related increase in patronage.

     Cost of VLTs increased by $2.0 million or 53% from $3.7 million to $5.7 million for 1994 compared to 1993. Contributing to this increase were statutory expenses which increased from $1.7 million in 1993 to $3.9 million for 1994, excluding costs associated with VLT leases of $790,000 and $1.2 million in 1994 and 1993, respectively. On March 17, 1994, the State of West Virginia approved the continued operation of VLTs, however, statutory rates paid to certain entities were mandated at substantially higher amounts in effect as follows:

                                       March 18, 1994 and Beyond  March 17, 1994 and Prior
State of West Virginia                                  30.0%                   25.0% (1)
Hancock County                                            2.0%                       0.0%
Horseman's Association                                   15.5%                      10.0%
Other                                                     5.5%                       0.0%
Total Statutory Payments                                 53.0% (2)                  35.0%


(1)  Increased from 20% to 25% in June 1993.

(2)  Excludes up to a 4% administrative  fee  charged  by the State of West
     Virginia  based  on  revenues.   In  addition,  rates are  applied  to
     revenues net of this 4% administrative fee.

     In addition to the above rates, the Company paid a 3% management fee (after the State's 4% administrative fee), based on VLT revenues to American Gaming and Entertainment, Ltd. ("AGEL") which began on October 26, 1994, as approved by the Lottery Commission. This management agreement was stayed in July 1995. A consulting agreement with American Newco providing for fees of $20,000 per month as discussed below replaced the management agreement. The Company was also required to pay additional management fees of 8% of income before depreciation, amortization, taxes and interest. Total management fees charged to the cost of VLTs in 1994 were $133,000. From January 1, 1993 to March 1993 and from April 1993 to August 1993, the Company paid the lessor of its 165 video lottery terminals 23% and 10% of net revenues, respectively. This agreement has since been terminated.

     VLT cashier and technician salaries expense in 1994 increased $52,000 to $215,000 from 1993, which reflected the additional employees hired to support the operation of 400 VLTs. Increased costs for utilities, insurance, and rentals, due to enlarged facilities and increased personnel costs, accounted for an additional increase of 17% for 1994 as compared to 1993.

     PARIMUTUEL COMMISSIONS OPERATING COSTS

     Salaries, payroll taxes and employee benefits increased from $2.2 million in 1994 to $2.5 million in 1995, partly as an accommodation due to certain inefficiencies caused by Mountaineer Park's extensive construction activities in 1995. A general upgrade in maintenance activities contributed to this increase, as well as a $65,000 increase in repair and maintenance supplies. The Company's totalisator rents and payments of host track fees increased $177,000 in 1995 from the prior year as a result of the 24% increase in revenues achieved by its off-track betting operation. Liability insurance expense in 1995 was $87,000 higher than the prior period, a reflection of the increased volume of business and an industry-wide increase in jockey insurance.

     Cost of parimutuel commissions was lower by $573,000 or 11% from $5.1 million to $4.6 million for 1994 compared to 1993. This decrease is consistent with the decrease in parimutuel revenues in 1994 largely due to the contractual nature of the Company's expenses, as well as certain cost reduction measures implemented by management.

     LODGING, FOOD AND BEVERAGE OPERATING COSTS

     Mountaineer experienced an increase in Lodging, Food and Beverage Operating Costs from 1994 to 1995 of $948,000, $695,000 of which related to the segment's operating increased costs attributable to food and beverage operations. Although cost of sales rates increased only slightly from 42% in 1994 to 44% in 1995, this cost category increased by $303,000 in proportion to the $582,000 increase in sales. Food and beverage labor costs rose approximately $320,000 which was also commensurate with the increase in revenues despite no appreciable change in occupancy rates from 1994 to 1995. The cost of lodging, food, and beverage sales decreased from $2,364,000 for 1993 to $2,337,000 in 1994 or $27,000.

     OTHER OPERATING COSTS

     Cost of other, consisting primarily of non-core businesses such as admission, programs, golf, tennis and swimming were higher by $422,000 or 64% from $778,000 to $1.2 million for 1995 as compared to 1994 notwithstanding flat revenues for these operations in 1995. Approximately 81% of such increase was directly attributable to expanded hours of operation and increased staffing and scope of off-track betting operations. Costs of other revenues were higher by $11,000 or 1% from $787,000 to $798,000 for 1994 as compared to 1993.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, AND INTEREST EXPENSE

     Selling general and administrative expenses decreased $104,000 from $6.7 million in 1994 to $6.6 million in 1995. Legal and other professional fees decreased from $1.4 million in 1994 to $1.1 million in 1995. In addition, several non-recurring charges affected selling, general and administrative expenses as follows: a provision for settlement of legal actions of $525,000 and development costs write-offs of $200,000 in 1994, and provisions for settlement of legal actions of $408,000 and doubtful notes receivable from related parties of $290,000, and relocation and severance charges of $596,000 in 1995.

     Selling, general and administrative expenses at Mountaineer rose 4%, from $2.6 million in 1994 to $2.7 million in 1995. Advertising expenses increased from $715,000 in 1994 to $938,000 in 1995 as revenues grew from $14.7 million to $25.0 million. Salaries decreased from $1.3 million in 1994 to $961,382 in 1995; 1994 compensation includes $600,000 in non-cash expense incurred in connection with stock options on the Company's Common Stock issued below market in connection with an employment agreement with a former stockholder of Mountaineer. During the years 1995 and 1994, the Company incurred noncash expenses of $2.1 million and $2.9 million, respectively.

     Interest expense decreased 24% from $729,000 in 1994 to $557,000 in 1995 despite the increased construction loan balances carried in 1995. Of the interest incurred in 1995, $1.1 million was capitalized to the cost of construction compared to only $790,000 capitalized in 1994 due to higher levels of construction activity in 1995.

     Selling, general and administrative expenses increased by 5% from $6.4 million to $6.7 million in 1994 versus 1993. Costs included in this increase were the $525,000 for settlement of legal actions, a $200,000 write-off of development, design and architectural costs and legal and professional fees, which, in the aggregate, caused an increase of $1,039,000 from $319,000 to $1,359,000. In addition, payroll expenses increased from $812,000 to $1,109,000 or $297,000 and advertising expenses increased by $170,000 from $915,000 to $1,085,000. The Company experienced significantly higher legal and professional fees in 1994 because of the West Virginia Supreme Court litigation and costs associated with securing the ultimate approval of VLT operations. The Company also incurred fees associated with a new collective bargaining agreement, lawsuits in the normal course of business and contractual agreements consummated in 1994, including agreements with the horseman's association, the lease for VLTs, and the management agreement with AGEL.

     Interest expenses increased by $659,000 from $70,000 to $729,000 for 1994, as compared to 1993. The increase was attributable to the interest cost at 12.5% per annum on principal amounts borrowed for construction and redevelopment activities at Mountaineer, as well as approximately $631,000 of non-cash interest expenses associated with Common Stock issued to Bennett. Interest costs capitalized to construction activities in 1994 totalled approximately $790,000, and financing costs deferred in the consolidated balance sheet at December 31, 1994 were $1,628,000 to be amortized over the expected term of the loan for construction activities (based on qualified assets) and interest expenses; however, due to certain settlement negotiated in 1995 with Bennett, $998,000 such costs which were accrued on that date, were cancelled and not amortized.

     Depreciation and amortization expense increased from $910,000 in 1994 to $1.5 million in 1996, in reflection of the $5.9 million investment in property, plant and equipment during that period. 1994 depreciation and amortization expenses increased $285,000 from a level of $625,000 in 1993, largely as a result of the $3.4 million investment in capital expenditures incurred in 1994. These investments were made as part of the capital improvement and expansion program at Mountaineer Park, Inc.

     During the years 1994 and 1993, the Company incurred noncash expenses of $2.9 million and $2.4 million, including depreciation and amortization of $1.1 million and $1.0 million, respectively. From time to time, the Company has issued Common Stock for services, settlements and interest expenses (see Notes 5, 9 and 15 in the "Notes to Consolidated Financial Statements.")

SIX MONTHS ENDED JUNE 30, 1996 AND 1995

REVENUES

     The Company earned revenues for the respective six-month periods in 1996 and 1995 as shown below:

                                                         Six Months Ended
                                          June 30, 1996                     June 30, 1995
Video lottery operations                     $11,900,000                       $6,843,000
Parimutuel commissions                         2,165,000                        2,048,000
Lodging, food and beverage                     1,573,000                        1,391,000
Other revenues                                   463,000                          542,000
                                             $16,101,000                      $10,824,000


     Operating revenues increased significantly in late 1995, most notably in video lottery operations. Total revenues increased by $5.3 million or 49%, to $16.1 million in the first half of 1996 from $10.8 million in the first half of 1995.

     The geographic area surrounding the Company's operating facilities in West Virginia experienced extensive flooding and unusually heavy snowfall in the first quarter of 1996. Flood and snow damage in portions of Ohio, West Virginia and Western Pennsylvania reached levels resulting in their designation as federal disaster areas. Nonetheless, Mountaineer Park's facilities are situated well above the flood plain and did not sustain any damage. Mountaineer Park's nearest competitor was extensively damaged and ceased operations for approximately four weeks in the first quarter of 1996.

     VIDEO LOTTERY OPERATIONS

     A summary of the video lottery gross winnings, less patron payouts, for the six months ended June 30, 1996 and 1995 is as follows:

                                                      Six Months Ended

                                                           June 30 1996                             June 30 1995
Total gross wagers                                              $42,217,000                             $23,178,000
Less patron payouts                                            (30,317,000)                            (16,335,000)
Revenues - video lottery operations                             $11,900,000                              $6,843,000

     VLT revenues for the six month period ended June 30, 1996 increased by $5.1 million to $11.9 million, or nearly double the level of VLT revenues for the same period in 1995. The increase was primarily attributable to the expansion of video lottery facilities, the addition of 400 more terminals in July 1995 and the expansion of the Speakeasy Gaming Saloon in December 1995. The results of video lottery operations reflect a continuing trend of increasing aggregate net win. The Company maintained $82 per machine net win per day for the six months ended June 30, 1996 with 800 VLTs in operation, compared to $95 per day for the six months ended June 30, 1995 with only 400 VLTs in operation.

     On July 3, 1996, the Company introduced several offerings of classic casino "slot" games on 350 of its 800 VLTs. The new games are offered in addition to the Company's existing gaming choices of video poker, keno and blackjack. The inception of video slot gaming coincided with the commencement of a large scale marketing campaign aimed beyond the 40 mile radius from which Mountaineer has traditionally drawn the bulk of its patrons. The Company earned an average daily net win of $142 per terminal during the period between July 4 and August 31, 1996 following installation of video slot games, compared to $68 per terminal during the same period in 1995.

     PARIMUTUEL COMMISSIONS

     The Company's revenues from racing operations are derived mainly from commissions earned on parimutuel wagering handle on live races held at Mountaineer Park and on races conducted at other host racetracks and simulcast at Mountaineer Park. The Company's total parimutuel commissions for the six months ended June 30, 1996 and 1995 are summarized below:

                                                              Six Months Ended
                                                    June 30 1996            June 30 1995
Total parimutuel wagering handle                        $20,182,000             $19,242,000
     Less patrons' winning tickets                     (15,990,000)            (15,314,000)
                                                          4,192,000               3,928,000
Less:
     State and County parimutuel tax                      (246,000)               (224,000)
     Purses and Horsemen's Association                  (1,781,000)             (1,656,000)
Parimutuel Commissions                                   $2,165,000              $2,048,000

     For the six months ended June 30, 1996, simulcast handle rose by $2.6 million, or 32% compared to $10.6 million for the same period in 1995. Management believes the increase resulted from renovations to track betting facilities and an increase in the number of wagering days to seven days per week at multiple facilities within Mountaineer Park, plus the introduction of simulcast greyhound racing in the second quarter of 1995.

     Live racing handle declined by $1.7 million to $9.6 million, or 15% for the six months ended June 30, 1996 from $11.2 million for the six months ended June 30, 1995. Through the first half of 1996, Mountaineer Park had completed 108 of the annually required 220 live racing days compared to 113 days for the same period in 1995. Average daily purses, which were $25,000 in the second quarter of 1995, have increased several times during 1995 and 1996 to $31,000 at June 30, 1996, and the Company plans to raise daily purses to $50,000 in the fourth quarter of 1996. Management believes that live racing handle will increase as racing purses increase, based on the belief that higher purses attract higher quality jockeys and horses, which in turn captures the interest of horse racing bettors from a larger geographic region. In accordance with this philosophy, the Company has recently begun offering moderately funded stakes races of up to $20,000, with the intention of funding more sizable stakes races if a favorable revenue trend develops from this practice. The Company also plans to raise daily purses (excluding stakes races) approximately 50% to $50,000 during the fourth quarter of 1996.

     FOOD, BEVERAGE AND LODGING OPERATIONS

     Food, beverage and lodging revenues increased 13% to $1,573,000 for the six months ended June 30, 1996 from $1,391,000 for the same six month period in 1995. Management believes that refurbishment of the Lodge guest rooms early in 1995, in combination with other improvements at Mountaineer Park, contributed to a $109,000 lodging revenue increase to $439,000 from $330,000 for the same period-to-period comparison. Forty-one guest rooms were unavailable for use in the first quarter of 1995 due to smoke damage sustained as a result of fire experienced in the fourth quarter of 1994. Food and beverage revenues also reflected an increase of $73,000 to $1,134,000 from $1,061,000 for the six months ended June 30, 1995.

     OTHER OPERATING REVENUE

     Other sources of revenue decreased by $79,000 to $463,000 from $542,000, for the six month period ended June 30, 1996, compared to the same period in 1995. Other operating revenues are primarily derived from the sale of programs, parking and admission fees relating to Mountaineer Park's racing activities.

     OPERATING COSTS

     Operating costs and gross profit earned from operations for the six month periods ended June 30, 1996 and 1995 are as follows:

                                                                 Six Months Ended
OPERATING COSTS                                      June 30 1996                 June 30 1995

  Video lottery operations                              $8,028,000                  $4,892,000
  Parimutuel commissions                                 2,497,000                   2,644,000
  Lodging, food and beverage                             1,529,000                   1,616,000
  Other revenues                                           492,000                     522,000
                                                       $12,546,000                  $9,674,000

                                                                 Six Months Ended
GROSS PROFIT (LOSS)                                  June 30 1996                 June 30 1995

  Video lottery operations                                $3,872,000                  $1,951,000
  Parimutuel commissions                                   (332,000)                   (596,000)
  Lodging, food and beverage                                  44,000                   (225,000)
  Other revenues                                            (29,000)                      20,000
                                                          $3,555,000                  $1,150,000




     The Company's 49% increase in revenues resulting from the expanded scope of entertainment offerings resulted in higher total costs as expenses increased by $2.9 million to $12.5 million in the first half of 1996, an increase of 30%, from $9.7 million for the six months ended June 30, 1995.

     VIDEO LOTTERY OPERATIONS

     Costs of VLTs increased by $3.1 million, or 64%, from $4.9 million to $8.0 million for the six months ended June 30, 1996, compared to the six months ended June 30, 1995, reflecting the increase in statutory expenses directly related to the 74% increase in video lottery revenues. Such expenses accounted for $2.7 million of the total cost increase.

     After payment of a state administrative fee of up to 4% of revenues, Mountaineer is obligated to make payments from the remaining video lottery revenues to certain funds administered by the Lottery Commission, as follows: State Tax Fund 30%, Horsemen's Purse Fund 15.5%, Hancock County Tax Fund 2%, Breeders Classics Fund 1%, Veterans Memorial Fund 1%, and 0.5% to the Mountaineer Employee Pension Fund. Taxes and assessments paid to these restricted funds are included in cost of video lottery operations in the consolidated statements of operations. Fund payments for the respective six-month periods are as follows:

                                                                 Six Months Ended
                                                     June 30 1996                 June 30 1995

State Tax Fund                                          $3,481,000                  $1,999,000
Horsemen's Purse Funds                                   1,799,000                   1,033,000
Other Funds                                                870,000                     501,000
                                                        $6,150,000                  $3,533,000


     In addition, the Company paid management fees of $198,000 to AGEL for management services for the six months ended June 30, 1995. The Company's June 2, 1994 management agreement with AGEL was suspended pursuant to a stay agreement effective June 30, 1995, until such time as Bennett, the Company's construction lender, complied with certain financial disclosure requirements of the Lottery Commission.

     On July 1, 1995, the Company and American Newco, which the Company believes is an affiliate of AGEL, entered into a consulting agreement whereby American Newco agreed to provide consulting services in connection with the Company's video lottery operations at the rate of $10,000 per month, subject to increases of up to $10,000 per month for additional services which may be provided, through March 17, 1997. The personal involvement of the two shareholders of American Newco as consultants to the Company is a material element of the consulting agreement. Such personal involvement has not been provided since October 15, 1995, and on May 10, 1996, the Company provided American Newco and AGEL with formal notice of termination of the consulting and management agreements, respectively. (Pursuant to a June 30, 1995 settlement agreement between the Company, Mountaineer and Gamma of West Virginia, Inc., a subsidiary of AGEL, in the event the consulting agreement with American Newco is terminated for cause, the management agreement automatically terminates.) As a result, no consulting fees have accrued in 1996. On May 14, 1996, the Company received written notice from a representative of AGEL demanding payment under the management agreement. On September 19, 1996, the Company and AGEL settled all claims with each other, however, this agreement may be subject to the approval by the bankruptcy court and there can be no guarantee that such approval will be made on terms satisfactory to the Company, if at all. Notwithstanding this fact, management believes that sufficient grounds exist to terminate the Management Agreement without additional liability to the Company.

     VLT salaries expense increased by $154,000 to $401,000 for the six months ended June 30, 1996, compared to $247,000 for the six months ended June 30, 1995. This increase was attributable to staff hired to support the operations of the additional VLTs. Costs incurred by the Company for utilities and insurance in 1996 due to enlarged facilities and expanded staff increased by $122,000 to $255,000 for the six months ended June 30, 1996 from $133,000 for the six months ended June 30, 1995. Lease expenses increased from $435,000 in the first half of 1995 to $718,000 in the first half of 1996, reflecting the 400 additional VLTs placed into service in the third quarter of 1995.

     RACING OPERATIONS

     Costs of parimutuel commissions declined $147,000, or 6%, from $2.6 million in the first half of 1995 to $2.5 million in the first half of 1996. Simulcast host race fees and totalisator system lease expenses relating to simulcasting operations increased $106,000 from the first half of 1995 to the first half of 1996, due to expansion of this phase of racing. Totalisator lease expenses relating to live racing declined $75,000 from the first half of 1995 versus the same period of 1996 due to negotiation of more favorable lease terms in December 1995. The reduction in live race days, from 113 in the first half of 1995 to 108 in the same period in 1996, also contributed to the reduction in expenses.

     FOOD, BEVERAGE AND LODGING OPERATIONS

     Food, beverage and lodging expenses decreased by $87,000 to $1,529,000 in the first half of 1996 from $1,616,000 for the same period of 1995, reflecting greater operating efficiencies achieved in 1996.

     COSTS OF OTHER REVENUES

     Costs of other revenues decreased by $30,000 to $492,000 for the six month period ended June 30, 1996 from $522,000 for the six month period ended June 30, 1995.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses for the first half of 1996 decreased by $403,000 to $2.1 million or 16%, from $2.5 million for the first half of 1995. Management's efforts to reduce the cost of corporate operations produced a decrease in corporate general and administrative expenses of $150,000 from $925,000, or 16%, to $775,000 for the same period-to-period comparison. Corporate general and administrative expenses for the first half of 1996 reflected the issuance of 200,000 shares, valued at $106,000, for services rendered by a key consultant and significant shareholder. Selling, General and administrative expenses at Mountaineer reflected a 13% decrease, from $1.6 million for 1995 to $1.3 million for 1996 despite the expanded scope of Mountaineer's operations and the assumption of certain corporate responsibilities. A $208,000 reversal of a 1995 provision for estimated litigation losses had a favorable impact on second quarter 1996 expenses.

     Advertising expenses, included in selling, general and administrative expenses, decreased by 19%, from $535,000 to $433,000 for the six months ended June 30, 1996, compared to the same period in 1995. Advertising expenditures are expected to increase significantly in the second half of 1996 as the Company commences promotion of its new video slot games.

     RESULTS OF DISCONTINUED OPERATIONS

     On March 31, 1993, the Company's board of directors approved a formal plan to divest the Company of certain oil and gas operations the Company owns in Michigan through a plan of orderly liquidation. This decision was based upon several factors including (i) the anticipated potential of the Company's gaming operations and the anticipated time to be devoted to it by management, (ii) the expiration of "Section 29" credits, a credit against federal income taxes derived from gas produced from Devonian Shale and "tight sands" formations from wells commenced before January 1993, (iii) the impact of delays in connection with the West Virginia Supreme Court litigation and subsequent passage of enabling legislation for video lottery during 1994 which caused management to focus the Company's efforts and financial resources on Mountaineer Park, and (iv) the Company's desire to continue to place its primary emphasis on its gaming and recreational businesses. That plan of orderly liquidation provided for certain rework, remediation and development costs to address environmental matters, increased production and enhancement of the value of such properties for sale.

     Descriptions of the oil and gas properties and financial information relating to operating results and balance sheet items as of December 31, 1994 and 1995 and as of June 30, 1996 have been disclosed as "Discontinued Operations" for purposes of this Prospectus.

     Although the Company has prepared a plan of liquidation with respect to these properties, it has thus far been unable to effect a liquidation of its Michigan properties due to the lack of financial resources available to complete its rework costs. The Company has valued such properties at $2,616,000 as of June 30, 1996, net of $252,000 of accrued rework costs, which it believes represents net realizable value for the properties. Nonetheless, given the Company's difficulty in finding a buyer for the properties, it may be required to sell the properties at a loss and on terms substantially less favorable to the Company than initially foreseen or, alternatively, to write down the value of such assets on its consolidated balance sheet. Management will thoroughly assess the carry value of its Michigan properties during the fourth quarter of 1996.

     LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1996, the Company had current liabilities in excess of current assets of approximately $8.4 million, of which $772,000 relates to redeemable Common Stock obligations and $3.7 million represents the current portion of long-term debt. The Company secured a series of short-term loans in the second quarter of 1996 totaling $1.1 million to address cash flow demands existing prior to the funding of the $5 million Term Loan in July 1996. Approximately $382,000 of these short-term obligations were repaid in the second quarter and the remaining $718,000 were repaid or settled in July and August.

     Pursuant to the $10.2 million Bennett Loan, the Company paid the first four of the 36 requisite monthly principal payments in May, June, July and August 1996. Despite increases in revenues, repayment of the Bennett Loan over 36 months could unduly burden the Company's cash flow, and there can be no assurance that, absent approval of the restructuring of the Bennett Loan or additional financing on terms more favorable than those of the Bennett Loan, the Company could continue to pay that indebtedness and meet all of its other obligations. The Company is taking the following measures discussed below to address its near and long-term liquidity concerns and capital needs.

     AMENDMENT OF THE BENNETT CONSTRUCTION LOAN AGREEMENT

     The Bennett Loan, which had an outstanding balance of approximately $9.1 million as of September 23, 1996, is secured by a first mortgage on Mountaineer's real and personal property and is guaranteed by the Company. The Bennett Loan calls for 36 monthly payments of principal and interest based on a 36 month amortization schedule. The Bennett Loan bears interest at the rate of 12.5% per year with a delinquency interest rate of 14.5%. The Bennett Loan does permit prepayment by the Company without interest penalty. In March 1996, Bennett and its parent, The Bennett Funding Group, Inc., filed for protection from creditors under Chapter 11 of the federal bankruptcy laws. The bankruptcy court assigned a trustee to administer the Bennett companies while in bankruptcy. On July 1, 1996, the Company lost an application for a Temporary Restraining Order, which would have suspended payments of interest and principal under the Bennett Loan. Despite this ruling, the Company has continued negotiations with the Trustee and as of September 19, 1996 reached an agreement.

     By Amendment of the Construction Loan Agreement (the "Amendment") dated September 19, 1996 among the Company, Mountaineer Park and Richard C. Breeden, solely in his capacity as trustee (the "Trustee") of the estate of

Bennett, the Company and Mountaineer agreed to settle all claims against Bennett. This Amendment is contingent upon approval by the United States Bankruptcy Court for the Western District of New York (the "Bankruptcy Court"). If the Amendment is approved by the United States Bankruptcy Court, it will be effective as of October 31, 1996 and the Company and Mountaineer will dismiss their lawsuit against Bennett with prejudice. The material terms of the Amendment are as follows:

     The Amendment would modify the schedule for amortization of the principal of the Bennett Loan such that instead of 36 equal monthly payments of $283,333, Mountaineer will make principal payments of $75,000 per month from October through March and $125,000 per month from April through September. The remaining principal balance would continue to be due on April 30, 1999. In the event that the Bennett Loan is not prepaid by December 31, 1997, the interest rate on any outstanding balance would, as of January 1, 1998, increase from 12.5% to 14.5% until paid in full; provided, however, that (i) if the Holder of the second trust on Mountaineer's property (currently Madeleine, LLC pursuant to a Deed of Trust and the Term Loan Agreement) for any reason does not approve such interest rate increase, then the interest rate would not increase; and (ii) in lieu thereof, the monthly payments of principal would increase to $100,000 from October through March and to $200,000 from April through September.

     The Amendment would also modify the Company's obligation to issue additional shares of the Company's Common Stock to Bennett if the loan is not prepaid by January 1, 1997. Whereas the Bennett Loan as previously amended required the Company to issue Bennett $2.5 million worth of the Company's Common Stock based on the average market price for the 20 consecutive trading days preceding January 2, 1997, the Amendment would permit the Company, at its option, either to pay Bennett $500,000 or issue $750,000 in Common Stock. Similarly, the Company would be permitted to pay $750,000 or issue $1 million in Common Stock if the Bennett Loan is not prepaid by July 1, 1997, and pay $1 million or issue $1.25 million in Common Stock if the Bennett Loan is not prepaid by December 31, 1997. If the Company elects to issue Bennett additional shares of Common Stock, such shares would be subject to the requirement that, to the extent such issuance would otherwise result in Bennett having voting rights greater than 5% of the Company's issued and outstanding shares of Common Stock, then such voting rights would be transferred to the Company's Board.

     To the extent any shares of Common Stock previously issued pursuant to the Bennett Loan or to be issued pursuant to the Amendment are restricted and are not eligible for public sale pursuant to court order or exemption, then Bennett would be entitled to piggyback registration rights with respect to such shares should the Company or any shareholder of the Company make a registered offering of Common Stock excluding registered offerings undertaken in connection with the Term Loan Agreement until December 31, 1997. Bennett would also be entitled to demand registration rights after December 31, 1997 or any other time at which there is a registered offering in connection with the Term Loan Agreement.

     In the event the Trustee desires to sell any of the shares of Common Stock held by Bennett, the Amendment would also grant the Company the right to match any bona fide offer of a nonaffiliate to purchase the shares until December 31, 1997. The Amendment likewise grants the Company an option for the period commencing on the date Mountaineer has paid the Bennett Loan in full and terminating ten business days thereafter, to purchase all (but not part) of the 1,530,000 shares currently held by Bennett for a price per share equal to 90% of the average closing bid price of the Common Stock as reported by Nasdaq for the twenty (20) consecutive trading days immediately preceding the date on which Mountaineer retires the Bennett Loan. In no event will such price be less than $1.125 per share.

     As part of the Amendment, AGEL, an affiliate of Bennett which had performed management services at Mountaineer Park pursuant to the
Management Agreement, delivered an acknowledgment that the Management Agreement had been terminated and that a June 30, 1995 Settlement Agreement among the Company, Mountaineer, and AGEL was now deemed to be in effect. That Settlement Agreement, when deemed effective, will terminate the Management Agreement and settle the accounts of the parties as of June 30, 1995.

     The Amendment is expressly subject to the approval of the Bankruptcy Court, upon application to be made by the Trustee upon proper notice to Bennett's creditors, which application was served by the Trustee on September 20, 1996 and filed with the Court on September 25, 1996. There can be no assurance, however, that the Bankruptcy Court will approve the Amendment or any modification thereof on terms acceptable to the Company or that other satisfactory terms could be renegotiated if the Amendment is not approved.

     Pending final Bankruptcy Court approval of the Amendment, the Company has continued to remit interest and principal payments to Bennett under the terms of the Bennett Loan agreement. See "Description of Certain Indebtedness."

     $5 MILLION TERM LOAN

     On July 2, 1996, the Company and Mountaineer entered into a financing arrangement with a private lender for a working capital loan and a commitment for first mortgage refinancing (the "Loan Commitment"). The $5 million Term Loan is secured by a second mortgage on Mountaineer's real and personal property and is guaranteed by the Company. The note evidencing the loan calls for monthly payments of interest only at the rate of 12% per annum, and a default rate of 22% per annum. The Company also agreed to issue the lender 183,206 shares of its Common Stock and $1.06 Warrants to purchase an additional 1,142,860 shares for no separate consideration at $1.06 per share. The $.80 Warrants to purchase an additional aggregate amount of 50,000 shares at $.80 per share were issued to two affiliates of the lender. The principal is to be repaid at the end of the three year term, during which time the loan is subject to, on each anniversary date, additional fees in cash equal to 8% of the outstanding principal balance, stock equal to 5% of the outstanding principal balance (valued at the average closing bid price for the 30 days prior to each anniversary date), and warrants to purchase 250,000 shares of Common Stock at $1.06 per share. This loan can be prepaid without payment penalty at the Company's option. The loan proceeds will be used to substantially liquidate trade accounts payable, fund future capital expenditures, and launch extensive television and print advertising campaigns. See "Description of Certain Indebtedness."

     $11.1 MILLION FIRST MORTGAGE COMMITMENT

     As part of the Term Loan transaction, the lender also provided a one-year commitment which expires on June 30, 1997 to lend Mountaineer up to $11.1 million of additional funds to be used to refinance the current mortgage held by Bennett on terms no less favorable than the Bennett Loan. The financing commitment is subject to customary conditions, including negotiation of definitive loan agreements and no material adverse changes in Mountaineer's business prior to closing. In connection with the financing commitment, the Company paid a $110,000 commitment fee and issued the lender additional $1.06 Warrants to purchase 350,000 shares of Common Stock at $1.06 per share.

     If the Company is able to close such financing, the loan terms provide that the lender would be secured by a first priority deed of trust, a first priority lien and security interest on Mountaineer's real and personal property, and a guarantee of the Company, an assignment of leases and rents and a pledge of the stock of Mountaineer owned by the Company, plus annual fees and warrants as reduced by the amount of principal repaid. An initial financing facility fee of $888,000 would be payable upon closing along with 550,000 shares of the Company's Common Stock and warrants to purchase 1,632,140 shares at $1.06 per share. The note evidencing the loan would provide for monthly payments of interest only at the rate of 12% per annum. Principal would be payable at the end of a three year term, during which period the loan would be subject to, on each anniversary date, additional financing facility fees of cash equal to 8% of the outstanding principal balance, 550,000 shares of the Company's Common Stock and warrants to purchase an additional 550,000 shares at $1.06 per share. The loan proceeds would be used to pay the initial financing facility fee and to repay the Bennett Loan. The fair value of such common shares issued will be charged to operations and, accordingly, will have a material impact on the Company's statements of operations. The Company is interested in finding a lender which can offer superior terms to those provided by the loan commitment; however, the lender has a right of first refusal entitling the lender to match the basic terms of the commitment within 30 days of the receipt of another offer. While management is vigorously pursuing alternative financing, there can be no assurances that such financing will be obtained on terms acceptable to management or within sufficient time for the Company to meet its ongoing obligations.

     ALTERNATIVE MORTGAGE FINANCING

     The Company is continuing to seek alternative mortgage financing from a number of prospective lenders on more favorable terms and with longer amortization periods than those currently in place. The Company believes that its recent increases in revenues, reductions in accounts payable from proceeds of the Term Loan and improvements in the facilities of Mountaineer Park will permit the Company to obtain permanent financing on satisfactory terms. If such a facility is offered, the Company will avail itself of the early repayment clauses of its existing loan agreements. There are no assurances that such alternative financing will be obtained on terms acceptable to the Company or within sufficient time to meet its ongoing obligations.

     The Company intends to further expand its physical renovation of Mountaineer Park in preparation for its marketing as a comprehensive destination resort centered around extensive video gaming operations. Significant increases in revenues were provided by Mountaineer Park's expanded gaming operations after the introduction of 400 additional VLTs in July 1995 and the subsequent expansion of the Lodge-based Speakeasy Gaming Saloon in December 1995. This trend has continued since the introduction of video slots gaming in July 1996. Management anticipates further increases in the number of VLTs within the next year and replace older VLTs as leases lapse, subject to evidence that the existing VLTs are utilized fully, so that by fall of 1997, the Company expects to operate 1,000 VLTs with slot games. Mountaineer's revenue streams have historically exhibited seasonal peaks in the summer months with declining patronage in the winter months. Management believes that the emergence of video gaming as its dominant profit center will reduce the severity of these seasonal fluctuations in revenue; however, there can be no assurances that this trend will be appreciably altered.

     During the six months ended June 30, 1996, the Company invested $593,000 for redevelopment of its properties at Mountaineer Park. The Company borrowed $1,100,000 under short term borrowing arrangements to service its working capital requirements in the first half of 1996, and paid $1,076,000 in short term and long-term principal during the same period.

                             BUSINESS

MOUNTAINEER RACE TRACK & GAMING RESORT

     RACETRACK FACILITIES

     Mountaineer Park offers horse racing before expansive clubhouse and grandstand viewing areas with enclosed seating for year-round racing. The track also conducts simulcast thoroughbred and greyhound racing from other prominent racetracks. Mountaineer's main racetrack consists of an oval dirt track approximately one mile in length. Inside the main track is a natural turf (grass) track measuring seven furlongs or 7/8 of a mile. The racetrack is equipped with two chutes for races of lengths from 4 1/2 furlongs to over one mile. The racetrack buildings consist of the clubhouse and grandstand which provide glass-enclosed stadium and box seating for approximately 770 and 2,850 patrons, respectively. The buildings are each three-stories and are connected by an enclosed walkway. Live and simulcast racing can be viewed by approximately 1,200 dining patrons in two restaurants located in the clubhouse and grandstand. In addition to seating areas, the grandstand covers approximately 57,000 square feet of interior space on the main and mezzanine levels containing 42 parimutuel windows and four food and beverage concession stands. The clubhouse covers approximately 25,000 square feet of interior space containing 22 parimutuel windows. The grandstand has an indoor stage with a seating capacity of approximately 2,240, and has been the site of several nationally televised boxing matches. The racetrack apron, which is accessible from both buildings, provides racing fans with up-close viewing of horses entering the racetrack and crossing the finish line. The stable area accommodates approximately 1,250 horses and is located adjacent to the main track. None of the horses are owned by Mountaineer or the Company, however, Mountaineer leases stable space to horse owners whose horses race at Mountaineer Park. Mountaineer Park's racetrack parking lots have a combined capacity for over 2,900 vehicles.

     LODGE FACILITIES

     The Lodge is a two-story facility which overlooks the golf course at Mountaineer's main entrance on West Virginia State Route 2. The Lodge offers 101 rooms, including 50 standard rooms (one double bed), 46 superior rooms (two double beds), and five king rooms and suites. The Mountaineer Lodge Dining Room seats 125 patrons for casual dining overlooking the golf course. In 1995, in response to increased patronage of the off-track betting, video lottery gaming, dining and bar facilities located at the Lodge, the Company expanded its 5,000 square foot Speakeasy Gaming Saloon with an 8,000 square foot addition. Capacity of the Speakeasy Gaming Salon now stands at 750. Extensive off-track wagering facilities continue to be maintained at the Speakeasy Gaming Saloon. Lodge parking lots have a combined capacity for approximately 370 vehicles.

     VIDEO LOTTERY FACILITIES

     In addition to live and simulcast parimutuel wagering, Mountaineer offers video lottery gaming through 800 VLTs located in the racetrack clubhouse, grandstand and the Lodge. Mountaineer introduced 400 new state-of-the-art VLTs in September 1994, replacing 165 older machines operated since the Company's Acquisition of Mountaineer in December 1992, and subsequently placed an additional 400 VLTs into operation in June 1995. The racetrack houses 400 of the VLTs in its Riverside Gaming Terrace on the second floors of the clubhouse and grandstand, and the Lodge offers the remaining 400 VLTs in the Speakeasy Gaming Saloon, Derby Room and Iron Horse Lounge. Unlike the replaced machines, each of the new VLTs allows a player to select from several game themes, including up to four versions of draw poker, five versions of slot machine themes, one version of blackjack and two versions of keno, as well as permitting the player to determine which cards to hold while playing draw poker. The Company is currently authorized to install up to 200 more VLTs which it intends to install sometime within the fiscal year ending December 31, 1997, subject to evidence that the Company's current VLTs are utilized at full capacity.

     RECREATIONAL FACILITIES

     Mountaineer offers a par three nine-hole "executive" golf course, three tennis courts, a volleyball court, a basketball court, two swimming pools and two children's swimming pools. These facilities are made available for use by Lodge guests and the general public at specified daily or seasonal fee rates.

     TRAILER PARK

     Located across West Virginia State  Route  2  from  the  Lodge and the entrance to Mountaineer Park, the Company maintains a trailer park consisting of 61 individual lots of approximately 11.5 acres. The lots are rented for fixed monthly fees, mostly to individuals who are employed by Mountaineer in racing operations. The Company is responsible for maintenance of the road and grounds, refuse removal and providing water and sewage hook-ups. The tenants pay all utility expenses.

     UNDEVELOPED LAND

     Mountaineer owns, as part of its 606 acre site, a 375 acre tract that is currently undeveloped. The acreage is located directly across West Virginia State Route 2 from the Lodge and racetrack main entrance. Management currently has no plans for development of such property.

CURRENT OPERATIONS

     The Company's operating revenues at Mountaineer Park are derived principally from its racing and video lottery operations, and, to a lesser extent, its Lodge, food and beverage operations. Additional revenues are generated from greens fees and other recreational facilities fees.

     RACING OPERATIONS

     The Company is subject to annual licensing requirements established by the West Virginia Racing Commission. The Company's license was renewed in December 1995, through December 1996.

     The Company's revenue from racing operations is derived mainly from commissions earned on parimutuel wagering on live races held at Mountaineer Park and on races conducted at other "host" racetracks and broadcast live (i.e., import simulcast) at Mountaineer Park. In parimutuel wagering, patrons bet against each other rather than against the operator of the facility or with pre-set odds. The dollars wagered form a pool of funds from which winnings are paid based on odds determined solely by the wagering activity. The racetrack acts as a stakeholder for the wagering patrons and deducts from the amounts wagered a "take-out" or gross commission, from which the racetrack pays state and county taxes and racing purses. The Company's parimutuel commission rates are fixed as a percentage of the total handle or amounts wagered. With respect to Mountaineer Park's live racing operations, such percentage is fixed by West Virginia law at three levels, 17.25%, 19% and 25%, depending on the complexity of the wager. The lower rate applies to wagering pools involving only win, place and show wagers while the higher rates apply to pools involving wagers on specified multiple events, such as trifecta, quinella and perfecta wagers. With respect to simulcast racing operations, the Company generally has opted to apply the commission rates imposed by the jurisdictions of the host racetracks, as it may do with the consent of the Racing Commission. Such rates vary with each jurisdiction and may be more or less favorable than the live racing commission rates. Out of its gross commissions, the Company is required to distribute fixed percentages to its fund for the payment of regular purses (the "regular purse fund"), the state of West Virginia and Hancock County and, with respect to commissions derived from simulcast operations, Mountaineer's employee pension plan. After deducting state and county taxes and, with respect to simulcast commission, simulcast fees and expenses and employee pension plan contributions, approximately one-half of the remainder of the commissions are payable to the regular purse fund.

     Mountaineer also receives the "breakage," which is the odd cents by which the amounts payable on each dollar wagered in a parimutuel pool exceeds a multiple of ten cents. Breakage from simulcast wagers is generally allocated proportionately between the host racetrack and Mountaineer on the basis of the amounts wagered at their respective facilities.

     VIDEO LOTTERY OPERATIONS

     The Company is subject to annual licensing requirements established by the West Virginia Lottery Commission. The Company's license was renewed in July 1996 for a period of one year.

     The Company derives revenue from the operation of video lottery games in the form of net win on the gross terminal income, or the total cash deposited into a VLT less the value of credits cleared for winning redemption tickets. Pursuant to the Lottery Act, the Company's commission is fixed at 47% of the net win after deducting an administration fee of up to 4% of gross terminal revenues first paid to the state of West Virginia.

     The VLTs are leased under a master lease agreement which requires the Company to insure the machines for their full replacement value, pay any taxes, insurance and maintenance expenses and, upon the expiration of the lease, allows the Company to purchase the VLTs at fair market value. Monthly payments for the first 400 VLTs were $72,378 from September 1994 through December 1995, and monthly payments for the second 400 VLTs were free of rent for the first six months after installation in late June 1995. The master lease agreement provides that the Company may exercise an option to purchase the VLTs at the end of the lease term for a nominal sum. The Company accrued monthly lease expenses of $70,743 during the deferral period of July through December 1995. On March 26, 1996, the master lease agreement was amended to reflect a new monthly consolidated payment schedule as follows: (i) $0 in December 1995, January 1996 and February 1996, (ii) $119,471 in March and April 1996, (iii) $183,176 from May through October 1996, and (iv) $119,471 from November 1996 through January 1999. In addition, the Company is obligated to make interest payments from March through October 1996 at the rate of 15% of the past due periodic rental payments under the master lease agreement, representing a total interest obligation of $26,278.

     In 1995, the Lottery Commission approved the linking of VLTs to enhance the amount that could be won on any single play of any single terminal within the linked group. The Lottery Commission also approved nominal payout percentages for this gaming option, commonly referred to as "progressives," of up to 95%. The Company expects to link approximately one-half of its VLTs into several progressive playing groups located in the Riverside Gaming Terrace at the racetrack and the Speakeasy Gaming Saloon at the Lodge. The Company's supplier is actively working on the development of progressive gaming software for the Company's existing VLTs. Management's target date for implementation of progressive gaming play is the first quarter of 1997, although there can be no assurance that progressive games will be successfully implemented by that date or at all.

     In March 1996, the West Virginia legislature approved the usage of video game themes depicting symbols on reels, commonly referred to as "line games" or "slot games."

     On July 3, 1996, Mountaineer installed slot games on the first 350 of its 800 VLTs. The new games, which were introduced for the first time in June 1996 pursuant to the new legislation, included Double Diamond, a classic casino slot game with cherries, bars and the like that "spin" on video reels, and the internationally popular Black Rhino game. These new games are offered in addition to blackjack, poker and keno. Management intends to replace older VLTs that cannot accommodate the new games as leases lapse and subject to evidence that the Company's 800 VLTs currently in place are utilized fully, the Company intends to install an additional 200 VLTs, so that by the end of 1997, Mountaineer Park expects to operate 1,000 VLTs with slot games.

     MANAGEMENT OF VIDEO LOTTERY OPERATIONS

     Pursuant to the Bennett Loan Agreement, American Gaming & Entertainment, Ltd. ("AGEL," formerly named Gamma International, Ltd.) was engaged by the Company pursuant to a June 2, 1994 management agreement (the "Management Agreement") to provide management services for video lottery and other gaming activities at Mountaineer Park permitted under West Virginia law, other than its parimutuel horse racing operations (the "Permitted Activities"). The Company was required to enter this Management Agreement with AGEL as a condition to the loan initiated by Bennett. Under the Management Agreement, AGEL was entitled to receive a management fee of 3% of the gross revenues of the Permitted Activities after a 4% administrative fee. In addition, AGEL was entitled to receive 8% of the earnings before interest, taxes, depreciation and amortization of all businesses conducted at or, in the case of off-track betting, generated as a result of the operations at Mountaineer, including the Permitted Activities and all parimutuel horse racing operations.

     The Company's Management Agreement with AGEL was suspended pursuant to a Stay Agreement effective June 30, 1995 until such time as Bennett, the Company's construction loan lender, complied with certain requirements of the Lottery Commission. For the six months ended June 30, 1995, the Company paid AGEL $198,000, however, no additional payments were made after June 30, 1995. As of June 30, 1995, the Company and AGEL entered a settlement agreement staying the Management Agreement. Simultaneously, American Newco entered into a Consulting Agreement with Mountaineer to provide consulting services in connection with Mountaineer's video lottery operations at the rate of $10,000 per month, subject to increases of up to

$10,000 per month for possible additional services to be provided through March 17, 1997. Fees under this Consulting Agreement which are substantially less than those which would have been paid under the original Management Agreement. The agreements provide that if the Stay Agreement or the Consulting Agreement are terminated in accordance with certain specified contingencies, the Management Agreement will also terminate. However, the agreements also provided that if Bennett should fulfill certain requirements of the Lottery Commission and declare no later than January 1, 1996 that it will continue as lender to Mountaineer on a permanent basis, the Management Agreement will be reinstated prospectively and the Consulting Agreement will terminate. Notwithstanding such agreements, the Company has reached an agreement with AGEL as of September 19, 1996 acknowledging the effectiveness of the June 30, 1995 settlement agreement and thereby terminating the Management Agreement. Such agreement may, however, be subject to approval by the bankruptcy court of the
Amendment to the Bennett Loan Agreement dated September 19, 1996. Nonetheless, management believes that even without such bankruptcy court approval, the Management Agreement may be terminated without any liability to the Company.

     The personal involvement of the two shareholders of American Newco, Inc. in the consulting activities is a material element of the Consulting Agreement. Such personal involvement had not been provided since October 15, 1995, and on May 10, 1996, Management provided American Newco and AGEL with formal notice of termination of the consulting agreement. As a result, no consulting fees have accrued since that time. On May 14, 1996, the Company received written notice from a representative of AGEL demanding payment under the Management Agreement although Management believes there are sufficient grounds to terminate the Consulting and Management Agreements without additional liability to the Company, there can be no assurance that such terminations will not be successfully challenged or that the Company will not incur additional liability in connection with the agreements.

     On March 28, 1996 the Commission filed suit against The Bennett Funding Corporation, the parent of Bennett and an affiliate of a major shareholder of AGEL, seeking a financial judgment and civil penalties for actions that are unrelated to Bennett's lending activities to Mountaineer. Also named in the suit was Patrick Bennett, Chief Executive Officer of Bennett, the Company's construction lender. Management does not believe that these recent developments will have a material negative impact on the Company's licenses or financing efforts.

     RACETRACK, FOOD AND BEVERAGE OPERATIONS

     The clubhouse restaurant is open a minimum of 220 days annually on live race days, and offers seating for 650 customers with full lunch and dinner menus and a private buffet. Clubhouse customers include racing fans, local residents and private social groups. Beverages and cocktails are also available in the clubhouse at the Riverside Gaming Terrace bar, which services video lottery players, as well as racing fans. The grandstand's Man O' War restaurant offers a buffet primarily for bus and riverboat excursion tours and charter groups and is open approximately 140 days annually. Renovation and expansion were completed in March 1995 increasing dining capacity of the Man O' War from 230 to 550. Closed circuit television monitors displaying Mountaineer's live and simulcast races are provided at every table in both the Clubhouse and Man O' War Restaurants for the convenience of racing fans. The racetrack food and beverage facilities are intended to complement the entertainment experience for racing fans and video lottery players and, therefore, are designed to offer familiar menus with moderate pricing in a comfortable atmosphere.

     Mountaineer Lodge customers principally include local residents and business travelers visiting nearby steel plants and other businesses on week days, with a larger number of recreational customers and persons from non-local markets on weekends. Lodge facilities also include the Mountaineer Lodge Dining Room, which seats 125 patrons for casual dining overlooking the golf course. Food and beverages are also available at the Lodge in the Speakeasy Gaming Saloon and the Iron Horse Lounge. Table and barstool seating is available in the Speakeasy Gaming Saloon and the Iron Horse Lounge for the video lottery gaming and off-track wagering patrons accommodated there. The Lodge and its food and beverage operations are operated in combination with its entertainment facilities and is utilized principally to increase racing attendance and video lottery play. Accordingly, the Company maintains inexpensive room rates.

IMPROVEMENT PLAN AND EXPANDED OPERATIONS

     Since its acquisition of Mountaineer in December 1992, the Company has been engaged in an ongoing effort to renovate and, more recently, enhance and expand Mountaineer Park, which was first opened in 1951. Prior to West Virginia's adoption of the Lottery Act in March 1994, the Company completed certain renovations necessary to maintain the clubhouse and lower grandstand areas, including upgrades to the plumbing and electrical systems, the installation of new furniture and furnishings and the redesign of the grandstand parimutuel (wagering) windows. These improvements were made during 1993.

     In 1993, the Company commenced its capital improvement program, designed to upgrade and expand Mountaineer Park's existing facilities to a level which would allow its marketing as a more upscale gaming, racing, and recreational destination resort.

     In 1994 and 1995, the Company invested $8.9 million in building improvements, furnishings, fixtures and equipment suitable for large scale gaming activities in its race track grandstand and clubhouse, and an additional $591,000 to convert a portion of existing lodge space to gaming areas. In response to increased patronage at its lodge gaming areas, the Company embarked upon an 8,000 square foot expansion of the Lodge video lottery facilities in 1995.

     Mountaineer has expanded its off-track betting facilities in both the racetrack and Lodge locations. In 1994 and 1995, the Company invested $1.9 million in two track-side restaurants offering seating for 1,200 racing patrons, with new 13-inch television monitors located at each table, and a total of 32 overhead monitors with 40-inch screens. A simulcast control center is located in the clubhouse restaurant, which also offers video and graphic overlay capabilities. This system enables the Company to promote upcoming events and Mountaineer's other entertainment facilities, in addition to the day's live and off-track racing schedule. In 1995, the Company completed the renovation of the Lodge off-track betting facility, offering seating for 198 patrons in the Speakeasy Gaming Saloon. The Lodge simulcasting facility is served by 24 40-inch television monitors, as well as a 15-foot projection screen. The Company currently has available 64 mutuel windows in the racetrack facility and six windows in the Speakeasy Gaming Saloon, to be supplemented by self-activated portable betting terminals in 1996 and beyond.

     The Company also created a boxing arena and entertainment stage, which it has integrated into the grandstand seating. The stage is an integral component of the Company's efforts to expand Mountaineer Park's customer base by offering new, complementary forms of entertainment. Mountaineer has hosted six boxing events since December 1994, including nationally televised bouts on ESPN and USA Cable. Mountaineer paid fixed fees and provided certain lodging at no charge to the event promoters. Mountaineer retained all proceeds from ticket sales, food and beverage sales and program sales. Management intends to engage in similar events to increase public awareness and to thereby help to increase future attendance at Mountaineer Park.

     The Lodge lobby and reception area were renovated in 1994, followed by restoration of 41 guest rooms damaged by fire and a general renovation and upgrade of the 60 remaining guest rooms and common areas in 1995.

     Remaining components of the improvements plan scheduled for completion in 1996 consist of enhancements to the Speakeasy Gaming Saloon, parking lot expansion and general paving. The cost of these improvements is not expected to exceed $1.5 million.

BUSINESS STRATEGY

     The Company's business strategy is to increase revenues in all areas of operations through the promotion and expansion of its video lottery business and the enhancement of its racing and entertainment facilities.

     DEVELOP AND MARKET MOUNTAINEER PARK AS A DIVERSIFIED
     ENTERTAINMENT FACILITY

     The Company believes that the Mountaineer Park racetrack facility has not performed up to its potential in the past because it was utilized primarily to conduct parimutuel racing, thereby limiting the facility's customer base and under-utilizing its sizable infrastructure during non-racing times. The expansion of video lottery operations and the introduction of bingo for local senior citizen groups and boxing events at Mountaineer Park have begun to remedy these deficiencies. Management believes that the addition of such improvements and programs to those already completed, will provide the right product mix to attract an increasing number of visitors and more efficiently use Mountaineer's facilities during non-racing times. It is anticipated that the resulting benefits will be shared by parimutuel, as well as by video lottery and other entertainment operations, since patrons who traditionally do not visit horse racetracks may be, once at Mountaineer, more inclined to wager on racing. In addition, because a significant percentage of revenues from video lottery operations must be contributed to the racing purse fund, as video lottery revenues increase, so will the size of purses. Management believes that this will have the effect of attracting better quality racehorses, further enhancing Mountaineer Park's appeal to traditional horse racing fans who largely generate for the Company's parimutuel revenues.

     EXPAND VIDEO LOTTERY OPERATIONS

     The Company intends to expand its video lottery operations by installing an additional 200 VLTs, which were authorized by the Lottery Commission in 1995, to replace existing VLTs as leases lapse during the first quarter of 1997, subject to evidence that the Company's 800 VLTs currently in place are utilized fully. By the fall of 1997, the Company expects to operate 1,000 VLTs with slot games. The Company believes that its video lottery revenues will continue to increase with the installation of new machines, the implementation of progressive and video slot games, and the implementation of its expanded marketing plan. With its current involvement in video lottery gaming and parimutuel racing, its substantial infrastructure and grounds, and the attractive location of its facility, management believes that Mountaineer is positioned to take advantage of any future forms of gaming which may be legalized in West Virginia. There can be no assurances, however, that the state of West Virginia will authorize additional gaming activities or that, if authorized, the Company would be licensed.

     RELOCATE OFF-TRACK WAGERING

     The Company recently relocated its primary simulcasting operations to the Speakeasy Gaming Saloon at the Lodge. Management believes that by exposing video lottery patrons to simulcast and live racing, new racing fans can be developed, thereby increasing parimutuel operations. The expanded clubhouse simulcast facilities are also expected to create additional excitement and increase the level of activity at the racetrack on live race days.

     IMPROVE LIVE RACING PRODUCT  AND  COMMENCE EXPORT SIMULCASTING OUTSIDE
     HUB AREA

     The Company's ability to attract attendance at Mountaineer and wagering on its live races is dependent, in part, upon the quality of the horses racing at Mountaineer. Horse races at racetracks competing with Mountaineer, and at the racetracks from which Mountaineer receives import simulcasts, have often been of higher quality than Mountaineer's horse races, thereby attracting a larger volume of wagering and higher average wagers than at Mountaineer Park. Beginning in October 1994, Mountaineer has been able to attract better quality horses by paying incrementally higher purses. The increased purses reflect an increase in the minimum daily purses guaranteed pursuant to the Company's agreement with the horsemen's association, a non-union entity which represents the jockeys in their dealings with Mountaineer. Management's ability to increase further the size of purses will depend on increased video lottery operations and, to a lesser extent, expanded simulcast racing operations. The Company anticipates that it will be able to continue increasing purse sizes to levels attractive to owners of mid-level quality or better racehorses.

     Management has sponsored several stakes races in 1996, with purses of up to $20,000 per race. In September 1995, Mountaineer sponsored the West Virginia Breeders' Classics stakes races, with purses totaling $330,000 funded by state-wide video lottery tax revenue. Mountaineer broadcast certain of these to a number of other racetracks around the country, and intends to simulcast its regular card of live races within the next year. Wagering handles from participating racetracks are commingled with Mountaineer's on-site wagering handle when it exports its simulcast signal.

     COMMENCE EXPORT SIMULCASTING OUTSIDE HUB AREA

     Export simulcasting is a highly desirable source of revenue because the direct costs associated with such operations are relatively low. The Company believes that the higher average purses anticipated from video lottery contributions will improve the quality of races to other racetracks, off-track betting facilities, casinos and other gaming establishments once it has completed its improvement plan. In order to make its races more attractive to simulcast outlets, the Company anticipates that it will experiment with different post times, possibly adopting more evening racing days which are preferable because they do not compete with live racing conducted by host tracks. Although the Company intends to pursue export simulcasting possibilities vigorously, there can be no assurance that such opportunities will prove realistic or that the Company will be successful in its pursuit of such business.

     INCREASING IMPORT SIMULCASTING

     The Company intends to increase the number and quality of races it makes available for wagering by simulcasting additional out-of-state races. Although Management does not anticipate that it will increase the number of import signals it can receive simultaneously, it will increase the number of races displayed with each available signal. In May 1995, Mountaineer introduced simulcasts off-track greyhound racing, and has since offered thoroughbred and/or greyhound import simulcasting seven days per week. Because operating expenses associated with simulcast racing are generally lower than those associated with live racing, Management believes that increases in the levels of simulcast wagering would result in greater operating profits than similar increases in live racing levels.

MARKETING

     Mountaineer's primary market includes four million persons of gaming age who reside within a one-hour drive, or approximately 50 miles, of the facility including the population centers of Pittsburgh, Pennsylvania, Youngstown/Warren and Akron/Canton, Ohio, and Wheeling, West Virginia. A secondary market of 3.4 million persons of gaming age reside within a two-hour drive, including Cleveland, Ohio and Morgantown, West Virginia. Both markets have an average household income of approximately $26,000.

     The Company has adopted and is in the process of implementing a comprehensive marketing program to capitalize on Mountaineer Park's recently expanded gaming facilities to create a larger and more loyal customer base. The program includes (i) the Players Club, a player rating and tracking system designed to reward qualified play through the issuance of reward certificates which are redeemable for food and beverages, merchandise and other services, (ii) entertainment programming featuring boxing and other special events, (iii) attractive food and beverage pricing, (iv) comprehensive advertising, and (v) a bus program. Some features of the program are subject to approval by the Lottery Commission. Prior to the formulation of the new marketing program, the Company's marketing efforts consisted of limited television, radio and print advertising and promotional events tied to major holidays or horse racing events.

COMPETITION

     Mountaineer's principal direct competitors are Wheeling Downs, located approximately 40 miles to the south in Wheeling, West Virginia and Thistledown, located approximately 85 miles to the northwest in Cleveland, Ohio. Wheeling Downs conducts parimutuel greyhound dog racing and video lottery gaming. Thistledown conducts parimutuel thoroughbred horse racing but not video lottery. Other than Wheeling Downs and Thistledown, there are currently no facilities offering competitive parimutuel live thoroughbred or video lottery gaming within a 100-mile radius of Mountaineer Park. As a result, although there are facilities located more than 100 miles away, Management does not believe that such other facilities compete with Mountaineer Park for a significant segment of its target customer base (although they do compete to some extent for quality racehorses). In addition, none of those facilities, all of which are located in Pennsylvania and Ohio, are currently licensed to offer video lottery gaming. Moreover, the one facility in West Virginia, other than Mountaineer and Wheeling Downs, offering video lottery is located in the central part of the state and, as a result, Management believes it does not compete to any significant extent with Mountaineer Park for customers. In addition, one other well-known resort located downstate, has sought legislative approval to operate a land-based casino. The Company also competes with statewide lotteries in West Virginia, Pennsylvania and Ohio, on site and off-track wagering in Pennsylvania and other entertainment options available to consumers, including live and televised professional and collegiate major sports events. The Company will also compete with off-track wagering in Ohio, which was approved in 1996.

     The Company is attempting to attract patrons by promoting Mountaineer Park as a complete entertainment complex and destination resort offering a unique combination of quality racing, video lottery wagering, dining, special events and other entertainment options, all in a physically attractive setting which is easily accessed with ample on-site parking. To the extent that Pennsylvania or Ohio legalize any forms of casino gaming, the Company's video lottery operations will compete with new gaming facilities located within driving distances from Mountaineer's geographic market. Such facilities may offer more gaming machines than Mountaineer as well as forms of gaming not available in West Virginia.

EMPLOYEES

     As of September 17, 1996, Mountaineer had approximately 460 full-time employees and 25 part-time employees, of whom approximately 70 were represented by a labor union under a collective bargaining agreement. The union representing mutuel clerks at the race track, has been expanded in recent years to cover certain employees providing off-track betting services at the Lodge. In September 1996 additional employees voted to consider expanding the union to make approximately an additional 200 employees union members. Based on the information available to the Company, the Company believes that the vote on the proposal to expand the union coverage was 72 against and 60 for, with 87 votes challenged. The Company is unable to predict the ultimate outcome of this vote. As of June 30, 1996, the Company also employed one person, at its corporate offices in Laguna Beach, California. The Company believes that its employee relations are good, however, there can no assurance that if such expansion of the union is approved, the Company's employee relations will remain on the same terms as in the past.

REGULATION AND LICENSING

     RACING

     The Company's horse racing operations are subject to extensive regulation by the Racing Commission, which is responsible for, among other things, granting annual licenses to conduct race meets, approving simulcasting post times, and other matters. When granting licenses, the Racing Commission has the authority to determine the dates on which Mountaineer may conduct races. In order to conduct simulcast racing, Mountaineer is required under West Virginia law to hold a minimum of 220 live race days each year. Mountaineer was granted a license to conduct 220 live race days for its 1996 meet.

     West Virginia law requires that at least 80% of Mountaineer's employees must be citizens and residents of West Virginia and must have been such for at least one year. In addition, certain activities, such as simulcasting races, require the consent of the representatives of a majority of the horse owners and trainers at Mountaineer Park.

     Mountaineer's revenues from live racing operations are derived substantially from its parimutuel commissions, which are fixed by the State of West Virginia as percentages of Mountaineer's wagering handles. The West Virginia legislature could change these percentages at any time, although the Company is not aware of any current proposal to do so.

     The Company's simulcast activities that occur outside of West Virginia could be subject to regulation of other state racing commissions, as well as the provisions of the Federal Interstate Horse Racing Act of 1978, which prohibits Mountaineer from accepting off-track wagering on simulcast racing without the approval of the Racing Commission and, subject to certain exceptions, of any other currently operating track within 60 miles, or if none, of the closest track in any adjoining state.

     VIDEO LOTTERY

     The operation of video lottery games in West  Virginia  is  subject to
the  Lottery  Act.   Licensing  and  regulatory control is provided by  the
Lottery Commission.

     Prior to the adoption of the Lottery Act in March 1994, the Company conducted video lottery gaming pursuant to an agreement with the Lottery Commission which authorized the Company to operate video lottery machines at the racetrack and Lodge as part of a video lottery pilot project. Under the terms of the agreement, the Company retained ownership or control of the video lottery machines and other equipment it provided for use in video lottery gaming. In March 1993, the Attorney General of West Virginia issued an opinion that, under the West Virginia Constitution, video lottery machines could not be privately owned. As a result of the Attorney General's opinion, the Company was unable to renew its agreement with the Lottery Commission, which was scheduled to expire in June 1993. In October 1993, the Supreme Court of West Virginia found that the legislature had not adequately defined and authorized video lottery gaming and, as a result, the Lottery Commission's authorization of video lottery gaming at Mountaineer was invalid. The court's order was to become effective in late November 1993, at which time video lottery gaming at Mountaineer would have had to terminate. However, the court stayed its order pending consideration and passage of satisfactory video lottery legislation. The subsequent adoption of the Lottery Act has not been contested in or otherwise addressed by the court or any other West Virginia court.

     Under the Lottery Act, only parimutuel horse or dog racing facilities that were licensed by the Racing Commission prior to January 1, 1994 and that conduct at least 220 live racing dates for each dog or horse race meeting, or such other number as may be approved by the Racing Commission, are eligible for licensure to operate video lottery games. There are four racing facilities in West Virginia (two horse racing and two dog racing) including Mountaineer Park, three of which satisfy the eligibility requirements of 1995. The conduct of video lottery gaming by a racing facility is subject to the approval of the voters of the county in which the facility is located. If such approval is obtained, the facilities may continue to conduct racing activities unless the matter is resubmitted to the voters pursuant to a petition by at least 5% of the registered voters, who must wait at least five years to bring such a petition. If approval is denied, another election on the issue may not be held for a period of two years. Video lottery gaming was approved in Hancock County, the location of Mountaineer Park, on May 10, 1994.

     In order to qualify as a "video lottery game," as the term is defined under the Lottery Act, a game must, among other things, be a game of chance which utilizes an interactive electronic terminal device allowing input by an individual player. Such a game may not be based on any of the following game themes: roulette, dice, or baccarat card games. Moreover, video lottery machines must meet strict hardware and software specifications, including minimum and maximum pay-out requirements, and must be connected to the Lottery Commission's central control computer by an on-line or dial-up communication system. Only machines registered with and approved by the Lottery Commission may offer video lottery games.

     Under the Lottery Act, racetracks that conduct video lottery gaming, as well as persons who service and repair video lottery machines and validation managers (persons who perform video lottery ticket redemption services) are required to be licensed by the Lottery Commission. The licensing application procedures are extensive and include inquiries into and an evaluation of the character, background (including criminal record, reputation and associations) and business ability and experience of an applicant and the adequacy and source of the applicant's financing arrangements. In addition, a racetrack applicant must hold a valid racing license, have an agreement regarding video lottery revenues with the representatives of a majority of the horsemen, the parimutuel clerks and the breeders for the racetrack and post a bond or irrevocable letter of credit in such amount as the Lottery Commission shall determine. Finally, no license will be granted until the Lottery Commission determines that each person who has "control" of an applicant meets all of the applicable licensing qualifications. Persons deemed to have control of a corporate applicant include: (i) any holding or parent company or subsidiary of the applicant who has the ability to elect a majority of the applicant's board of directors or to otherwise control the activities of the applicant; and
(ii) key personnel of an applicant, including any executive officer, employee or agent, who has the power to exercise significant influence over decisions concerning any part of the applicant's business operations. The Company's license application was approved by the Lottery Commission in June 1995. From March 1994 until such approval, the Company conducted video lottery gaming under a provision of the Lottery Act that permitted any racetrack authorized by the Lottery Commission to conduct video lottery gaming prior to November 1, 1993 to continue to do so for a limited time without additional licensure.

     Prior to Mountaineer Park's loan with Bennett, the Lottery Commission approved the Company's license in September, 1994. During the relicensing proceedings prior to July 1, 1995, the Lottery Commission required Bennett to submit audited financial statements, based on the combined effect of Bennett's stock ownership in the Company, its security interest pursuant to the deed of trust in connection with the Bennett Loan, and the fact that

AGEL, Bennett's affiliate, performed management services for the Company. These factors have required the Company to seek Lottery Commission approval of Bennett. Although Bennett failed to initially provide information required by the Lottery Commission, the Lottery Commission relicensed Mountaineer in June, 1995, after which time Bennett supplied the requisite information. During the relicensing proceedings in June 1996, the Lottery Commission released a letter opinion on May 9, 1996 to the effect that because Bennett had the right to vote less than 5% of the outstanding stock of Winners and AGEL, an affiliate of Bennett, was no longer providing management services, Bennett could not influence or control Mountaineer's business, and thus, Lottery Commission approval was not required. Accordingly, no Lottery Commission approval of Bennett was required in 1996.

     Mountaineer is currently attempting to refinance its loan with Bennett. Assuming the Lottery Commission does not change its current position, if no new lender acquires the right to vote more than 5% of the voting stock and does not obtain the right to take an active role in the affairs of Mountaineer, no Lottery Commission approval will be required. While the Company has no reason to believe that its license is in jeopardy as a result of either loan, a change of policy by the Lottery Commission could affect Mountaineer's license and thus adversely affect the business.

     Licenses granted by the Lottery Commission must be renewed on July 1 of each year. A license to operate video lottery games is a privilege personal to the license holder and, accordingly, is non-transferable. In order for a license to remain in effect, Lottery Commission approval is required prior to any change of ownership or control of a license holder. Unless prior approval of the Lottery Commission is obtained, the sale of five percent or more of the voting stock of the license holder or any corporation that controls the license holder or the sale of a license holder's assets (other than in the ordinary course of business), or any interest therein, to any person not previously determined by the Lottery Commission to have satisfied the licensing qualifications voids the license.

     Once licensed, a racetrack has the right to install and operate up to 400 video lottery machines and may operate more than 400 machines only upon Lottery Commission approval. The Company has received approval to operate a total of 1,000 machines.

     Video Lottery machines may only be operated in the areas of the racetrack where parimutuel wagering is permitted; provided, however, that if a racetrack was authorized by the Lottery Commission prior to November 1, 1993 to operate video lottery machines in another area of the racetrack's facilities, such racetrack may continue to so as long as there is one video lottery machine in the parimutuel wagering area for each machine located in another area of the racetrack. Accordingly, the Company may continue to operate video lottery machines at the Lodge, providing there are at least as many machines located at Mountaineer's racetrack.

     The Lottery Act imposes extensive operational controls relating to, among other matters, security and supervision, access to the machines, hours of operation, general liability insurance coverage and machine location. In addition, the Lottery Act prohibits the extension of credit for video lottery play and requires Lottery Commission approval before any video lottery advertising and promotional activities are conducted. The Lottery Act provides for criminal and civil liability in the event of specified violations.

     All revenues derived from the operation of video lottery games must be deposited with the Lottery Commission to be shared in accordance with the provisions of the Lottery Act. Under such provisions, each racetrack must electronically remit to the Lottery Commission its "gross terminal income" (total cash deposited into video lottery machines less the value of credits cleared for winning redemption tickets). To ensure the availability of such funds to the Lottery Commission, each racetrack must maintain in its account an amount equal to or greater than the gross terminal income to be remitted. If a racetrack fails to maintain this balance, the Lottery Commission may disable all of the racetrack's video lottery machines until full payment of all amounts due is made. From the gross terminal income remitted by a licensee, the Lottery Commission will deduct up to 4% to cover its costs of administering video lottery at the licensee's racetrack and divide the remaining amounts as follows: 47% is returned to the racetrack, 30% is paid to the State's general revenue fund, 15.5% is deposited in the racetrack's fund for the payment of purses, and the remaining 9% is divided among tourism promotion, Hancock County, the Breeders' Classics, the Veterans Memorial Program and the Racetrack Employees Pension Fund.

DISCONTINUED OPERATIONS

     BARTLETT FIELD LEASES - OHIO

     In January 1992, the Company, through its wholly owned subsidiary, ExCal Energy Corporation ("ExCal") acquired approximately 16,000 net developed acres and 16,800 net undeveloped acres (held by production) of oil and gas leases in the Bartlett Field in Southeastern Ohio from Biscayne Petroleum Corporation, an affiliate of Edson R. Arneault, a director for the Company. The Company agreed to provide funds to drill 40 gas wells on such properties, and in 1992, the Company attempted to raise the required capital through a public offering. Due to the expiration of "Section 29" credits (a credit against Federal income taxes derived from gas produced from Devonian Shale and "tight sands" formations from wells commenced before January 1993), in December 1992, the Company abandoned the offering. As a result, the Company recorded certain provisions for writedown of these interests. During 1993, the Company allowed the leases for the net undeveloped acreage to expire, and sold to third parties approximately 2,300 of net developed acres. In December 1994, all of the remaining leases were sold pursuant to the plan of orderly liquidation described below.

     BARTLETT FIELD WELLS - OHIO

     In January 1992, ExCal acquired 77 gas wells in the Bartlett Field from 18 limited partnerships controlled by Mr. Arneault and operated by his affiliate, Century Energy Management Company, Inc. The wells were in need of repair and the Company planned to incur rework costs to increase production and maximize the value of the assets. Aggregate annual gas production was 100,000 to 150,000 MCF, and Management believed that with limited rework, production could be increased by at least 100%. In December 1994, all of the wells were sold pursuant to the plan of orderly liquidation described below.

     MARATHON-OTTER LAKE FIELD - MICHIGAN

     In January 1992, ExCal acquired all the issued and outstanding shares of Crystal Oil Company, Inc. ("Crystal"). Crystal's assets consisted of an average 64% net revenue interest in approximately 3.4 million barrels of oil (proved reserves) plus 34 oil and gas wells and related equipment in the Marathon-Otter Lake Field in the State of Michigan. In 1991, the wells were shut-in by Crystal who had undertaken no material drilling since then. In December 1992, ExCal entered into a joint venture agreement with Fleur-David Corporation ("Fleur-David"), a minority shareholder of the Company, to perform rework and remediation activities to re-establish production and provide activities necessary for compliance with state environmental standards. ExCal contributed its net revenue interest in the proved reserves and agreed to pay 25% of on-going costs in exchange for a 25% interest in the joint venture. For a 75% interest in the joint venture, Fleur-David agreed to provide technical expertise and 75% of on-going costs. Fleur-David also obtained a covenant not to sue for clean-up and abandonment costs from the state of Michigan by funding $188,000 in an environmental escrow fund required by the state. Costs were estimated at $2,200,000 and have included rework of wells, repairs to oil storage tank batteries, acid treatments of producing formations, plugging, clean-up, equipment removal, waste disposal and soil removal costs required by the Michigan Department of Natural Resources. The Company is responsible to provide 25%, or approximately $550,000 of such costs, of which $286,000 has been paid primarily from proceeds from the exercise of certain stock options granted to Fleur-David by the Company, as well as cash from continuing operations.

     PLAN OF ORDERLY LIQUIDATION

     On March 31, 1993, the Company's board of directors approved a formal plan to divest its oil and gas operations over a period of two years. This decision was based upon several factors including (i) the anticipated potential of the Company's gaming operations and the anticipated time to be devoted to it by Management, (ii) the expiration of "Section 29" credits, a credit against Federal income taxes derived from gas produced from Devonian Shale and "tight sands" formations from wells commenced before January 1993, and (iii) the impact of delays in connection with a political controversy over video lottery in West Virginia during 1993 which caused Management to focus the Company's efforts and financial resources on Mountaineer. To enhance the value of the properties for sale, the plan of orderly liquidation provided for remediation costs to address certain environmental matters and rework and development costs to increase future production.

     During 1993, the Company began disposition of the Bartlett Field oil and gas leases by selling to third parties or, based on certain contingencies in the acquisition agreement, returning to their previous owners approximately 2,300 net developed acres. The Company received approximately $85,000 in connection with the sale of the leases. The Company also allowed leases comprising 16,800 net undeveloped acres to expire. At December 31, 1993, the Company held net developed acreage of 13,700 acres and reserves in the Bartlett Field of 902,200 MCF.

     The plan of orderly liquidation also called for rework costs of approximately $150,000 in connection with the Company's 77 Bartlett Field gas wells. Because the wells were in various states of disrepair, the plan called for maintenance of wells, acid treatments of producing formations and, in some cases, plugging and abandonment, all for the purpose of increasing production and the value of such assets for ultimate sale. In mid-1993, the Company reduced its appropriation for such rework costs to $100,000, which was estimated to increase net cash flows from production to a minimum of $25,000 per month. However, after completion of only $50,000 of such rework costs, the Bartlett Field wells and remaining bartlett Field leases were sold in December 1994 to Development & Acquisition Ventures in Energy, Inc., whose principal stockholder is the brother of Edson R. Arneault, Chief Executive Officer and Director of the Company, for notes valued at approximately $426,000, of which $150,000 (discounted to $126,000) is non-recourse, secured solely by the assets sold. See "Certain Transactions".

     At the time of the sale, the Company remained obligated on a $590,000, 9% note to the previous owners of the Bartlett Field wells. On March 31, 1995, the note was amended to provide the Company with a credit for the current value of 98,333 shares of the Company's Common Stock issued to the previous owners in March 1993 in the amount of $123,000. The amendment further provided for the $467,000 balance of the note to be paid in monthly payments of interest only at 10% from May through October 1995, with principal amortized over 36 months thereafter with a balloon payment after 12 months on October 1, 1996. The note was payable at the option of the Company through the issuance of Common Stock on or before November 1, 1995 at the then market value, provided that such shares were registered by the Company at the time of issuance. The Company paid monthly interest payments in May and June 1995, and in October 1995, the note was canceled in exchange for interest payments for the months of July, August and September 1995, and 373,600 shares of the Company's Common Stock, subject to registration rights and valued for purposes of the transaction at the then current market value of $1.25 per share.

     The Company intends to sell its sole remaining oil and gas interest in the Marathon-Otter Lake Field, during 1996. For further discussion of Management's plan of orderly liquidation, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Discontinued Operations".

PROPERTIES

     GAMING, RACING AND OTHER ENTERTAINMENT

     Mountaineer Park is comprised of a thoroughbred race track and the Lodge providing video lottery gaming, off-track wagering, dining and lounge facilities as well as faculties for golf, swimming, tennis and other outdoor activities covering approximately 606 acres (including 375 undeveloped acres) in Chester, West Virginia. The Mountaineer facility encompasses approximately 4,100 feet of frontage on the Ohio River and approximately 2,500 feet of highway frontage straddling West Virginia State Route 2. At July 31, 1996, Mountaineer Park was encumbered by (i) a first deed of trust in favor of Bennett Management aggregating $10.2 million in original principal amount (current balance of $9.1 million as of September 23, 1996) and (ii) a second deed of trust in favor of Madeleine LLC, collateralizing indebtedness aggregating $5 million in principal.

     OIL AND GAS

     The Company's oil and gas interest constitutes a 25% joint venture in a 64% net revenue interest in proved reserves with 34 net producible wells in the Marathon-Otter Lake field in Lapeer and Genesee Counties, Michigan. Proved reserves are estimated at 3,314,800 BBL. For financial and other information about the Company's oil and gas interests, see "Discontinued Operations,". "Management's Discussion and Analysis of Financial Conditions" and Results of Operations - Results of Discontinued Operations," and Note 10 of the Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

     EQUIPMENT LEASES

     At Mountaineer Park, the Company leases 800 video lottery machines, a totalisator system, video tape and closed circuit televisions systems and other equipment required for operations. For discussion of such equipment leases, see Note 7 of the Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

     OFFICE LEASE

     The Company leases approximately 880 square feet of office space in Laguna Beach, California for its corporate offices under an operating lease with an monthly rental payment of $1,395. The lease for this office expires on October 31, 1996. The Company intends to close this office in the near future, and to transfer the Company's headquarters to Mountaineer Park.

LEGAL PROCEEDINGS

     SETTLED LITIGATION

     Jackpot Enterprises, Inc. ("Jackpot") v. Winners Entertainment, Inc., Circuit Court of Kanawha County, West Virginia Case No. 94-C-819. On May 13, 1994, the Company was served with a complaint in which Jackpot sought an award of 250,000 shares of the Company's Common Stock as liquidated damages for an alleged breach of a January 27, 1993 agreement which contemplated a joint venture between the parties to operate Mountaineer Park and a financing arrangement and for alleged intentional torts in refusing to issue the stock.

     The parties settled these claims on February 28, 1995. The terms of the agreement require the Company to issue to Jackpot, and include in a registration statement, such number of shares which, when combined with the 30,000 shares of the Company's stock previously issued to Jackpot, on the date the registration statement becomes effective, based on the market price for the Common Stock, will provide net proceeds of $512,500 to

Jackpot. Pursuant to the agreement, after June 30, 1996, the Company has the right to reacquire from Jackpot at par value any shares necessary to limit Jackpot's net proceeds to $512,500. Moreover, if the registration statement was not effective by April 29, 1995, which it was not, the Company was required to issue an additional 12,500 shares every sixty days until the effective date. In no event, however, would the Company have been required to issue more than 250,000 shares. Through June 30, 1996, the Company has issued 207,500 shares (excluding the 30,000 shares referred to above) of its Common Stock in accordance with terms of the Agreement.

     Crystal Asset Management Group, Ltd. In July of 1994, the Company and Crystal Asset Management Group, Ltd. ("CAM") settled all of CAM's claims arising from a financial advisory agreement dated April 1, 1993. Under the settlement agreement, the Company was to pay CAM $165,684 to cancel previously issued warrants to purchase 135,000 shares of Common Stock at $7.00 per share with registration rights, and instead issued warrants to purchase 145,000 shares of Common Stock at $6.25 per share prior to December 1996 with registration rights. An initial payment of $15,000 was made upon execution of the settlement agreement, however, no further payments were made. On September 4, 1996, the Company entered into an agreement, modifying the settlement agreement. The amendment to the settlement agreement, provides for mutual releases of all claims in exchange for the Company's payment of $90,000 in cash. The amendment to the settlement agreement also reduced the exercise price of the previously issued warrants to $3.00 per share and extended the term thereof through January 15, 1998. The agreement contemplates the registration of the shares underlying such warrants on a registration statement to be filed shortly after the date of the amendment to the settlement agreement. See "Shares Eligible for Future Sale" and "Registration Rights."

     PENDING LITIGATION

     George Jones v. Mountaineer Park, Inc. and Winners Entertainment, Inc., Case No. 95-C-103-G, Circuit Court of Hancock County, West Virginia. On June 19, 1995, the Company and its wholly owned subsidiary, Mountaineer were served with a complaint by George Jones, claiming breach and wrongful termination of Mr. Jones' employment agreement with Mountaineer, retaliatory discharge, fraud, outrage, and defamation. The complaint alleges, among other things, that Mountaineer terminated Jones' employment in September of 1993 in retaliation for his efforts to investigate alleged improper activities occurring at Mountaineer. Mr. Jones seeks an award for compensatory damages in the amount of $1 million and a like amount in punitive damages. Discovery recently has commenced in this action, and the Company is seeking to be dismissed from the case.

     The Company and Mountaineer have answered the complaint, denying any liability to Mr. Jones. Management has determined to defend the case vigorously on the grounds that the defamation claim is barred by the statute of limitations, and the remaining claims should be dismissed because Mr. Jones' employment was properly and justifiably terminated. Mountaineer has been advised by its insurance carrier that the claims against it are covered by insurance. Management does not believe that either the Company or Mountaineer will incur any material loss on account of such claims but there can be no assurance that this will be the case.

     Daniel Barrett v. Mountaineer Park, Inc., Case No. 94-C-147G, Circuit Court of Hancock County, West Virginia. The Company was served with a complaint in 1994 by a jockey who sustained head injuries from a fall during a race at Mountaineer. The plaintiff is seeking both compensatory and punitive damages. Management has believes that this matter will be covered by insurance. There can be no assurance that the Company's insurance coverage will be sufficient to completely cover the Company's potential liability in this case.

     The Company (including its subsidiaries) is also a defendant in various law suits relating to routine matters incidental to its business. Management does not believe that the outcome of such litigation, in the aggregate, will have any material adverse effect on the Company.

                            MANAGEMENT


EXECUTIVE OFFICES AND DIRECTORS

     The following table sets forth information regarding the directors and executive offices of the Company.


              NAME                        AGE                   POSITION AND OFFICE HELD
Edson R. Arneault                     49               President, Chief Executive Officer,
                                                       Director
Thomas K. Russell                     43               General Counsel, Chief Financial Officer,
                                                       Secretary, Treasurer, Director
Robert L. Ruben                       34               Assistant Secretary, Director
Robert A. Blatt                       55               Director


BUSINESS EXPERIENCE

     EDSON R. ARNEAULT, 49, has served as the Company's President and Chief Executive Officer since April 26, 1995. He is also a member of the Board of Directors of the Company and an officer and director of the Company's subsidiaries, Mountaineer, Golden Palace, and ExCal. He has served as a member of the Board since 1992, when he was elected President of ExCal. Mr. Arneault is also president and chief executive officer of Century Energy Management Co., Inc., which he founded in 1987, and general partner of numerous partnerships directly or indirectly engaged in the development and production of oil and gas. Mr. Arneault also engages in oil and gas leasing, drilling and operation through Biscayne Petroleum Corporation, which he founded in 1987. Mr. Arneault is a certified public accountant, and served as a tax partner with Seidman and Seidman (now "BDO Seidman"), a public accounting firm, in Grand Rapids, Michigan, from 1977 to 1980. Mr. Arneault is a member of the Independent Producers Association of America, the Ohio Oil and Gas Association, the Michigan Oil and Gas Association and the Michigan Association of Certified Public Accountants. Mr. Arneault has been the Company's liaison with the West Virginia Lottery Commission and Legislature with respect to Mountaineer Park's video lottery operations.

     THOMAS K. RUSSELL, 43, has served the Company as its secretary, treasurer, chief financial officer, general counsel and a director since December 1989. Mr. Russell is also an officer and director of ExCal, SDR Corporation ("SDR") and Mountaineer Park. Mr. Russell is an attorney with responsibility for the management of compliance, litigation and general legal matters. From 1979 to 1989, he was a practicing attorney in Tustin and Palos Verdes, California emphasizing business litigation, medical malpractice and representation of American Indian Tribes in tribal and federal courts and legislative and administrative matters. Since 1975, Mr. Russell has served as an officer or director of various corporations engaged in the oil, mining, hotel, equipment leasing, wholesale travel and motion picture businesses. Mr. Russell received his Bachelor of Arts in Marketing from California State University at Fullerton in 1975 and his Juris Doctor from Pepperdine University in 1978. He has been an active member of the State Bar of California since 1979.

     ROBERT L. RUBEN, 34, is a principal in Freer & McGarry, P.C., a Washington, D.C. law firm, where he has practiced since 1991. From 1986 to 1988, Mr. Ruben was associated with the firm of Bishop, Cook, Purcell & Reynolds, which later merged with Winston & Strawn, and from 1989 to 1991, Mr. Ruben was associated with the firm of Wickens, Koches & Brooks. Mr. Ruben is a graduate of the University of Virginia and the Dickinson School of Law and practices principally in the areas of commercial litigation and corporate/securities law. Freer & McGarry, P.C. has served as counsel to the Company since November of 1991, and Mr. Ruben has represented Mr. Arneault and various of his affiliates since 1987.

     ROBERT A. BLATT, 55, is the Chief Executive Officer of Island Golf Resorts, L.L.C., Championship Golf Enterprises, L.L.C., and Golf Development Services, Limited of St John's Antigua, and a member of the board of directors of AFP Imaging Corporation. Since 1979 he had been chairman and majority owner of CRC Group, Inc., and related entities, and since 1985, a member (seat owner) of the New York Stock Exchange, Inc. From 1959 through 1991, Mr. Blatt served as director, officer or principal of numerous public and private enterprises. Mr. Blatt received his Bachelor of Science in Finance from the University of Southern California in 1962 and his Juris Doctor from the University of California at Los Angeles in 1965. He is a member of the State Bar of California (inactive) and a Registered General Principal, NASD and New York Stock Exchange, Inc.


                      EXECUTIVE COMPENSATION

     The following table sets forth the compensation awarded, paid to or earned by the most highly compensated executive officers of the Company whose compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION
                                                                                           AWARDS                   PAYOUTS

                                                                   Other Annual   Restricted
                                                                       Comp.         Stock        Options      LTIP         All
                                             Salary        Bonus      ($)(2)        Awards         SARs       Payouts      Other
             NAME                 YEAR       ($)(1)         ($)                       ($)         ($)(4)        ($)        COMP.

EDSON R. ARNEAULT(5)              1995       213,652      23,000         -             -          618,415        -           -
     President and CEO of
Mountaineer Park, Inc. ExCal
Energy Corporation
                                  1994       188,729         -         4,021       46,000(3)         -           -           -
                                  1993       151,865                     -             -             -           -           -


THOMAS K. RUSSELL(5)              1995       147,288         -           -             -          358,316        -           -
     Secretary, Treasurer, CFO
General Counsel of Winners
Entertainment, Inc.
                                  1994       134,075         -         2,789           -             -           -           -
                                  1993       109,597      16,250         -             -             -           -           -


MICHAEL R. DUNN (6)               1995        38,659         -           -             -          240,000        -        176,973
     President and CEO of
Winners Entertainment, Inc.
                                  1994       204,437         -        12,500           -                         -           -
                                  1993       161,436      36,250         -             -             -           -           -

Compensation paid to all          1995       399,599      23,000         -             -          975,731        -           -
officers and directors as a
group during 1995


(1) Salaries for Mr. Arneault and Mr. Russell include accrued compensation for the year ended December 31, 1995 of $144,667 and $41,554, respectively. Subsequent to December 31, 1995, said amounts, together with interest at the rate of 10% per annum, were converted to shares of the Company's common stock at the market value of the shares on February 9, 1996, the effective date of the conversion.

(2) Represents accrued 1994 vacation compensation for executive officers distributed in 1994.

(3) Represents the dollar value of a stock award of 20,000 shares of restricted Common Stock.

(4) No options were granted in 1994 or 1993. All options granted by the board of directors in 1995 were approved by vote of the stockholders at the Company's annual meeting of shareholders held September 11, 1995.

(5)  See "Employment Agreements" below.

(6)  Mr.  Dunn  resigned  from   all  offices  with  the  Company  and  its
     subsidiaries  on April 26, 1995.   This  amount  represents  severance
     payments.

                            OPTIONS GRANTS IN 1995

     The following table contains information concerning the grant of stock options during fiscal 1995 to the Company's executive officers named in the Summary Compensation Table.


                                                                                     Potential Realized Value at
                                                                                    Assumed Annual Rates of Stock
                                                                                    Price Appreciation FOR OPTION
                                                                                                TERM
                                      % of Total
                                        Options
                                      Granted in
                                      Fiscal YEAR
                        Options                       Exercise       Expiration
       NAME             GRANTED                         PRICE           DATE             5%             10%

EDSON R. ARNEAULT       378,415         45.98%     $1.219            Sept. 1998           $72,711        $152,686
                        240,000         30.00%     $2.000(1)          Oct. 1997                 0               0
                        223,316         27.01%     $1.219            Sept. 1998           $42,176         $89,702
THOMAS K. RUSSELL
                        135,000         11.25%     $2.000(1)          Oct. 1997                 0               0
MICHAEL R. DUNN         240,000         20.00%     $2.000(1)          Oct. 1997                 0               0


(1) In October 1992, the Board granted incentive stock options to certain executive officers, key personnel and employees to purchase, in the aggregate, 1,200,000 shares of the Company's Common Stock for a price of $4.875 per share. In December, 1994, the Board voted and shareholders approved at the annual shareholders' meeting, to reduce the exercise price of such incentive stock options from $4.875 to $2.00 per share.


                   FISCAL YEAR END OPTION VALUES

     The following table sets forth information regarding the number and value of options held by each of the Company's executive officers names in the Summary Compensation Table during fiscal 1995. None of the named executives officers exercised any stock options during fiscal 1995.

                          Number of Securities Underlying      Value of Unexercised in-the-Money Options
                     Unexercised Options at Fiscal Year End(2)            at Year End ($)(1)

        Name             Exercisable         Unexercisable         Exercisable         Unexercisable

Edson R. Arneault          759,749                 -                    0                    -
Thomas K. Russell          436,816                 -                    0                    -
Michael R. Dunn            419,133                 -                    0                    -


(1) Based on the market price of the Company's Common Stock of $0.75 on December 31, 1995, as reported by Nasdaq.

(2) On January 23, 1996, the Company, pursuant to a qualified incentive stock option plan, granted to Mr. Arneault and Mr. Russell, options to purchase 300,000 shares and 100,000 shares of the Company's Common Stock, respectively, at the estimated fair market value price on the date of grant of $0.5625, the options are subject to approval at the next annual meeting of shareholders. Such options grants were made in 1996, and are not reflected in the table above.


                  TEN-YEAR OPTIONS/SAR REPRICINGS

     The following table sets forth the number of options held by officers of the Company subject to repricing during the fiscal year ended December 31, 1995. See table entitled "Option Grants in 1995 - footnote (1), above.

                                                                                     Length of
                                                          Exercise                   Original
                                          Market Price    Price at                  Option Term
                              Number of    of Stock at     Time of                 Remaining at
                            Options/SARS  Repricing or  Repricing or New Exercise     Date of
                           Amended Fiscal Amendment ($)   Amendment      Price     Repricing or
     Name          Date         Year                         ($)          ($)        Amendment

Edson R.          Sep. 95      240,000        1.563         4.875        2.00         2 years
Arneault

Thomas K.         Sep. 95      240,000        1.563         4.875        2.00         2 years
Russell

Michael R. Dunn   Sep. 95      135,000        1.563         4.875        2.00         2 years
(6)


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the provisions of Section 16(a) of the Exchange Act, the Company's officers, directors and 10% beneficial stockholders are required to file reports with the Commission of their transactions in the Company's securities. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that certain forms were not filed timely by the Company's officers, directors and 10% beneficial stockholders.

     Of these persons, Mr. Arneault did not file one report and filed seven late reports relating to six transactions, Mr. Russell filed three late reports relating to two transactions, Mr. Ruben filed three late reports relating to one transaction, Mr. Blatt filed three late reports relating to two transactions and Mr. Saunders did not file one report and filed 11 late reports relating to 10 transactions. In addition, the Company has not received at least two reports from Michael Dunn, the Company's former President, relating to eight transactions or holdings known to the Company.


EMPLOYMENT AGREEMENTS

     Messrs. Arneault and Russell each has an employment agreement with the Company. Each agreement provides for a three year period of employment by the Company of each of these individuals. Both Agreements terminate on May 9, 1997. Each employment agreement provides that the employee will receive a base salary with annual cost of living adjustments, increases contingent on certain events and bonuses at the discretion of the Board. Mr. Arneault's base salary is $228,900 and Mr. Russell's base salary is $157,500.

     Each agreement provides that if the employee's period of employment is terminated by reason of death or physical or mental incapacity, the Company will continue to pay the employee or his estate the compensation otherwise payable to the employee for a period of two years. If the employee's period of employment is terminated for a reason other than death or physical or mental incapacity or for cause, the Company will continue to pay the employee the compensation that otherwise would have been due to him for the remaining period of employment. If the employees' period of employment is terminated for cause, the Company will have no further obligation to pay the employee, other than compensation unpaid at the date of termination. The term "cause" is defined by the agreement as (i) conviction of a felony, (ii) embezzlement or misappropriation of funds or property of the Company or its affiliates, or (iii) the employee's refusal to substantially perform, or willful misconduct in the performance of his duties and obligations under the agreement.

     In the event that the termination of the employee's period of employment occurs after there has been a change of control of the Company and (i) the termination is not for cause of by reason of the death or physical or mental disability of the employee or (ii) the employee terminates his employment for good reason, then the employee will have the right to receive within thirty days of the termination a sum that is three times his annual base salary, but not to exceed the amount deductible by the Company under the Internal Revenue Code of 1986. The term "change of control" means (i) any change of control of the Company that would be required to be reported on Schedule 14A under the Securities Exchange Act of 1934, as amended, (ii) any person becoming the direct or indirect beneficial owner of 20% or more of the Company's outstanding voting securities, other than a person who was an officer or director of the Company on the date of the agreement or (iii) the circumstance in which the present directors do not constitute a majority of the Board. The term "good reason" means (i) the assignment to the employee of any duties that in the employee's judgement are inconsistent with, or constitute a diminution of, the employee's position, authority, duties or responsibilities, (ii) the employee's involuntary relocation from San Juan Capistrano, California or (iii) the Company's failure to comply with the compensation provisions of the agreement.

     Each agreement provides that, during the term of the agreement, the employee will not compete with the business or any contemplated business of the Company either individually or as an officer, director, stockholder, employee, agent, partner or consultant of any entity at any location within ninety miles of any locations at which the company does business or at which the employee knows that the company contemplates doing business.

COMPENSATION OF DIRECTORS

     Mr. Ruben and Mr. Blatt are entitled to receive a fee of $2,500 for each quarterly Board meeting that they attend and are also entitled to be reimbursed for out-of-pocket expenses incurred in attending Board meetings. Mr. Blatt is also entitled to a fee of $3,000 per month for serving as Chairman of the Finance Committee effective October 1, 1996. Directors who are employees of the Company do not receive compensation for attendance at Board meetings, but are entitled to reimbursement for expenses that they incur in attending such meetings.

     On January 23, 1996, Mr. Ruben and Mr. Blatt were granted options to purchase 75,000 and 50,000 shares of the Company's Common Stock, respectively, at the fair market value on the date of the grant of $0.5625 per share. The options are exercisable at any time and from time to time in whole of in part for a period of three years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On November 8, 1995, the Board voted to form an executive compensation committee consisting of Mr. Ruben and Mr. Blatt, the Company's two non-employee directors (the "Committee"). The Committee is authorized to review all compensation matters involving directors and executive officers and Committee approval is required for any compensation to be paid to executive officers or directors who are employees of the Company.


                       CERTAIN TRANSACTIONS

     In January 1992, pursuant to the approval of the Company's plan of reorganization by the United States Bankruptcy Court, the Company acquired 100% of the stock of SDR, a Nevada corporation owned and controlled by certain members of management and stockholders of the Company. Pursuant to the plan or reorganization, in exchange for all the stock of SDR, the stockholders of SDR received an aggregate of 3,169,583 shares of the Company's Common Stock. SDR's principal asset was an option to purchase a casino development site in Cripple Creek, Colorado, which site was ultimately reconveyed to its previous owner on July 21, 1993, when the Company decided not to proceed with development of the project.

     All the Company's oil and gas leases were acquired by its subsidiary, ExCal in January 1992 from Biscayne Petroleum Corporation, of which Edson
R. Arneault was president. At the time of this acquisition, Mr. Arneault was not affiliated with the Company. As a result of this transaction, Mr. Arneault became ExCal's president. The acquisition of such leases was part of a larger transaction involving the acquisition by ExCal of 77 operating wells formerly owned by limited partnerships (the "Partnerships") controlled by Mr. Arneault, the acquisition of all the stock of Crystal Exploration Company, Inc. from Century Energy Management Company, Inc., another affiliate of Mr. Arneault, and the employment of Mr. Arneault by ExCal for a period of three years at a salary of $120,000 per year and participation in other board approved compensation plans.

     Such leases were acquired in exchange for $100,000 cash, a $790,000 non-interest bearing note (of which $100,000 was paid on December 31, 1992, the balance being due during 1993) and 50,000 shares of the Company's Common Stock. The Company and the Partnerships entered into modifications of their original agreement dated March 25 and November 17, 1993, March 30, August 10 and September 30, 1994, and March 30, and October 1, 1995. Under the terms of the September 30, 1994 modification the balance remaining to be paid by the Company to the Partnerships was $590,000, which the Company satisfied by the payment of $100,000 cash and the issuance of 98,333 shares of its Common Stock to the Partnerships. The shares issued to the Partnerships, together with 5,000 additional shares issued in consideration of the Partnerships' agreement to extend the date for registration from September 15, 1994 to October 15, 1994, were to be registered for public sale under the Act. Because the registration statement covering the Partnerships shares did not become effective before March 31, 1995, the March 30, 1995 modification of the agreement (i) increased the interest rate on the note representing the $590,000 balance to 10%, (ii) reduced the balance to $467,084 by crediting the note with the average share price of the Company's Common Stock for the first 14 days that the shares were eligible for sale under Rule 144, and (iii) amended the payment schedule to provide for payments of interest only from May 1, 1995 through October 1, 1995 and twelve payments of principal and interest from November 1, 1995 through October 1, 1995 calculated on a 36 month amortization schedule with a balloon payment of the unpaid balance on October 1, 1995. Pursuant to the October 1, 1995 modification, the outstanding balance of the note was retired through the issuance of 373,600 shares of the Company's Common Stock.

     On December 16, 1994, ExCal entered into an agreement to sell its Ohio oil and gas leases pursuant to the Company's March 1993 plan of orderly liquidation to Development & Acquisition Ventures in Energy, Inc. ("DAVE"), a corporation that is controlled by David T. Arneault, the brother of Edson
R. Arneault. The buyer agreed to pay ExCal a total of $450,000 in the form of (i) a promissory note in the amount of $300,000 bearing interest at 8% per annum and payable in monthly installments of $10,000 beginning six months after the sale and (ii) $150,000 payable from the portion of the monthly net revenues of the wells in excess of $10,000. In addition, if the leases are sold, ExCal is to receive any unpaid balance of the $150,000 plus 50% of the payments received from the sale. The bid submitted by DAVE was the highest of four independent bids received by the Company. Through June 30,1 996 DAVE was current in its payments under the notes, although the Company has made provisions from time-to-time for Edson R. Arneault to make certain interest payments on behalf of DAVE.

     During 1994 and 1995, various corporate affiliates of Mr. Arneault advanced an aggregate sum of approximately $100,000 to ExCal primarily to cover overhead expenses in connection with the maintenance of leases and other costs associated with the Company's existing oil and gas interests in Michigan and the Company's former interests in Ohio. In February 1996, such accrued amount, along with accrued interest at the rate of 10% per annum, was converted into a demand promissory note in the principal amount of $100,218 payable to Mr. Arneault at the rate of 10% per annum.

     To assist Fleur-David Corporation, the Company's joint venture partner in rework activities related to the Company's plan of orderly liquidation of its oil and gas interests in Michigan, Mr. Arneault purchased 25,000 shares of the Company's Common Stock held by Fleur-David in July 1995 in a private transaction.

     During 1995, Thomas K. Russell and Mark C. Russell, his brother, each purchased a working interest in the Marathon-Otter Lake oil and gas reserves in Michigan, owned in part by the joint venture between the Company and Fleur-David for an aggregate amount of approximately $50,000. The subject working capital interests and others were offered by Fleur-David to raise capital to finance further rework and remediation activities at the property.

     Mr. Robert Ruben is a principal in the law firm of Freer & McGarry, P.C., which has performed legal services for the Company since 1991. During the fiscal year ended December 31, 1995, the Company paid Freer & McGarry the sum of $86,295 for legal services. The Company and Freer & McGarry anticipate that the law firm will perform legal services for the Company in the future.

     The Company has a note receivable for $240,000 from a shareholder of the Company at the December 31, 1995 and 1994, as well as additional noninterest bearing advances of $62,000 made in 1994. The $240,000 note receivable bears interest at 8% per annum, is due on demand, and is collateralized by certain shares of the Company's Common Stock. No demand has been made the Company's management through December 31, 1995 as management believes recovery is doubtful. During 1995, the Company has recorded a provision for loss in the amount of $240,000 which is included in "selling, general and administrative" expenses in the accompanying consolidated statement of operations.

     In March 1994, the Company lent $50,000 to a company for a term of seven days in exchange for a promissory note bearing interest at 8% per annum. The loan was made upon the recommendation of a significant shareholder of both the Company and the recipient. During 1995, the Company recorded a provision for loss in the amount of $50,000. In April

1996, the Company and the recipient renegotiated and cancelled the original note, and executed a replacement confessed judgment promissory note in the principal amount of $58,333 at 8% per annum, all due and payable August 4, 1996.

     NOTES PAYABLE TO RELATED PARTIES

     During  the  year ended December 31,  1993,  the  Company  fully  paid
certain  8%  notes  payable   totaling  $401,000  to  the  former  majority
shareholder of Mountaineer and an existing shareholder of the Company.

     At December 31, 1993, the Company had a $70,000 demand note due to an officer/shareholder that bore interest at 6.25% per annum. The note was paid in full in January 1994.

     During 1995, the Company incurred salaries to key management, which remain unpaid; a December 31, 1995, such amounts accrued were approximately $204,000. In February 1996, management agreed to accept an aggregate of 466,676 shares of the Company's Common Stock in satisfaction of the amounts due them. Such shares have an approximate value of $204,000; therefore, no additional compensation expense will be recorded as a result of the issuance of Common Stock.

     STOCKS AND WARRANTS ISSUED IN CONNECTION WITH PLAN OF REORGANIZATION

     As part of the Company's Plan of Reorganization, which was confirmed January 15, 1992, the Company issued certain warrants to purchase its Common Stock. During the year ended December 31, 1993, the Company received $2,239,000 for the purchase of 373,241 shares of its Common Stock as a result of the exercise of Series C warrants. The warrants expired in March 1993.

     REDEEMABLE COMMON STOCK

     In connection with certain arrangements entered into by the Company as of December 31, 1994, 367,937 common shares could have been put to the Company at $6.00 per share upon demand. In 1995, 98,333 redeemable shares issued in connection with its oil and gas activities were satisfied through the issuance of 373,600 additional shares of its Common Stock. In 1995, 194,500 common shares valued at $212,000 were issued for the cancellation of 104,500 redeemable shares with put rights of certain holders of Golden Palace acquisition debt. In connection therewith, the Company issued 276,750 redeemable shares which are subject to registration with the SEC and have a guaranteed selling price of $1.50 per share at the time of registration. At December 31, 1995, 441,854 share of redeemable Common Stock were outstanding.

    STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 29, 1996, the ownership of the presently issued and outstanding shares of the Company's Common Stock by persons owning more than 5% of such stock, and the ownership of such stock by the Company's executive officers named in the summary compensation table, and directors individually and as a group. As of August 29, 1996 there were 18,628,397 shares of Common Stock outstanding. All such shares were owned both beneficially and of record, except as otherwise noted.

                                         Amount and Nature of
                                         Beneficial Ownership
                                                                    Percentage of Class
           Name and Address

Edson R. Arneault(1)                                2,412,133          12.3
7199 Thornapple Drive
Ada, MI 49301
Donald G. & Bonnie Saunders                         1,817,685           9.3
1987 Family Trust(2)
900 East Desert Inn Road, Suite 521
Las Vegas, Nevada 89109
Madeleine LLC(3)                                    1,676,066           8.4
950 Third Avenue,
New York, New York 10022
Bennett Management &                                1,530,000           8.1
Development Corp.(4)
2 Clinton Square
Syracuse, NY 13202

Thomas K. Russell(5)                                  540,626           2.8
1461 Glenneyre Street, Suite F
Laguna Beach, CA 92677
Robert A. Blatt(6)                                    391,684           2.1
The CRC Group
Larchmont Plaza
1890 Palmer Avenue,
Suite 303
Larchmont, NY 10538
Robert L. Ruben(7)                                    113,228           0.6
Freer & McGarry, P.C.
1000 Thomas Jefferson Street, N.W.
Washington, D.C. 20007
All officers and directors                          3,457,671          17.1
as a group (4 persons)(8)

(1) Includes 20,000 shares and options and other rights to acquire beneficial ownership of 1,122,615 shares within 60 days held by Mr. Arneault, and 1,269,518 shares held by corporations and limited partnerships for which Mr. Arneault is a control person.

(2) Includes 1,191,816 shares and options, warrants and other rights to acquire beneficial ownership held directly by Mr. Saunders and indirectly by a trust of 625,869 shares exercisable within 60 days of August 29, 1996.

(3) Includes 183,206 shares and Warrants exercisable within 60 days held by Madeleine LLC ("Madeleine"). This information is based on information supplied to the Commission on a Schedule 13D filed by Madeleine on July 2, 1996. Stephen Feinberg owns directly no shares of the Company. By reason of the provisions of Rule 13d-3 under the Exchange Act, Stephen Feinberg, the sole managing partner of Feinberg Management,L.P., the sole managing member of Madeleine, may be deemed to own beneficially 183,206 shares of Common Stock and 1,492,860 of the Warrants, constituting approximately 8.4% of the outstanding Common Stock of the Company. Madeleine owns directly 183,206 shares of Common Stock and 1,492,860 of the Warrants. In consideration of the funding of the Term Loan and loan commitment by Lost Horizons Fund, L.P. ("Lost Horizons"), Illiad, L.P. ("Illiad"), Stix Partners, L.P. ("Stix Partners"), and to a discretionary account managed by Partridge Hill Management, LLC ("Partridge Hill"), as more specifically described in the Schedule 13D filed by Stephen Feinberg with respect to the Common Stock and Warrants held by Madeleine, Madeleine will assign to a discretionary account managed by Partridge Hill all of the securities of the Company owned by such parties such that, upon such assignments, the securities will be owned as follows:
     Lost Horizons - 109,923.6 shares of Common Stock and 895,716 Warrants, constituting approximately 5.04% of the shares of Common Stock
     outstanding;  Illiad  -  45,801.5   shares   and   373,215   Warrants,
     constituting approximately 2.10% of the shares of Common Stock outstanding; Stix Partners - 25,648.84 shares and 209,000.4 Warrants, constituting approximately 1.17% of the shares of Common Stock outstanding; and the discretionary account managed by Partridge Hill - 1,832.06 shares and 14,928.6 Warrants, constituting approximately .08% of the shares of Common Stock outstanding. Madeleine has entered into an agreement with the Company in which it is agreed to restrict its ability to exercise its Warrants in order to comply with the requirements of the West Virginia Lottery Commission. See "Description of Securities -- Common Stock -- Anti-takeover Provisions."

(4) Includes 780,000 shares for which voting rights have been assigned to the Board to satisfy licensing requirements of the West Virginia Lottery Commission.

(5) Includes 103,810 shares and options and other rights to acquire beneficial ownership of 436,816 shares exercisable within 60 days of August 29, 1996 held by Mr. Russell.

(6) Includes 341,684 shares and options to acquire beneficial ownership of 50,000 shares exercisable within 60 days of August 29, 1996 held by Mr. Blatt.

(7) Includes 38,228 shares and options to acquire beneficial ownership of 75,000 shares exercisable within 60 days of August 29, 1996 held by Mr. Ruben.

(8)  Includes Messrs. Arneault, Russell, Blatt and Ruben.

                       SELLING STOCKHOLDERS

GENERAL

     On July 2, 1996 the Company issued 183,206 shares of Common Stock and Warrants to purchase an aggregate of 1,542,860 shares of Common Stock to a private lender and two of its affiliates in connection with the Term Loan Agreement and related commitment. Of the Warrants, 1,492,860 have an exercise price of $1.06 per share and 50,000 have an exercise price of $0.80 per share. Other than with respect to the exercise price, all of the Warrants are identical. In addition to the shares of Common Stock and Warrants to purchase Common Stock which were initially sold in connection with the Term Loan Agreement, the private lender is to receive Warrants equivalent to an amount of stock determined on each anniversary date equal to 5% the outstanding principal balance (valued at the closing bid and asked price for the 30 days prior to each anniversary date) and warrants to purchase 250,000 shares at $1.06 per share. Contemporaneous with the Term Loan, the private lender also made a first mortgage financing commitment. If such financing is consummated, the Company would be required to issue to the lender 550,000 shares of Common Stock and warrants to purchase an additional 1,632,140 shares of Common Stock at $1.06 per share. Pursuant to the warrant agreements entered into by the Company with each of the Selling Stockholders (the "Warrant Certificate") and a registration rights agreement entered into by the Company with the lender, Madeleine LLC, the Company agreed to indemnify each of the Selling Stockholders against any liabilities, under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of a material fact in the Registration Statement or this Prospectus or any omission of a material fact required to be stated therein except to the extent that such liabilities arise out of or are based upon any untrue or alleged untrue statement or omission of any information furnished in writing to the Company by the Selling Stockholder expressly for use in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to its certificate of incorporation and by-laws, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Selling Stockholders have the right, at the Company's expense, to have the shares of Common Stock offered hereby registered for the offer and sale to the public under the Securities Act until i) none of the shares constitute Registrable Securities (as defined in the Registration Rights Agreements and the Warrant Certificates) or ii) all of such shows may be sold under Securities Act Rule 144(k) subject to the Company obtaining an opinion of counsel and counsel for the Selling Stockholders concurring with such opinion that such conditions were satisfied.

     In connection with the registration of the securities offered hereby, the Company will supply prospectuses to the Selling Stockholders and, use its best efforts to qualify such securities for sale in certain states which may be designated by the Selling Stockholders.

STOCK OWNERSHIP

     The table below sets forth the number of shares of Common Stock (i) owned beneficially by each of the Selling Stockholders and (ii) being offered by each Selling Stockholder pursuant to this Prospectus; (iii) to be owned beneficially by each Selling Stockholder after completion of the offering, assuming that all of the Warrants held by the Selling Stockholders are exercised and all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold and (iv) the percentage to be owned by each Selling Stockholder after completion of the offering, assuming that all of the shares offered hereby are sold and that none of the other shares held by the Selling Stockholders, if any, are sold. For purposes of this table each Selling Stockholder is deemed to own beneficially (i) the shares of Common Stock underlying the Warrants, (ii) the issued and outstanding shares of Common Stock owned by the Selling Stockholder as of August 29, 1996, and (iii) the shares of Common Stock underlying any other options or warrants owned by the Selling Stockholder which are exercisable as of August 29, 1996 or which will become exercisable within 60 days after August 29, 1996. Except as otherwise noted, none of such persons or entities has had any material relationship with the Company during the past three years.

                                             Number of             Number of       Number of Shares to be      Percentage of
                                        Shares Beneficially     Shares OFFERED       Owned Beneficially    Outstanding Shares to
        SELLING STOCKHOLDERS                   OWNED                                 After Completion of   be Owned Beneficially
                                                                                          OFFERING          After Completion of
                                                                                                                OFFERING(1)
Madeleine LLC (1)                               1,676,066             1,676,066                      0               0
Bridge Capital                                     25,000                25,000                      0               0
Brownstone Holding                                 25,000                25,000                      0               0

(1) Includes 183,206 shares and Warrants exercisable within 60 days held by Madeleine LLC ("Madeleine"). This information is based on information supplied to the Commission on a Schedule 13D filed by Madeleine on July 2, 1996. Stephen Feinberg owns directly no shares of the Company. By reason of the provisions of Rule 13d-3 under the Exchange Act, Stephen Feinberg, the sole managing partner of Feinberg Management, L.P., the sole managing member of Madeleine, may be deemed to own beneficially 183,206 shares of Common Stock and 1,492,860 of the Warrants, constituting approximately 8.4% of the outstanding Common Stock of the Company. Madeleine owns directly 183,206 shares of Common Stock and 1,492,860 of the Warrants. In consideration of the funding of the Term Loan and loan commitment by Lost Horizons Fund, L.P. ("Lost Horizons"), Illiad, L.P. ("Illiad"), Stix Partners, L.P. ("Stix Partners"), and to a discretionary account managed by Partridge Hill Management, LLC ("Partridge Hill"), as more specifically described in the Schedule 13D filed by Stephen Feinberg with respect to the Common Stock and Warrants held by Madeleine, Madeleine will assign to a discretionary account managed by Partridge Hill all of the securities of the Company owned by such parties such that, upon such assignments, the securities will be owned as follows:
     Lost Horizons - 109,923.6 shares of Common Stock and 895,716 Warrants, constituting approximately 5.04% of the shares of Common Stock outstanding; Illiad - 45,801.5 shares and 373,215 Warrants, constituting approximately 2.10% of the shares of Common Stock outstanding; Stix Partners - 25,648.84 shares and 209,000.4 Warrants, constituting approximately 1.17% of the shares of Common Stock outstanding; and the discretionary account managed by Partridge Hill - 1,832.06 shares and 14,928.6 Warrants, constituting approximately .08% of the shares of Common Stock outstanding. Madeleine has entered into an agreement with the Company in which it agreed to restrict its Warrants in order to comply with the requirements of the West Virginia Lottery Commission. See "Description of Securities - Common Stock - Anti-takeover Provisions."


                       PLAN OF DISTRIBUTION

     Shares of Common Stock currently outstanding and shares of Common Stock issuable upon exercise of the Warrants may be sold pursuant to this Prospectus by the Selling Stockholders. These sales may occur in privately negotiated transactions or in the over-the-counter market through brokers and dealers as agents or to brokers and dealers as principals, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Common Stock for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares of Common Stock covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

     Upon being notified by a Selling Stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker or dealer for the sale of shares through a block trade, purchase by a broker or dealer, or similar transaction, the Company will file a supplemented Prospectus pursuant to Rule 424(c) under the Securities Act disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), (e) if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in the Prospectus, as supplemented, and (f) any other facts material to the transaction.

     Certain of the Selling Stockholders and any broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act by virtue of the number of shares of Common Stock to be sold or resold by such persons or entities or the manner of sale thereof, or both. If any of the Selling Stockholders, broker-dealers or other holders were determined to be underwriters, any discounts or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of Common Stock might be deemed underwriting compensation under the Securities Act.

     The Selling Stockholders have represented to the Company that any purchase or sale of the Common Stock by them will be in compliance with Rules 10b-6 and 10b-7 under the Exchange Act. In general, Rule 10b-6 under the Exchange Act prohibits any person connected with a distribution of the Company's Common Stock (the "Distribution") from directly or indirectly bidding for, or purchasing for any account in which he has a beneficial interest, any Common Stock or any right to purchase Common Stock, or attempting to induce any person to purchase Common Stock or rights to purchase Common Stock, until after he has completed his participation in the Distribution (the "Distribution Period").

     During the Distribution Period, Rule 10b-7 under the Exchange Act prohibits the Selling Stockholders and any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing the Common Stock except for the purpose of preventing or retarding a decline in the open market price of the Common Stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering and reselling the Common Stock at the market, Rule 10b-7 prohibits them from effecting any stabilizing transaction with respect to the Common Stock.


                     DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is currently authorized to issue 25,000,000 shares of Common Stock, par value $.00001 per share. As of September 13, 1996, there were 18,869,397 shares of Common Stock issued and outstanding and held of record by approximately 582 stockholders.

     As of September 23, 1996, 4,836,130 shares of Common Stock were reserved for issuance pursuant to outstanding options and warrants

     A majority of the outstanding shares of the Company's Common Stock must be present at a duly called stockholders' meeting in order to have a quorum under the Company's By-Laws. Only those shareholders of record as of the record date, which may be fixed not more than 60 nor less than 10 days before the meeting or shareholder action in lieu of a meeting are entitled to vote on the subject matter before the shareholders. In most cases, if a quorum is present the affirmative vote of the majority of the shares represented at the meeting constitutes the act of the stockholders. Consequently, the holders of one share more than one-quarter of the outstanding Common Stock could exercise effective control over the Company. The affirmative vote of a majority of all outstanding shares entitled to vote, however, is required to amend the Company's Restated Certificate of Incorporation (the "Certificate"), as well as to accomplish certain other matters.

     All shares of Common Stock are equal to each other with respect to voting, liquidation, dividend and other rights. Owners of shares of Common Stock are entitled to one vote for each share they own at any stockholders' meeting. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to stockholders. The Term Loan Agreement restrict the payment of dividends to stockholders without the lender's consent. There are no preemptive rights or privileges with respect to any shares of Common Stock. The Common Stock of the Company does not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of the directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% would not be able to elect any directors.

     The Company does not currently have a sufficient number of shares of Common Stock authorized to allow for the issuance of all of the shares subject to warrants and options. The Company is seeking shareholder approval of the increase in number of authorized shares of Common Stock at the annual meeting of shareholders to be held October 15, 1996. See "Summary - Recent Developments".

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate has two significant anti-takeover provisions. Pursuant to Article VI of the Certificate, any "Acquisition Proposal" (defined therein as a proposal by any person to (i) make a tender offer or exchange offer for any equity securities of the Company, (ii) merge or consolidate the Company with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company), requires the Board to scrutinize such Acquisition Proposal within certain guidelines. Specifically, the Certificate states that the Board, in exercising its judgment with respect to the best interests of the Company, is authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

               (i)   the interests of the Company's stockholders;

               (ii) whether the proposed transaction might violate federal or state laws, or affect the Company's ability to obtain required licenses;

               (iii) the consideration being offered in the proposed transaction, in relation not only to the then current market price for the outstanding capital stock of the Company, but also to the market price for the capital stock of the Company over a period of years, the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and the Company's financial condition and future prospects; and

               (iv) the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Company, and the communities in which the Company conducts its business.

     The Certificate requires a supermajority of 80% of the outstanding shares of the Company entitled to vote in the election of directors to amend or repeal this provision.

     In addition to this provision relating to the Board's response to a takeover offer, in response to regulatory requirements of the Lottery Commission requiring advance approval of persons who acquire 5% or more of the Company's voting stock, Article VII of the Certificate provides the Company with the right to redeem any shares acquired on the open market or otherwise. Specifically, the Certificate prohibits any Person (a natural person or entity) from becoming the Beneficial Owner (as defined in conformance with Rule 13d-3 of the Exchange Act) of five percent (5%) or more of the Company's common stock unless such person agrees in writing delivered to the Company at its registered office to:

     (1) provide to the Gaming Authorities (defined in the Certificate as any governmental authority regulating any form of gaming which has jurisdiction over the Company or its subsidiaries) information regarding such Person, including, without limitation, information regarding other gaming related activities of such Person and financial statements and disclosures, in such form, and with such updates, as may be requested and/or required by any Gaming Authority;

     (2) respond to written and/or oral questions and inquiries that may be propounded by any Gaming Authority; and

     (3) consent to the performance of any personal background investigation that may be required by any Gaming Authority, including, without limitation, an investigation of any criminal record and/or alleged criminal activity of such Person.

     Notwithstanding such provisions, any and all issued and outstanding shares of common stock held or otherwise owned by a Disqualified Holder (defined in the Certificate as any Beneficial Owner of shares of common stock of the Company, or its subsidiaries, whose holding of common stock may result, in the judgment of the Board, in (i) the denial, loss or non-reinstatement of any license or franchise from any governmental agency applied for or held by the Company or any subsidiary to conduct any portion of the proposed or actual business of the Company or any subsidiary, which license or franchise is conditioned upon some or all of its holders of common stock meeting certain criteria, or (ii) the disapproval, modification, or non-renewal of any contract under which the Company or any of its subsidiaries has sole or shared authority to manage any gaming operations) (such securities being defined as the "Repurchase Securities") shall be subject to repurchase by the Company at any time at the sole discretion of the Company by action of the Board. The terms and conditions of such repurchase provided for by the Certificate are as follows:

     (1) the repurchase price of the Repurchase Securities to be repurchased pursuant to such provision shall be an amount equal to the Fair Market Value (defined as the average closing price as quoted on Nasdaq for the 20 days preceding the repurchase) of such Repurchase Securities or such other repurchase price as required by either the DGCL, any State law applicable to the determination that a Beneficial Owner is a Disqualified Holder or applicable federal law;

     (2) the repurchase price of such Repurchase Securities may be paid in cash, or Corporation Debt Securities (defined as any debt securities of the Company which comprise all or a portion of the repurchase price), or any combination thereof;

     (3) if less than all of the Repurchase Securities held or otherwise owned by one or more Disqualified Holders are to be repurchased, the Repurchase Securities to be repurchased shall be selected in such manner as shall be determined by the Company's Board in their sole discretion, which may include selection of the most recently acquired Repurchase Securities, selection of Repurchase Securities by lot, or selection of Repurchase Securities in such other manner as shall be determined by the Company's Board;

     (4) at least ten (10) days' written notice of the Repurchase Date shall be given to the Beneficial Owner (and the record holder if such Person is not the Beneficial Owner) of the Repurchase Securities selected to be repurchased unless notice is waived in writing by any such holder) provided that the Repurchase Date may be the date on which written notice is given if the cash or Corporation Debt Securities necessary to effect the repurchase shall have been deposited in trust for the benefit of such record holder and subject to immediate withdrawal upon surrender of the certificates for the Repurchase Securities to be repurchased;

     (5) from and after the Repurchase Date or such earlier date as mandated by either the DGCL, any State law applicable to the determination that a Beneficial Owner is a Disqualified Holder or applicable federal law, any and all rights of whatever nature which may be held by the Beneficial Owners of Repurchase Securities selected for repurchase (including, without limitation, any rights to vote or participate in dividends declared on securities of the same class or series as such Repurchase Securities), shall cease and terminate and such Beneficial Owners shall thenceforth be entitled only to receive the cash or Corporation Debt Securities payable upon repurchase; and

     (6) such other terms and conditions as the board of directors shall determine.

     All securities subject to this restriction bear a restrictive legend stating the fact that such securities are subject to the repurchase option of the Company and may not be transferred other than in accordance with the Certificate.

DESCRIPTION OF WARRANTS

     In connection with the Term Loan Agreement, the Company issued an aggregate of 1,542,560 Warrants to a private lender and two of its affiliates (the "Warrant Holders"), all of which are presently outstanding. The Warrants were issued pursuant to Warrant Certificates dated July 2, 1996 between the Company and each of the Warrant Holders.

     Each Warrant entitles the holder thereof to purchase one share of Common Stock (each a "Warrant Share") from the Company. The exercise price of 1,492,560 of the Warrants is $1.06 per share and the exercise price of 50,000 of the Warrants is $0.80 per share, in each case subject to adjustment as described below. Subject to certain limitations, the Warrants may be exercised at any time beginning on July 2, 1996 until 5:00 p.m. Pacific Time on July 2, 2001 (the "Expiration Date"). Warrants that are not exercised prior to the Expiration Date will expire.


CERTAIN TERMS

     EXERCISE

     In order to exercise all or any of the Warrants represented by the Warrant Certificate, the holder thereof is required to surrender to the Company a completed Exercise Agreement (as defined in the Warrant Certificate), a Warrant Certificate and cash or certified check payable to the Company in an amount equal to the then effective Purchase Price for the shares for which the Warrant Certificate is being exercised. Certificates for Warrant Shares purchased upon exercise of the Warrants will be delivered by the Company to the holder thereof within five business days after the exercise. The Warrant Shares shall, when issued, be duly authorized, validly issued, previously unissued, fully paid and nonassessable and will be free from all taxes, liens and charges with respect thereto.

     ADJUSTMENTS

     The initial purchase price per Warrant shall be subject to adjustment from time to time upon the occurrence of certain events including: (i) the issuance or sale of any shares of Common Stock by the Company, (ii) the grant of any rights to subscribe for or to purchase Common Stock, or any options for the purchase of Common Stock or any securities convertible into or exchangeable for Common Stock, (iii) the issuance or sale of convertible securities, whether or not immediately exercisable, or (iv) the declaration of any dividend or the making of any other distribution of any stock of the Company payable in Common Stock, options or convertible securities. Upon the occurrence of such an event, the holder shall be entitled to purchase the number of Warrant Shares equal to that percentage of the total number of shares of Common Stock that the holder was entitled to purchase immediately prior to such event; provided, however, that if the issuance of securities is made to all holders of the Common Stock, then the Warrant holder shall be entitled to receive the number of shares which such holder would have been entitled to receive had the holder exercised the Warrants immediately prior to the event. Notwithstanding this fact, no adjustment shall be made: (i) at any time prior to 30 months after repayment in full of the outstanding amounts under the Term Loan Agreement and the Loan Commitment (if drawn down by the Company), if (a) the securities issued in connection with such event exceed the holder's purchase price or if (b) the event was approved in advance in writing by the holders of a majority of the shares of Common Stock issuable on the exercise of the Warrants; and
(ii) following the date that is 30 months after the repayment in full of all of the outstanding amounts under the Term Loan Agreement and the Loan Commitment (if drawn down by the Company) ; provided, that notwithstanding
(i) and (ii) above, the adjustments provided for in the event of the issuance of Common Stock of the Company shall be made to the extent that such issuance involves the offer and/or issuance of securities to all holders of any class of securities of the Company; provided, further, that the provisions referenced above will not limit any adjustments to be provided pursuant to other sections of the Warrant Certificate. No adjustment need be made based on issuances of stock to employees, directors or officers of the Company in any fiscal year, not to exceed 1% of the issued and outstanding shares of Common Stock on the date of issuance; Common Stock issued in the ordinary course of business, not to exceed .5% of the outstanding shares of Common Stock on the day of issuance; or any of the Warrants or shares of Common Stock issued in connection with the Term Loan Agreement or Loan Commitment. The holder of the Warrants shall be entitled to participate in any dividends declared by the Company or any rights to subscribe for the purchase of Common Stock, options, or convertible securities to the same extent as such holder would be entitled after giving full effect to the exercise of such Warrants. Finally, should the Company undertake a subdivision or combination of its Common Stock to either increase such shares into a greater number or decrease such shares into a lesser number, the number of shares purchasable under the Warrant Certificate are to be proportionately increased or reduced. If conditions arise not otherwise covered by the anti-dilution provisions discussed above, the Company is required to appoint a firm of independent certified public accountants of recognized national standing, which shall give their opinion on any adjustment necessary to preserve the exercise rights of the Warrant holder.

     REORGANIZATIONS, MERGERS, AND CERTAIN OTHER TRANSACTIONS

     If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, shall be effected so as to entitle the holders of the Common Stock of the Company to receive stock, securities or assets with respect to or in exchange for shares of Common Stock, then, prior to and as a condition of such reorganization, reclassification, consolidation, merger, sale or conveyance, the Warrant holder shall be entitled to receive in lieu of any Warrant Shares, such shares of stock, securities, or assets as may be issued or payable in exchange for a number of shares of Common Stock equal to the number of shares immediately theretofore purchasable or receivable upon exercise of the rights under the Warrant Certificate had such reorganization, reclassification, consolidation or merger, sale or conveyance, not taken place.

     NO RIGHTS AS STOCKHOLDERS

     The holders of unexercised Warrants are not entitled, as such, to receive notice of any meeting of the stockholders of the Company, to consent to any action of the stockholders of the Company, to receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company, except with respect to dividends subscription rights and rights upon merger or consolidation, as discussed above, and none of the rights of the Warrant holder shall give rise to liability for the purchase price of the Warrant Shares or as a stockholder of the Company.

     INSUFFICIENT AUTHORIZED SHARES

     Currently the number of shares of Common Stock authorized to be issued under the Company's Certificate is insufficient to permit the exercise of all securities ("convertible securities") of the Company (including the Warrants) that are exercisable for shares of Common Stock. Many of such convertible securities have an exercise price in excess of the market price. Nonetheless, the Company expects that at the meeting of the stockholders of the Company scheduled to be held on October 15, 1996, the number of authorized shares will be increased to permit exercise of all convertible securities. No assurance can be given, however, that such action will be taken.

     REGISTRATION RIGHTS

     For a description of the registration rights with respect to the Warrants, see "Description of Securities - Registration Rights".

     TRANSFER AGENT

     The Transfer Agent for the Common Stock is Continental Stock Transfer & Trust Company.

                  SHARES ELIGIBLE FOR FUTURE SALE

     The Company had 18,869,397 shares of Common Stock outstanding as of September 13, 1996. Of these outstanding shares, approximately 7,187,507 shares are "restricted securities" as defined in Rule 144 adopted under the Securities Act. Of these restricted shares, 183,206 shares are covered by this Registration Statement and were sold in connection with the July 2, 1996 Term Loan. Such 183,206 shares will, if sold pursuant to this Registration Statement, and the 1,542,860 shares of Common Stock included in this Registration Statement and underlying the Warrants will, if issued upon exercise of the Warrants and sold pursuant to this Registration Statement, be freely tradeable without restriction under the Securities Act, except that any shares purchased and held by an "affiliate," as that term is defined under the Securities Act, will be subject to the resale limitations of Rule 144. In addition to the Warrants to purchase 1,542,860 shares of Common Stock as of September 13, 1996 there were outstanding options and warrants to purchase an aggregate of 4,836,130 shares, all of which shares will be restricted securities. Certain of the outstanding shares and shares underlying outstanding options and warrants have registration rights described in "Registration Rights."

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including affiliates, who have beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Company's Common Stock or the weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. A person (or persons whose shares are aggregated), who is not deemed an affiliate of the Company, and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

REGISTRATION RIGHTS

     Under a Separation Agreement effective October 15, 1996, the Company issued 15,000 shares of Common Stock and 30,000 shares of Common Stock issuable upon the exercise of options to Julie Waring, a former employee of the Company, with registration rights.

     Pursuant to an Amendment to the Bennett Loan dated September 19, 1996, the Company granted registration rights with respect to shares of Common Stock previously issued to Bennett as well as shares issuable pursuant to such amendment. Whereas the Bennett Loan as previously amended required the Company to issue Bennett $2.5 million worth of the Company's Common Stock based on the average market price for the 20 consecutive trading days preceding January 2, 1997, the Amendment would permit the Company, at its option, either to pay Bennett $500,000 or issue $750,000 in Common Stock. Similarly, the Company would be permitted to pay $750,000 or issue $1 million in Common Stock if the Bennett Loan is not prepaid by July 1, 1997, and pay $1 million or issue $1.25 million in Common Stock if the Bennett Loan is not prepaid by December 31, 1997. To the extent any shares of Common Stock previously issued pursuant to the Bennett Loan or to be issued pursuant to the Amendment are restricted and are not eligible for public sale pursuant to court order or exemption, Bennett would be entitled to piggyback registration rights with respect to such shares should the Company or any shareholder of the Company make a registered offering of Common Stock excluding registered offerings undertaken in connection with the Term Loan Agreement until December 31, 1997. Bennett would also be entitled to demand registration rights after December 31, 1997 or any other time at which there is a registered offering in connection with the Term Loan Agreement.

     Pursuant to a settlement agreement signed on July 13, 1994 as modified by an amendment dated September 4, 1996 between the Company and CAM, the Company granted registration rights with respect to the 145,000 shares underlying the warrants issued to CAM. The settlement agreement as amended contemplates the inclusion of such shares on a registration to be filed shortly after the date of such modified agreement.

     Pursuant to a Registration Rights Agreement dated July 2, 1996, (the "Registration Rights Agreement") between the Company and Madeleine L.L.C., the Company's lender under the Term Loan Agreement and one of the Selling Stockholders ("Madeleine"), the Company agreed to use its best efforts to register and have a registration statement declared effective with respect to 183,206 shares of Common Stock issued to Madeleine in connection with the Term Loan and, any other securities of the Company acquired by Madeleine and any securities into or for which such other securities are convertible or exercisable, whether acquired pursuant to the Term Loan
Agreement or otherwise (the "Additional Shares") (collectively the "Registrable Securities"). The Registration Rights Agreement requires the Company to effect the registration of any such Registrable Securities within 120 days of the date the Registration Rights Agreement, and to keep such registration effective until i) none of the securities covered by such registration continue to be Registrable Securities as determined in accordance with the Registration Rights Agreement or ii) all of the Registrable Securities become freely transferable under Securities Act Rule 144(k), provided that the Company secures an opinion of counsel that such conditions have been satisfied and Madeleine's counsel concurs with such opinion.

     In the event that a registration statement required to be filed pursuant to the Registration Rights Agreement shall fail to be declared effective on or before the seven calendar months from the date of demand wherefor by the Holder (the "Demand Date"), the Company shall pay to the Holder within 5 days of the expiration of such seven calendar month period 5% of the closing price (the last recorded sale price, or if no sales are made that day, the average of the bid and asked prices, as quoted on Nasdaq) of the Common Stock on the business day immediately preceding the end of such seven month period. In the event that a registration statement required to be filed pursuant to the Registration Rights Agreement shall fail to be declared effective on or before nine calendar months from the Demand Date, the Company shall pay to the Holder within 5 days of the expiration of such nine calendar month, and on the last day of each calendar month thereafter until such registration statement is declared effective, 10% of the closing price of the Common Stock on the business day immediately preceding the end of such nine month or one-month period, as applicable. Similar provisions attach for any Additional Shares acquired by Madeleine.

     Pursuant to the Warrant Certificates issued to the Selling Stockholders in connection with the Term Loan Agreement, the Company agreed to use its best efforts to effect the registration of the resale of the Warrants, and the issuance, or if not permissible under the Act, the resale of the shares issuable on exercise of the Warrants. The Company agreed to use its best efforts to keep such registration statement continuously effective subsequent to the Commission's determination of effectiveness until either none of the securities covered by the registration statement constitute Registrable Securities or all of the Registrable Securities covered by such registration statement are freely transferable under Rule 144(k), provided that the Company secures an opinion of counsel satisfactory to the Warrant Holder and concurred upon by counsel to such Warrant Holder. In the event that a registration statement required to be filed pursuant to the Warrant Certificates shall fail to be declared effective on or before February 1, 1997, the Company must pay to the Warrant Holder an additional amount equal to 5% of the closing price (the last recorded sale price, or if no sales are made that day, the average of the bid and asked prices, as quoted on Nasdaq) of the Common Stock on the business day immediately preceding February 1, 1997 for each Warrant Share (determined on an as-converted basis) to be included on such registration statement. If such registration statement is not declared effective by March 31, 1997, the Company must pay to the Warrant Holder an additional penalty of 10% of the closing price of the Common Stock on March 31, 1997, and the last day of each month thereafter (each a "10% Due Date") on the business day immediately preceding such 10% Due Date for Warrant Shares (determined on an as-converted basis) to be included on such registration statement until such registration statement is declared effective. Similar provisions attach for any subsequent registration statement to be filed on the request of the Warrant Holder, if registration is not effected within 90 days, seven months, or nine months respectively subsequent to the request of the Warrant Holder.

     Pursuant to an agreement dated April 2, 1996 and amended June 18, 1996, the Company issued 133,416 shares of Common Stock to Dorothy M. van Haften. The Company agreed that it would register the shares on behalf of Ms. van Haften and that in the event that the average closing market price of the Common Stock was less than $1.50 a share during the ninety (90) days immediately following the effective date of the registration statement, the Company would be required to issue additional shares equivalent to the difference between $1.50 and the average market price. Due to the Company's failure to register such shares within the required time period, as of June 30, 1996, the Company executed a promissory note in favor of Ms. van Haften in the amount of $200,125. The note bears interest at the rate of 12% per year, payable in twenty-four monthly (24) installments. If the Company is not in default with respect to its repayment obligations under the note, the principal of the note will be reduced based on i) the number of shares which become eligible for resale pursuant to Rule 144 or ii) the number of shares which are registered, multiplied by the average closing market price of the Common Stock for the 90 trading days following the effective date of the registration statement or eligibility for sale pursuant to Rule 144. For every $1.50 in principal amount paid by the Company, shares issued to Ms. van Haften are redeemed, and thus the Company's registration obligations with respect to such redeemed shares is eliminated. As of September 25, 1996, the Company had redeemed 11,118 shares.

     Pursuant to a Letter Agreement dated March 25, 1996 between the Company and Edson R. Arneault, Chief Executive Officer of the Company and member of the Board, the Company agreed to file a registration statement on Form S-8 as soon as possible with respect to 362,866 shares of Common Stock held by Mr. Arneault.

     Pursuant to a Letter Agreement dated March 25, 1996 between the Company and Thomas K. Russell, Chief Financial Officer, Secretary and member of the Board, the Company agreed to file a registration statement on Form S-8 as soon as possible with respect to 103,810 shares of Common Stock held by Mr. Russell.

     In connection with the  issuance  of  five  promissory  notes  to  the
Company,   AstraFund  was  issued  100,000  shares  of  Common  Stock  with registration rights on March 20, 1996.

     Pursuant to a mutual release agreement dated October 18, 1995 between the Company and Dublin Energy Corporation ("Dublin"), the Company agreed to file a registration statement with respect to 10,850 shares held by Dublin at the earliest practicable time from the date of the agreement. The agreement provides that failure to file a registration statement by October 18, 1996 will require the Company to issue an additional 10,850 shares to Dublin.

     Pursuant to a separation agreement dated October 11, 1995 between the Company and Barbara A. Sigler, the Company agreed to use its best efforts to include 15,000 shares of Common Stock on a registration statement on Form S-1 or S-3 at the earliest possible date, without any guarantee that such registration statement would be actually filed or subsequently be declared effective by the Commission.

     Under an agreement dated August 9, 1995 with Lawrence L. Mannypenny, the Company agreed to use its best efforts to file a registration statement with the Commission at the earliest practicable date to cover 77,449 of the shares issued under the agreement. The parties acknowledged that no assurances could be given regarding timing of approval or that approval could be obtained.

     Pursuant to a settlement agreement dated June 30, 1995 between the Company and Michael Mapes, the Company agreed to use its best efforts to cause a registration statement to become effective with the Commission by June 30, 1996 with respect to 165,000 shares of Common Stock (120,000 of which have since been transferred to Louis Haskell pursuant to an agreement with Mr. Mapes) and 20,000 shares of Common Stock issuable upon exercise of options. The agreement provides that withdrawal of the registration statement prior to effectiveness will not constitute a breach, provided the shares are included in the next registration statement filed with the Commission. The agreement further provides that the failure to register such shares shall not constitute a breach of the agreement unless the Company has registered shares for another selling stockholder and could have included the stockholder but did not. If during the ninety days subsequent to the date of the effectiveness of the registration statement, the average market price of the Common Stock is less than $1.50 per share, then the Company is required to issue additional shares in an amount equivalent to the difference between the average market price and $1.50.

     Pursuant to a Settlement Agreement dated June 30, 1995 between the Company and Glenn Hall, the Company agreed to use its best efforts to cause a registration statement covering 201,750 shares of Common Stock and 30,000 shares of Common Stock issuable on exercise of certain options held by him. Under the agreement, withdrawal of the registration statement prior to effectiveness does not constitute a breach, provided the shares are included in the next registration statement filed with the Commission. The agreement provides that the failure to register such shares shall not constitute a breach of the agreement unless the Company has registered shares for another stockholder and could have included the stockholder's shares but did not. Based on the Company's failure to register such shares before June 30, 1996, the Company issue a promissory note for $235,125. If during the ninety days subsequent to the date of the effectiveness of the registration statement, the average market price of the Common Stock is less than $1.50 per share, then the Company is required to issue additional shares in an amount equivalent to the difference between the average market price and $1.50.

     Pursuant to a termination of employment letter agreement dated May 30, 1995 between the Company and Robin L. Reynolds, the Company agreed to include 10,000 shares of Common Stock on a registration statement on Form S-3, if and when such registration statement is approved by the Commission.

     Pursuant to an Agreement dated May 31, 1994 as amended on January 12, 1995 between the Company and William E. Blair, Jr. and Bonnie Blair, the Company is required to file a registration statement with respect to 183,888 shares issuable upon exercise of options held by Mr. and Mrs. Blair.

     Pursuant to a Consulting Agreement dated December 30, 1994, between the Company and a consultant to the Company, the Company granted registration rights with respect to 87,500 shares of Common Stock, 150,000 shares of Common Stock issuable upon exercise of Warrants at the exercise price of $1.06 per share, and additional shares as fees for professional services not to exceed 120,000. The Company agreed to register such shares on Form S-3, if and when such registration statement is filed.

     Pursuant to an amendment to Rider No. 4 to a Stock Purchase Agreement (Merger and Stock Exchange Agreement) for all of the outstanding shares of Mountaineer dated November 28, 1994 between the Company and the previous owner of Mountaineer and affiliates of such owner, an Original Rider dated December 3, 1992 contemplated the Company using its best efforts to file a registration statement covering 469,072 shares issued in connection with the acquisition of Mountaineer. Under the amendment, the Company agreed to use its reasonable best efforts to cause a registration statement to become effective with respect to such shares. In addition, the Company agreed that if any shares were sold pursuant to Rule 144 during the period prior to effectiveness of the registration statement or pursuant to the registration statement, within 20 days of the effectiveness of such registration statement, at a price of less than $6.00 per share based on the average closing bid price of the Company's Common Stock as reported on Nasdaq for the ten days prior to the effective date of such registration statement, Winners would issue additional registered shares in an amount equal to the difference between the price received and $6.00. The Company is in the process of renegotiating this agreement; however, there can be no assurance that such renegotiation will be successful.

     Pursuant to an Amendment to a Supplemental Agreement with respect to the acquisition of 77 gas wells dated September 30, 1994 between the Company and 18 Limited Partnerships controlled by the Company's Chief Executive Officer, Edson R. Arneault as amended by letter agreement dated October 2, 1995, the Company agreed to use its best efforts to include 373,000 shares plus an additional 51,000 shares issued to such Partnerships on a registration statement to be filed with the Commission. If a registration statement with respect to such shares not become effective before March 31, 1995, the Company was required to restate a note issued to the party in the amount of $590,000 payable in 12 monthly installments at the rate of 9% per year. Which would be reduced by an amount equal to the average closing bid price of the Company's Common Stock for the 14 days subsequent to April 15, 1996 multiplied by 98,333.

     Pursuant to a Consulting Agreement dated September 1, 1994 between the Company and Eli Dragisich, the Company agreed to file three registration statements on Form S-8 to cover the three issuances of shares of Common Stock to the stockholder. The Company agreed to file such registration statements as soon as practicable after December 31, 1994, December 31, 1995 and February 1, 1997 respectively.

     Pursuant to a Warrant dated March 1, 1994, between the Company and Ladenburg, Thalmann & Co. Inc. ("Ladenburg"), the Company granted demand registration rights with respect to 300,000 shares of Common Stock issuable upon exercise of such warrants, provided that Ladenburg or the holders of other shares issuable upon exercise of warrants requesting such registration hold in aggregate not less than the sum of i) 50% of the total number of shares issuable upon exercise of outstanding warrants of the Company and ii) the total number of shares previously issued upon exercise of warrants and not previously sold pursuant to a registered offering. Alternatively, if the Board authorizes the filing of a registration statement on any form (other than Form S-4) at any time prior to March 1, 2002, Ladenburg and any other registered holder of warrants of the Company shall have the right to be notified of the Company's intent to so file a registration statement and to include either all or a portion of the warrants and shares issuable upon exercise of warrants on such registration statement. The Company agreed to use its best efforts to include all shares requested to be included on such registration statement and to cause such registration statement to become effective and remain so for as long as no amendment need be filed or in the case of a registration effected on Form S-3, for a period of two years.

     Pursuant to subscription agreements dated January 1994 between the Company and various investors, the Company granted a demand registration rights with respect to 350,000 shares of Common Stock such that the Company within six months of the request of such stockholders file as soon as reasonably possible a registration statement with the Commission and the relevant state authorities (the state in which the stockholders reside) with respect to the shares subscribed for and to use its best efforts to keep such registration statement effective for one year.

     In February, 1994, the Company issued 58,333 shares of Common Stock to Lease Equities, Inc. as a form of commission in connection with the private placement of 350,000 shares of Common Stock. The Company granted registration rights with respect to such 58,333 shares, such that upon the request of the shareholders it would file a registration statement with the Commission and the relevant state authorities (the state in which the stockholders reside) as soon as reasonably possible and to use its best efforts to keep such registration statement effective for one year.

     Pursuant to a Letter Agreement dated December 15, 1993 between the Company and Fleur-David Corporation, the Company granted piggy-back registration rights with respect to 50,000 shares of Common Stock outstanding and 71,500 shares of Common Stock issuable upon exercise of an option exercisable until December 15, 1996. Under the agreement, the Company is required to provide timely notice to the option holder of its intent to file a registration statement such that stockholder may assert its right to participate.

     Pursuant to various stock option plans and grants of options to employees and directors of the Company, such persons have the right to request that the Company file a registration statement on Form S-8 with respect to 3,338,047 shares of Common Stock when issued subsequent to the exercise of such options.

     Except as otherwise noted, the Company intends to file registration statements for all of the securities covered by the foregoing registration rights.

                DESCRIPTION OF CERTAIN INDEBTEDNESS

     On June 27, 1994, the Company as Guarantor and its subsidiary entered a Construction Loan Agreement (the "Bennett Loan") with Bennett Management and Development Corp. The Bennett loan bears interest at the rate of 12.5% per year with a delinquency rate of 14.5% with an original principal amount of $10.2 million. The Bennett Loan requires the Company to make 36 monthly payments of principal and interest based on a 36 month amortization schedule through April 30, 1995. The Company may prepay such loan without penalty. The Bennett loan, which had an outstanding balance of approximately $9.1 million as of September 23, 1996, is secured by a first mortgage on Mountaineer's real and personal property and is guaranteed by the Company. Bennett was issued an aggregate of 1,530,000 shares of Common Stock in connection with the Bennett loan. See "Principal Stockholders." The loan agreement allows the Company at its option, to prepay the outstanding advances by January 1, 1997. If such prepayment is not made by the Company, it will be obligated to issue an additional number of shares of its Common Stock equal to $2.5 million divided by the average closing stock price per share for 20 trading days prior to January 6, 1997.
     The Company has renegotiated the Bennett Loan by Amendment of the Construction Loan Agreement (the "Amendment") dated September 19, 1996 among the Company, Mountaineer Park and Richard C. Breeden, solely in his capacity as trustee (the "Trustee") of the estate of Bennett, the Company and Mountaineer agreed to settle all claims against Bennett. This Amendment is contingent upon approval by the United States Bankruptcy Court for the Western District of New York (the "Bankruptcy Court"). If the Amendment is approved by the United States Bankruptcy Court, it will be effective as of October 31, 1996 and the Company and Mountaineer will dismiss their lawsuit against Bennett with prejudice. The material terms of the Amendment are as follows:

     The Amendment would modify the schedule for amortization of the principal of the Bennett Loan such that instead of 36 equal monthly payments of $283,333, Mountaineer will make principal payments of $75,000 per month from October through March and $125,000 per month from April through September. The remaining principal balance would continue to be due on April 30, 1999. In the event that the Bennett Loan is not prepaid by December 31, 1997, the interest rate on any outstanding balance would, as of January 1, 1998, increase from 12.5% to 14.5% until paid in full; provided, however, that (i) if the Holder of the second trust on Mountaineer's property (currently Madeleine, LLC pursuant to a Deed of Trust and the Term Loan Agreement) for any reason does not approve such interest rate increase, then the interest rate would not increase; and (ii) in lieu thereof, the monthly payments of principal would increase to $100,000 from October through March and to $200,000 from April through September.

     The Amendment would also modify the Company's obligation to issue additional shares of the Company's Common Stock to Bennett if the loan is not prepaid by January 1, 1997. Whereas the Bennett Loan as previously amended required the Company to issue Bennett $2.5 million worth of the Company's Common Stock based on the average market price for the 20 consecutive trading days preceding January 2, 1997, the Amendment would permit the Company, at its option, either to pay Bennett $500,000 or issue $750,000 in Common Stock. Similarly, the Company would be permitted to pay $750,000 or issue $1 million in Common Stock if the Bennett Loan is not prepaid by July 1, 1997, and pay $1 million or issue $1.25 million in Common Stock if the Bennett Loan is not prepaid by December 31, 1997. If the Company elects to issue Bennett additional shares of Common Stock, such shares would be subject to the requirement that, to the extent such issuance would otherwise result in Bennett having voting rights greater than 5% of the Company's issued and outstanding shares of Common Stock, then such voting rights would be transferred to the Company's Board.

     To the extent any shares of Common Stock previously issued pursuant to the Bennett Loan or to be issued pursuant to the Amendment are restricted and are not eligible for public sale pursuant to court order or exemption, then Bennett would be entitled to piggyback registration rights with respect to such shares should the Company or any shareholder of the Company make a registered offering of Common Stock excluding registered offerings undertaken in connection with the Term Loan Agreement until December 31, 1997. Bennett would also be entitled to demand registration rights after December 31, 1997 or any other time at which there is a registered offering in connection with the Term Loan Agreement.

     In the event the Trustee desires to sell any of the shares of Common Stock held by Bennett, the Amendment would also grant the Company the right to match any bona fide offer of a nonaffiliate to purchase the shares until December 31, 1997. The Amendment likewise grants the Company an option for the period commencing on the date Mountaineer has paid the Bennett Loan in full and terminating ten business days thereafter, to purchase all (but not part) of the 1,530,000 shares currently held by Bennett for a price per share equal to 90% of the average closing bid price of the Common Stock as reported by Nasdaq for the twenty (20) consecutive trading days immediately preceding the date on which Mountaineer retires the Bennett Loan. In no event will such price be less than $1.125 per share.

     As part of the Amendment, AGEL, an affiliate of Bennett which had performed management services at Mountaineer Park pursuant to the
Management Agreement, delivered an acknowledgment that the Management Agreement had been terminated and that a June 30, 1995 Settlement Agreement among the Company, Mountaineer, and AGEL was now deemed to be in effect.

That Settlement Agreement, when deemed effective, will terminate the Management Agreement and settle the accounts of the parties as of June 30, 1995.

     The Amendment is expressly subject to the approval of the Bankruptcy Court, upon application to be made by the Trustee upon proper notice to Bennett's creditors, which application was served by the Trustee on September 20, 1996 and filed with the Court on September 25, 1996. There can be no assurance, however, that the Bankruptcy Court will approve the Amendment or any modification thereof on terms acceptable to the Company or that other satisfactory terms could be renegotiated if the Amendment is not approved.

     On July 2, 1996, the Company as Guarantor and the Company's subsidiary, Mountaineer, entered into a financing arrangement with a private lender for a secured working capital loan pursuant to the Term Loan Agreement and a commitment for first mortgage refinancing. The $5 million loan is secured by a second mortgage on all of Mountaineer's real and personal property. The note evidencing the loan calls for monthly payments of interest only at the rate of 12% per annum, and a default rate of 22% per annum. As additional consideration, the Company agreed to issue the lender 183,206 shares of Common Stock and five-year Warrants to purchase and additional 1,492,860 shares at $1.06 per share, which are exercisable for a period of five (5) years from the date of the loan agreement. Five-year Warrants to purchase an additional 50,000 shares of Common Stock in the aggregate at an exercise price of $.80 per share were issued by the Company to two affiliates of the lender. See "Selling Stockholders." The principal is to be repaid at the end of a three year term, during which the loan is subject to, on each anniversary date, additional fees in cash equal to 8% of the outstanding principal balance, stock equal to 5% of the outstanding principal balance (valued at the average closing bid price for the 30 days prior to each anniversary date), and warrants to purchase 250,000 shares of Common Stock at $1.06 per share. The shares of Common Stock and Warrants issued to the lender and its affiliates and the shares of Common Stock underlying such Warrants are covered by this Registration Statement and the shares and warrants issuable to the lender in connection with the Term Loan Agreement in the future and the shares underlying such Warrants will be the subject of future registration statements. Certain restrictions are imposed under the Term Loan Agreement limiting the Company's ability to incur additional debt, make capital expenditures and increase management's compensation. Anti-dilution provisions are included in the Warrants issued to the lender and its affiliates which would adjust the exercise price of, and number of shares of Common Stock issuable pursuant to, the Warrants in the event the Company issues additional securities at a price below the exercise price of the Warrants.

     As part of the transaction, the lender also provided a one year commitment to lend Mountaineer up to $11.1 million of additional funds to be used to refinance the current first mortgage held by Bennett Management & Development Corp. ("Bennett"). The commitment is subject to customary conditions, including negotiation of definitive loan agreements, but provides that any refinancing would be on terms no less favorable than those of the Company's obligation to Bennett. In connection with the financing commitment, the Company paid a $110,000 commitment fee and issued the lender additional five-year Warrants to purchase 350,000 shares of Common Stock at $1.06 share and issued 50,000 five year Warrants to affiliates of the lender at an exercise price of $0.80. These Warrants and the shares of Common Stock underlying the Warrants are covered by this Registration Statement.


                           LEGAL MATTERS

     The validity of the Warrants and the shares of Common Stock offered hereby will be passed upon for the Company by Ross & Hardies, New York, New York.


                              EXPERTS

     The  consolidated  financial   statements   of  the  Company  and  its
subsidiaries  included  herein  have  been  audited  by   Corbin  &  Wertz,
independent certified public accountants, as set forth in their opinion included herein. The financial statements referred to above have been included herein in reliance upon such opinion given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS




Independent Auditors' Report..............................................   F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 1995
 and 1994.................................................................   F-3

Consolidated Statements of Operations for each of
 the years in the three-year period ended December 31, 1995...............   F-5

Consolidated Statements of Shareholders' Equity
 for each of the years in the three-year period
 ended December 31, 1995..................................................   F-6

Consolidated Statements of Cash Flows for each
 of the years in the three-year period ended
 December 31, 1995........................................................  F-10

Notes to Consolidated Financial Statements................................  F-12

Condensed and Consolidated Balance Sheets
 at December 31, 1995 and June 30, 1996...................................  F-41

Condensed and Consolidated Statement of Operations for the
 Three Months and Six Months Ended June 30, 1996 and 1995.................  F-43

Condensed and Consolidated Statement of Cash flows
 for the Six Months Ended June 30, 1996 and 1995..........................  F-44

Notes to Condensed and Consolidated Financial Statements..................  F-45

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Winners Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of Winners Entertainment, Inc. and its subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winners Entertainment, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred substantial losses in the past three years and has a significant working capital deficit at December 31, 1995. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management is implementing plans which it believes will allow the Company to improve operations and cash flows, and meet its obligations as they come due (see Note 1). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                    /s/CORBIN & WERTZ
                                                    Corbin & Wertz


Irvine, California
April 5, 1996

                          WINNERS ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                        As of December 31, 1995 and 1994


ASSETS                                                   1995          1994
                                                         ----          ----

Current assets:
  Cash                                              $   807,000    $ 1,057,000
  Restricted cash (Notes 7 and 13)                      426,000        646,000
  Accounts receivable, net of allowance
   for doubtful accounts of $70,000 and
   $93,870 in 1995 and 1994, respectively               174,000        79,000
  Notes receivable from related parties,
   net of allowance for doubtful accounts
   of $290,000 in 1995 (Note 8)                          62,000        352,000
  Prepaid management fees (Note 14)                      ---           220,000
  Prepaid purses (Note 13)                               ---           352,000
  Deferred financing costs (Note 5)                     388,000        630,000
  Other current assets                                  115,000        219,000
                                                    -----------    -----------
     Total current assets                             1,972,000      3,555,000
                                                    -----------    -----------
Property and equipment, net
 (Notes 2, 4 and 5)                                  18,100,000     13,462,000
                                                    -----------    -----------
Net assets of discontinued oil and
 gas activities (Note 10)                             2,616,000      2,616,000
                                                    -----------    -----------
Other assets:
  Deferred financing costs (Note 5)                      ---           998,000
  Excess of cost of investments over
   net assets acquired, net of accumulated
   amortization of $770,000 and $517,000
   in 1995 and 1994 (Note 2)                          3,004,000      3,255,000
  Deposits and other                                     55,000         72,000
                                                    -----------    -----------
                                                      3,059,000      4,325,000
                                                    -----------    -----------
                                                    $25,747,000    $23,958,000
                                                    ===========    ===========


Continued

                          WINNERS ENTERTAINMENT, INC.

                        As of December 31, 1995 and 1994



LIABILITIES AND SHAREHOLDERS' EQUITY                1995              1994
                                                    ----              ----

Current liabilities:
  Accounts payable                              $  3,474,000      $  2,259,000
  Accrued liabilities (Notes 7, 8,
   13 and 14)                                      2,257,000           805,000
  Current portion of long-term
   debt (Note 5)                                   2,536,000           648,000
  Current portion of redeemable common
   stock (Notes 2, 9 and 10)                         991,000         1,651,000
                                                ------------      ------------
     Total current liabilities                     9,258,000         5,363,000
                                                ------------      ------------
Accrued financing costs (Note 5)                      ---              998,000

Accrued liabilities (Notes 7 and 8)                  490,000           525,000

Long-term debt, less current portion
 (Note 5)                                          8,071,000         5,095,000

Deferred income taxes (Note 11)                    1,529,000         1,662,000

Redeemable common stock, 441,854
 and 367,937 issued and outstanding at
 December 31, 1995 and 1994, net of
  current portion (Notes 2, 9 and 10)                415,000           557,000

Commitments and contingencies (Notes
  5, 7, 9, 13 and 14)

Shareholders' equity (Notes 2, 3, 5,
 and 9):
  Common stock, par value $.00001,
   25,000,000 shares authorized;
   17,022,645 and 14,620,877 issued
   and outstanding in 1995 and
   1994, respectively                                  2,000             1,000
  Paid-in capital                                 32,115,000        30,508,000
  Receivable from exercise of
   stock options                                     (69,000)           ---
  Accumulated deficit                            (26,064,000)      (20,751,000)
                                                ------------      ------------
     Total shareholders' equity                    5,984,000         9,758,000
                                                ------------      ------------
                                                $ 25,747,000      $ 23,958,000
                                                ============      ============


          See accompanying notes to consolidated financial statements

                          WINNERS ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

     For Each Of The Years In The Three-Year Period Ended December 31, 1995



                                         1995            1994            1993
                                      -----------    -----------     -----------

Revenues:
  Video lottery terminals
   (Note 14)                          $16,479,000    $ 7,481,000     $ 5,293,000
  Parimutuel commissions
   (Note 13)                            4,263,000      3,768,000       4,323,000
  Lodging, food and beverage            3,046,000      2,276,000       2,344,000
  Other                                 1,191,000      1,157,000       1,054,000
                                      -----------    -----------     -----------
                                       24,979,000     14,682,000      13,014,000
                                      -----------    -----------     -----------

Costs and expenses:
  Cost of video lottery terminals
   (Note 14)                           12,256,000      5,709,000      3,720,000
  Cost of parimutuel commissions
   (Note 13)                            5,064,000      4,563,000      5,136,000
  Cost of lodging, food and
   beverage                             3,285,000      2,337,000      2,364,000
  Cost of other                         1,195,000        798,000        787,000
  Selling, general and admini-
   strative expenses (Note 7)           6,564,000      6,668,000      6,370,000
  Depreciation and amortization         1,504,000        910,000        625,000
  Interest expense (Notes 5 and 8)        557,000        729,000         70,000
                                      -----------    -----------    -----------
                                       30,425,000     21,714,000     19,072,000
                                      -----------    -----------    -----------

Loss before income taxes               (5,446,000)    (7,032,000)    (6,058,000)

Benefit for income taxes (Note 11)        133,000        130,000        145,000
                                      -----------    -----------    -----------

Loss from continuing operations        (5,313,000)    (6,902,000)    (5,913,000)
                                      -----------    -----------    -----------

Discontinued operations (Note 10):
  Loss on disposal of oil and gas
   operations                              ---          (640,000)    (1,653,000)
                                      -----------    -----------    -----------

Loss from discontinued operations          ---          (640,000)    (1,653,000)
                                      -----------    -----------    -----------

Net loss                              $(5,313,000)   $(7,542,000)   $(7,566,000)
                                      ===========    ===========    ===========

Loss per share from continuing
 operations                           $      (.33)   $      (.48)   $      (.46)

Loss per share from discontinued
 operations                                   .00           (.04)          (.13)
                                      -----------    -----------    -----------

Net loss per share                    $      (.33)   $      (.52)   $      (.59)
                                      ===========    ===========    ===========

Weighted average number of
 shares outstanding                    16,226,743     14,523,377     12,883,031
                                      ===========    ===========    ===========


          See accompanying notes to consolidated financial statements

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995



                                                                     RECEIVABLE
                                     COMMON STOCK      ADDITIONAL       FROM
                                 -------------------    PAID-IN      EXERCISE OF   ACCUMULATED
                                   SHARES     AMOUNT    CAPITAL     STOCK OPTIONS    DEFICIT       TOTALS
                                 ----------   ------  -----------   -------------  -----------   -----------
Balances, January 1, 1993        11,226,231   $1,000  $17,013,000       $---       $(5,643,000)  $11,371,000

Shares issued from exercise
 of Series C warrants
 (Note 9)                           373,241      ---    2,239,000        ---             ---       2,239,000

Shares canceled on notes
 payable and interest to
 affiliates (Note 10)               (20,000)     ---     (120,000)       ---             ---        (120,000)

Shares issued for notes
 payable and interest to
 affiliates, net of 98,333
 shares of redeemable common
 stock (Note 10)                    226,286      ---      792,000        ---             ---         792,000

Shares issued for conversion
 of debentures (Note 6)             416,197      ---      832,000        ---             ---         832,000

Shares issued for services
 rendered and letter of credit
 fees (Notes 7 and 9)               197,787      ---      619,000        ---             ---         619,000

Shares issued for cash, net
 of commissions (Note 9)            746,755      ---    3,280,000        ---             ---       3,280,000

Shares issued for investment
 in riverboat gaming
 (Note 2)                            50,000      ---      300,000        ---             ---         300,000

Shares issued in connection
 with LVEN (Note 2)                 250,000      ---      750,000        ---             ---         750,000

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995


                                                                     RECEIVABLE
                                     COMMON STOCK      ADDITIONAL       FROM
                                 -------------------    PAID-IN      EXERCISE OF   ACCUMULATED
                                   SHARES     AMOUNT    CAPITAL     STOCK OPTIONS    DEFICIT       TOTALS
                                 ----------   ------  -----------   -------------  -----------   ----------
Shares issued for capital
 raising activities (Note 9)        125,000     ---        ---            ---            ---          ---

Compensation for stock
 options issued below fair
 value (Notes 2 and 9)                ---       ---      600,000          ---            ---        600,000

Net loss                              ---       ---        ---            ---       (7,566,000)  (7,566,000)
                                 ----------   -----   ----------       --------    -----------   ----------

Balances, December 31, 1993      13,591,497   1,000   26,305,000          ---      (13,209,000)  13,097,000

Shares received in connection
 with settlement with
 LVEN (Notes 2 and 3)              (250,000)    ---     (750,000)         ---            ---       (750,000)

Shares issued to for cash,
 net of commissions (Note 9)        786,199     ---    2,193,000          ---            ---      2,193,000

Shares issued from exercise
 of stock options
 (Note 9)                            50,000     ---      200,000          ---            ---        200,000

Shares issued for services
 rendered and interest (Note 9)     147,500     ---      210,000          ---            ---        210,000

Shares issued in connection with
 financing arrangement (Note 5)     285,000     ---    1,710,000          ---            ---      1,710,000

Shares issued for accounts
 payable (Note 9)                    10,681     ---       40,000          ---            ---         40,000

Compensation for stock
 options issued below fair
 value (Notes 2 and 9)                ---       ---      600,000          ---            ---        600,000

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995


                                                                        RECEIVABLE
                                        COMMON STOCK      ADDITIONAL       FROM
                                    -------------------    PAID-IN      EXERCISE OF   ACCUMULATED
                                      SHARES     AMOUNT    CAPITAL     STOCK OPTIONS    DEFICIT       TOTALS
                                    ----------   ------  -----------   -------------  -----------   ----------
Net loss                                 ---       ---        ---            ---       (7,542,000)  (7,542,000)
                                    ----------   -----   ----------       --------    -----------   ----------

Balances, December 31, 1994         14,620,877   1,000   30,508,000          ---      (20,751,000)   9,758,000

Shares issued from exercise
 of stock options
 (Notes 2 and 9)                       286,667     ---      109,000        (69,000)         ---         40,000

Shares issued for services
 rendered and interest (Note 9)         77,332     ---       42,000          ---            ---         42,000

Shares issued in connection with
 financing arrangement (Note 5)        225,000   1,000    1,349,000          ---            ---      1,350,000

Cancellation of price guarantee
 in connection with financing
 arrangement (Note 5)                    ---       ---   (3,060,000)         ---            ---     (3,060,000)

Shares issued to replace price
 guarantee in connection with
 financing arrangement (Note 5)      1,020,000     ---    1,530,000          ---            ---      1,530,000

Shares forfeited by Company
 (510,000), retained by creditor,
 in connection with financing
 arrangement (Note 5)                    ---       ---      478,000          ---            ---        478,000

Shares issued, and 104,500
 redeemable shares without
 rights canceled in connection
 with the Golden Palace
 acquisition debt (Notes 2
 and 9)                                194,500     ---      212,000          ---            ---        212,000

Shares issued, and 98,333
 redeemable shares with
 put rights canceled, in
 connection with oil and gas
 acquisition debt (Note 10)            471,933     ---      590,000          ---            ---        590,000

Shares issued in connection
 with legal settlement
 (Note 7)                              175,000     ---      414,000          ---            ---        414,000

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995


                                                                        RECEIVABLE
                                        COMMON STOCK      ADDITIONAL       FROM
                                    --------------------   PAID-IN      EXERCISE OF    ACCUMULATED
                                      SHARES     AMOUNT    CAPITAL     STOCK OPTIONS     DEFICIT        TOTALS
                                    ----------   ------  -----------   -------------   -----------   -----------
Shares issued for notes
 payable (Note 5)                       60,850      ---       43,000         ---             ---          43,000

Cancellation of shares issued
 in 1994 for services rendered
 (Note 7)                              (97,500)     ---     (100,000)        ---             ---        (100,000)

Adjustment to shares
 outstanding                           (12,014)     ---        ---           ---             ---          ---

Net loss                                 ---        ---        ---           ---        (5,313,000)   (5,313,000)
                                    ----------   ------  -----------      --------    ------------   -----------

Balances, December 31, 1995         17,022,645   $2,000  $32,115,000      $(69,000)   $(26,064,000)  $ 5,984,000
                                    ==========   ======  ===========      ========    ============   ===========

          See accompanying notes to consolidated financial statements

                          WINNERS ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

     For Each Of The Years In The Three-Year Period Ended December 31, 1995


                                                   1995           1994             1993
                                               -----------    -----------      -----------
Cash flows from operating activities:
  Loss from continuing
   operations                                  $(5,313,000)   $(6,902,000)     $(5,913,000)
  Adjustments to reconcile loss to
   net cash provided by (used in)
   continuing operating activities:
    Depreciation and amortization                1,504,000        910,000          625,000
    Provision for settlements (Note 7)             408,000        525,000           ---
    Other non-cash provisions, net                (133,000)       125,000          510,000
    Provision for notes receivable
      from related parties                         290,000          ---             ---
    Common stock and options issued for
     services rendered and interest
     (Notes 2 and 9)                                77,000      1,340,000        1,219,000
    Change in operating assets and
     liabilities, net of effects of
     acquired companies:
      Prepaid management fees                      220,000       (220,000)          ---
      Prepaid purses                               352,000       (352,000)          ---
      Other current assets                          54,000         63,000           73,000
      Accounts payable                           1,676,000      1,221,000        1,049,000
      Other accrued liabilities                  1,418,000       (244,000)        (341,000)
                                               -----------    -----------      -----------
        Cash provided by (used in)
         continuing operations                     553,000     (3,534,000)      (2,778,000)
                                               -----------    -----------      -----------

  Loss from discontinued operations:
    Oil and gas operations                          ---          (640,000)      (1,653,000)
    Adjustments to reconcile loss to
     net cash used in discontinued
     operating activities:
      Depletion                                     ---            ---              25,000
      Provision for estimated loss on
       sale of discontinued oil and gas
       operations (Note 10)                         ---           567,000        1,546,000
                                               -----------    -----------      -----------
        Cash used in discontinued operations        ---           (73,000)         (82,000)
                                               -----------    -----------      -----------

  Net cash provided by (used in) operating
   activities                                      553,000     (3,607,000)      (2,860,000)
                                               -----------    -----------      -----------

Cash flows from investing activities:
  Restricted cash                                  220,000       (401,000)        (170,000)
  Proceeds from insurance reimbursement             ---           241,000           ---
  Repayments (advances) on notes receivable
   from related parties                             ---            38,000         (160,000)
  Deposits and other assets                         17,000         (2,000)           5,000
  Capital expenditures                          (5,482,000)    (3,444,000)      (2,544,000)
  Expenditures for investment in riverboat          ---            ---            (428,000)
  Net assets of discontinued oil and gas
   operations                                      (45,000)      (198,000)        (210,000)
                                               -----------    -----------      -----------

  Net cash used in investing activities         (5,290,000)    (3,766,000)      (3,507,000)
                                               -----------    -----------      -----------

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

                                                          1995           1994           1993
                                                      -----------    -----------    -----------
Cash flows from financing activities:
  Payments on notes payable                               (53,000)      (150,000)      (300,000)
  Proceeds from the issuance of long-term debt          4,500,000      5,700,000        240,000
  Proceeds from the issuance of notes
   payable to shareholders                                 ---            ---           100,000
  Payments on notes payable to shareholders                ---           (70,000)      (432,000)
  Deferred finance costs                                   ---           (61,000)        ---
  Proceeds from issuance of common stock
   Series C warrants exercised                             ---            ---         2,239,000
  Proceeds from issuance of common stock
   for cash, net                                                       2,193,000      3,280,000
  Proceeds from issuance of common stock
   in connection with LVEN                                 ---            ---           750,000
  Proceeds from issuance of common stock
   through exercise of stock options                       40,000        200,000         ---
                                                      -----------    -----------    -----------

  Net cash provided by financing
   activities                                           4,487,000      7,812,000      5,877,000
                                                      -----------    -----------    -----------

Net increase (decrease) in cash
                                                         (250,000)       439,000       (490,000)

Cash, beginning of year                                 1,057,000        618,000      1,108,000
                                                      -----------    -----------    -----------

Cash, end of year                                     $   807,000    $ 1,057,000    $   618,000
                                                      ===========    ===========    ===========

Supplemental disclosures of cash flow information -
  Cash paid during the year for:
    Interest                                          $   896,000    $   204,000    $    68,000
                                                      ===========    ===========    ===========
    Income taxes                                      $     4,000    $     5,000    $    15,000
                                                      ===========    ===========    ===========

          See accompanying notes to consolidated financial statements

                          WINNERS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 1 - GENERAL, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Secamur Corporation was incorporated on March 7, 1988. Effective June 19, 1989, Secamur Corporation and Pacific International Industries, Inc., dba Excalibur Securities Services, completed a merger accounted for under the pooling-of-interests method. Prior to the merger, Secamur Corporation had no operations. Secamur Corporation subsequently changed its name to Excalibur Security Services, Inc. During 1991, Excalibur Security Services, Inc. formally changed its name to Excalibur Holding Corporation.

Due to the inability of Excalibur Security Services, Inc. to attain profitable operations, its Board of Directors, on December 28, 1990, filed a voluntary petition for reorganization with the U.S. Bankruptcy Court in the Central District of California for protection under Chapter 11 of the U.S. Bankruptcy Code (see Note 10) and in May 1991, Excalibur Holding Corporation sold the assets of its discontinued security guard business. Effective January 15, 1992, a formal plan was approved by the Bankruptcy Court to operate oil and gas activities and to devote Excalibur Holding Corporation's efforts to the acquisition of new businesses.

In January 1992, Excalibur Holding Corporation formed ExCal Energy Corporation (ExCal) as a wholly-owned subsidiary to acquire certain assets of various companies which were controlled by the newly appointed president of ExCal for the purpose of establishing oil and gas operations.

During 1992, Excalibur Holding Corporation acquired all of the outstanding common stock of Golden Palace Casinos, Inc., an entity with no significant operations and cash of approximately $3,200,000. Excalibur Holding Corporation utilized substantilly all of the cash obtained from Golden Palace Casinos to financie the acquisition of all of the outstanding common stock of Mountaineer Park, Inc., which operates a thoroughbred horse track, a 101 room inn and dining facility, and video lottery terminal activities in West Virginia. Excalibur Holding Corporation undertook a major renovation of this facility in 1993 with cash expenditures, including capitalized finance costs incurred through December 31, 1995 of approximately $11,400,000.

Because of the significant acquisitions by Excalibur Holding Corporation in the gaming industry and their long-term potential, it is management's current strategy to focus all of its effrots in such industry. Accordingly, on March 31, 1993, management decided to adopt a formal plan of orderly liquidation of its oil and gas properties and is effecting an orderly sale of such assets having sold approximately 30% of such assets in 1994 (see Note 10). During 1993, the Excalibur Holding Corporation formally changed its name to Winners Entertainment, Inc. (the "Company").

Basis of Presentation

The consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Certain conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company has incurred substantial losses in 1995, 1994 and 1993, and as of December 31, 1995, the Company has current liabilities in excess of current assets of $7,286,000. The Company expects that its continuing operations will be derived primarily by its operations at Mountaineer Race Track and Gaming Resort ("Mountaineer") (see Note 2). The Company's business strategy is to increase revenues in all areas of operations through the promotion and expansion of its video lottery business and the enhancement of its racing and entertainment facilities. Therefore, the following factors pertain primarily to the operations at Mountaineer. Management believes that it will be successful in its attempt to continue to operate as a going concern for the foreseeable future based, in part, on the plans and factors described below:

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 1 - GENERAL, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

- -        Mountaineer replaced 165 existing terminals in September 1994 with 400 new terminals, and upon the authorization by the West Virginia Lottery Commission, Mountaineer installed an additional 400 terminals in June 1995. In March 1996, the West Virginia State Legislature approved "line" (symbol) games, which is expected to be in operation on at least 400 video lottery terminals by June 1996. In addition, in December
         1995, the Lottery Commission voted to allow progressive video lottery poker and keno games to exceed a 92% payout threshold. As a result, progressive blackjack, poker and keno games can now be implemented at payout rates competitive with other gaming jurisdictions. As the most heavily patronized gaming venue in West Virginia, Mountaineer is uniquely positioned to benefit from the interest generated by progressive jackpots. Management believes that such line games and progressives will have a significantly positive impact on the Company's operations. Total Mountaineer revenue increased from $14,583,000 in 1994 to $24,961,000 in 1995. In addition, Mountaineer's first quarter operating revenues have increased from $4.7 million (unaudited) in 1995 to $7.2 million (unaudited) in 1996. Management believes that the substantial and steady revenue increases over the past three years at Mountaineer will continue and ultimately result in positive cash flows from operations. However, there is no guarantee that the Company will achieve the increases in revenues and cash flows it expects to occur.

- -        As discussed in Note 3, management intends to refinance its $10.2 million construction loan in 1996. At December 31, 1995, approximately $2.3 million of this balance is recorded as a current liability in the accompanying consolidated balance sheet. Mountaineer is currently in negotiations with a lender to refinance this debt and provide additional working capital. A $12,500 due diligence fee has been paid by Mountaineer in connection with the negotiations. However, there is no guarantee that Mountaineer will be successful in these negotiations.

- -        In March 1996, Mountaineer received bridge financing from a different lender in the amount of $570,000, net (see Note 16), which Mountaineer expects to repay with the proceeds from the aforementioned refinancing.

- -        Mountaineer has expended approximately $11.4 million for capital improvements, which includes expenditures for the lodge which was damaged by fire in 1994. Management believes that the Company's capital improvements have had a favorable impact on the Company's operations and management believes this should continue in 1996 and beyond. However, there is no guarantee that such favorable impact will continue.

- -        As discussed in Note 7, Mountaineer amended its video lottery terminals' lease agreement in March 1996 resulting in a reduction of future monthly payments over an extended term. Scheduled annual lease payments under the original agreement were approximately $1,859,000. The amendment reduced the required cash outflows by approximately $256,000 for 1996.

The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The accounts of the Company's acquired companies include the operations from the consummation dates.

Continued

                          WINNERS ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 1 - GENERAL, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Discontinued Operations

The Company adopted a formal plan in March 1993 to discontinue operations of its oil and gas operations (see Note 10). The net assets and operating results of the oil and gas segment are shown separately in the accompanying consolidated financial statements as discontinued operations. Although management still retains certain assets to maximize their ultimate value upon disposition, management believes that the classification as discontinued operations remains appropriate.

Cash and Restricted Cash

For purposes of the statements of cash flows, the Company considers investments purchased with a remaining maturity of three months or less from the purchase date to be cash equivalents.

Restricted cash includes collateralized, short-term certificates of deposit (see
Note 7), cash in banks designated for redevelopment activities, and unredeemed winning tickets from its racing operations (see Note 13).

At December 31, 1995, the Company has approximately $73,000 of deposits which are in excess of limits insured by the Federal Deposit Insurance Corporation.

Property and Equipment

Property and equipment is stated at cost. The Company capitalizes direct materials and labor, and allocates interest during the construction periods. Depreciation is computed using the straight-line method over the following estimated useful lives:



Buildings                          20 to 40 years
Furniture and fixtures              5 to  7 years
Equipment and automobiles           3 to 15 years


Interest is capitalized to construction in progress during periods of redevelopment based on qualifying assets, using a method which approximates the effective interest rate method. Interest incurred in 1995 and 1994 was $1,711,000 and $2,337,000, respectively. Interest capitalized in 1995 and 1994, was $1,127,000 and $790,000, respectively. Interest costs in 1993 were not significant.

Fair Value of Financial Instruments

The Company has financial instruments whereby the fair market value of these financial instruments could be different than that recorded on a historical basis on the December 31, 1995 and 1994 consolidated balance sheets. The Company's significant financial instruments consist of its long-term debt and its redeemable common stock. An estimate of the fair value of these financial instruments is not practicable because there is not an active market for such financial instruments.

Deferred Financing Costs

The Company capitalizes certain loan costs in connection with its financing activities (see Note 5) and these costs are amortized over the expected term of the related loans using a method that approximates the effective interest method.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 1 - GENERAL, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Excess of Cost of Investments Over Net Assets Acquired, Net

The excess of cost of investments over net assets acquired (goodwill) is amortized on a straight-line basis over the expected periods to be benefitted. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted cash flows. The amount of goodwill impairment, if any, is measured based on projected undiscounted cash flows and is charged to operations in the period in which goodwill impairment is determined by management. Goodwill is being amortized on the straight-line method over an expected fifteen year life. The methodology that management used to project results of operations forward twelve years, which represents the remaining life of the goodwill as of December 31, 1995, was based on a five-year trend line of expected cash flows. At December 31, 1995, 1994 and 1993, no impairment of goodwill was determined by management.

Amortization expense included in the consolidated statement of operations for the years ended December 31, 1995, 1994 and 1993 is $252,000, $252,000 and
$266,000, respectively.

Revenue Recognition

The Company recognizes revenues from parimutuel commissions earned from thoroughbred racing at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by the West Virginia Racing Commission (the "Racing Commission"). Such revenues are shown net of the taxes assessed by state and local agencies, as well as purses and contract amounts paid to the Horsemen's Association (see Note 13).

Revenues from video lottery terminals is the net win, which is the difference between wins (wagers) and losses (payouts), and is recorded at the time wagers are made (see Note 14).

Revenues from food and beverage are recognized at the time of sale and revenues from lodging are recognized at the time services are rendered.

Seasonality

The operations of Mountaineer are typically seasonal in nature. Winter conditions may adversely affect transportation routes to Mountaineer, as well as cause cancellations of live horse racing. As a result, adverse seasonal conditions could materially effect the operations of the Company.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Such estimates may be materially different from actual financial results.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 1 - GENERAL, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

Income Taxes

The Company accounts for its income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred taxes are based on the difference between the tax bases of assets and liabilities and their amounts for financial statement purposes; deferred taxes are then provided based on the estimated tax rates in effect when the temporary differences are expected to reverse. The Company records a valuation allowance for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized through future operations (see Note 11).

Per Share Information

Per share information is computed by dividing net loss for the year by the weighted average number of shares of common stock outstanding during the year. The effect of common stock equivalents would be antidilutive for all periods presented and is not included in the net loss per share calculations.

Reclassifications

Certain reclassifications have been made to the 1993 and 1994 consolidated financial statements to conform with the 1995 presentation.

NOTE 2 - MERGERS AND ACQUISITIONS

Mountaineer Park, Inc.

On December 4, 1992, the Company acquired all of the issued and outstanding common shares of Mountaineer Park, Inc. (Mountaineer), in a tax-free exchange, for 183,181 shares of the Company's common stock, guaranteed at a per share sales value of $6.00, an additional 400,000 shares of the Company's common stock and approximately $91,000 in cash. Should the 183,181 shares, upon registration, have a sales value in the aggregate less than $6.00 per share, the Company will register additional shares such that the total market value of the shares is equal to approximately $1,099,000, (183,181 shares times $6.00 per share) (Note 9).

The acquisition was accounted for as a purchase and, accordingly, the results of operations of the acquired business have been consolidated with those of the Company commencing on December 4, 1992. The purchase price of $2,895,000 was allocated to the acquired assets and assumed liabilities based on their respective fair values. The purchase price exceeded the estimated fair value of the net assets acquired by $2,774,000, which has been recorded as excess of cost of investment over net assets acquired (see Note 1).

The Company paid certain outstanding indebtedness of Mountaineer of approximately $3,652,000 in cash and issued approximately 446,496 shares of common stock valued at $2,428,000 to certain creditors of Mountaineer in satisfaction of additional obligations, of which 346,496 shares have registration rights, guaranteed at a per share sales value of $6.00. Upon registration, the Company will issue additional shares such that the market value of the shares is equal to approximately $2,079,000. The Company granted put rights to the holder (a bank) of 60,604 of the aforementioned shares (see
Note 9 "Redeemable common stock") at $6.00 per share, all of which became exercisable on or before December 31, 1995. No demand has been made to the Company. The Company has reflected certain amounts as current liabilities in the accompanying consolidated balance sheets.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 2 - MERGERS AND ACQUISITIONS, continued

Mountaineer Park, Inc. operates a thoroughbred horse racing track and 800 video lottery terminals on a 606 acre facility in Chester, West Virginia. Mountaineer also operates a 101 room inn adjacent to the track, dining facilities, as well as a nine-hole executive golf course and other recreational facilities. Certain operations are regulated by agencies within the state of West Virginia, which includes annual licensing (see Notes 13 and 14). At December 31, 1995, all significant licenses were in effect.

Golden Palace Casinos, Inc.

In October 1992, the Company acquired all of the outstanding capital stock of Golden Palace Casinos, Inc. ("GPC" and "Golden Palace"), a Minnesota corporation organized to manage casinos on Indian reservations. Although Golden Palace had no significant operations at the time of the acquisition, it held, through a wholly owned subsidiary, a contract, to manage a casino planned for an Indian reservation in Oklahoma, subject to the satisfaction of certain conditions. Shortly after the acquisition of Golden Palace, the West Virginia Lottery Commission advised Management that, as a condition to licensing of the Company's then-proposed video lottery operations at Mountaineer, the Company could not engage in Indian gaming activities. Consequently, in December 1992, the Company sold the subsidiary holding the management contract and agreed to not otherwise engage in Indian gaming activities as long as it conducted video lottery operations in West Virginia. Notwithstanding the sale of the management contract, the acquisition of Golden Palace, which had substantial cash on hand, provided the Company with sufficient funds to complete the acquisition of all of the outstanding capital stock of Mountaineer. In connection therewith, the Company granted put rights to the holders of 209,000 of the aforementioned shares (see Note 9 "Redeemable common stock") at $6.00 per share should such shares not have been registered by February 1, 1993; such registration has not been effected to date.

On June 30, 1995, holders (2) of 104,500 shares of $6.00 redeemable common stock received an aggregate of 366,750 shares of the Company's common stock, of which 276,750 shares are subject to conversions into notes at a value of $1.50 per share or approximately $415,000, payable in 24 equal monthly installments beginning June 30, 1996, interest at 12% per annum, in the event a registration statement is not effective. Beginning June 30, 1995, the Company has the right to purchase the 276,750 shares, in whole or in part, at $1.50 per share, less any credit for payments made through the date of repurchase. Should a registration statement become effective before the notes are paid in full, the Company will receive credit for all payments made, as well as a credit for an amount equal to the average closing market value for 90 days following the effective date of the registration. All shares issued are subject to registration, to the extent such shares have not been sold by the parties. Considering the terms of the settlement discussed above, the Company has recorded the value of the shares of $415,000 as noncurrent "redeemable common stock" in the accompanying consolidated balance sheet.

In addition, on the acquisition date, the Company issued options to holders of Golden Palace options to purchase (a) 190,000 shares of the Company's common stock at $2.00 per share, (b) 200,000 shares of the Company's common stock at $.01 per share, and (c) warrants to purchase 283,250 shares of the Company's common stock at $2.40 per share through 1997. Options to purchase 70,000 shares at $0.01 were exercised in 1995 (Note 9).

LVEN

On August 12, 1993, the Company entered into a letter of intent with Las Vegas Entertainment Network, Inc. (LVEN) to acquire, through merger, the issued and outstanding shares of LVEN. Pursuant to the letter of intent, the Company also issued 250,000 shares of its common stock for $750,000 in cash. The letter of intent provided for other terms to be negotiated; however, the parties were unable to consummate a definitive agreement and the merger was not effected. The Company and LVEN later reached a settlement arrangement in 1994 (see Note
3).

NOTE 3 - SALE OF RIVERBOAT INTEREST AND SETTLEMENT WITH LVEN

Riverboat Gaming

On March 2, 1993, the Company, as assignee, entered into an agreement with M&R Investment Company (M&R) for an assignment of an 80% interest in a ground lease zoned for riverboat gaming in Tunica, Mississippi. The ground lease covered a riverboat gaming site approved by the US Army Corps of Engineers. The Company paid $106,937 on September 6, 1993 and $40,000 in rental payments in accordance with the terms of the agreement. On March 9, 1993, the Company entered into a joint venture arrangement with Regal Casinos, the remaining leaseholder, to construct and operate a riverboat. On April 21, 1993, the Company agreed to purchase Regal's 20% interest in the venture for $50,000 in cash and 50,000 shares of its common stock valued at $300,000.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 3 - SALE OF RIVERBOAT INTEREST AND SETTLEMENT WITH LVEN, continued

On July 30, 1993, the Company entered into a joint venture arrangement with LVEN and BP Group, Ltd., which agreed to assist in the funding, construction and operation of the riverboat. On February 2, 1994, the Company sold its interest in the venture. At December 31, 1993, the Company's investment in the riverboat venture was $728,000 as reflected in the accompanying consolidated balance sheet at December 31, 1993.

On February 25, 1994, the Company entered into a settlement agreement with LVEN (see Note 2), whereby the Company sold its interest in the ground lease valued at $728,000 at December 31, 1993, and was repaid its note receivable of $200,000, totaling $928,000. Consideration received was 250,000 shares of the Company's common stock owned by LVEN valued at $750,000, and the balance in cash. No significant gain or loss resulted from this sale of the Company's interest and note receivable.

The parties mutually agreed to be released from all claims which may have existed as a result of the abandonment of the proposed merger between the Company and LVEN.

NOTE 4 - PROPERTY AND EQUIPMENT

At December 31, 1995 and 1994, property and equipment consists of the following:



                                            1995              1994
                                        -----------       -----------

  Land                                  $   371,000       $   371,000
  Buildings                              15,716,000        11,899,000
  Equipment                               2,021,000         1,294,000
  Furniture and fixtures                  2,258,000         1,058,000
  Construction in progress                  519,000           372,000
                                        -----------       -----------
                                         20,885,000        14,994,000

  Less accumulated depreciation          (2,785,000)       (1,532,000)
                                        -----------       -----------

                                        $18,100,000       $13,462,000
                                        ===========       ===========


Depreciation expense charged to operations during the years ended December 31, 1995, 1994 and 1993 is $1,252,000, $658,000 and $359,000, respectively.

NOTE 5 - LONG-TERM DEBT

Construction Note Payable

On June 27, 1994, the Company entered into a financing arrangement with Bennett Management and Development Corporation (Bennett) for construction and redevelopment activities at Mountaineer. Pursuant to the agreement, Bennett agreed to finance the Company $10,200,000 for construction with interest payable monthly at 12.5% per annum, subject to a default rate of 14.5% per annum. The Company received advances of $5,700,000 from Bennett in 1994 and the remaining $4,500,000 in 1995. The loan is secured by a deed of trust on all real property at the resorts. The outstanding principal balance of the loan is $10,200,000 at December 31, 1995.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 5 - LONG-TERM DEBT, continued

The Company was obligated to issue 5 shares of common stock for every $100 in advances, subject to a $6.00 per share price guarantee by the Company at the time of registration of such shares. During 1995 and 1994, the Company issued 225,000 shares and 285,000 shares of its common stock valued at $1,350,000 and $1,710,000, respectively, for a total value of $3,060,000. Such amounts were recorded by the Company as deferred financing costs. If the Company did not register these shares by October 1, 1995, the interest rate would have increased to 22.5% per annum (see below). In addition to the financing costs above, the Company incurred a $200,000 loan fee to an investment banker to be amortized over the life of the loan.

In a series of amendments to the loan agreements and forbearance agreements which were executed between July 7, 1995 and January 12, 1996, certain terms of the Bennett loan agreement were amended by the parties as described below:

1) The Company's prepayment option dates of July 1, 1995 and November 1, 1995 were deleted. Upon amendment, the construction loan is payable interest only through May 31, 1996, with principal and interest payable monthly over 36 months through April 30, 1999.

2) An interest rate escalation, as defined in the original agreement, of 22.5% was deleted.

3) Under the July 7, 1995 amendment, the $6.00 per share price guarantee on 510,000 shares discussed above was canceled in exchange for an additional 1,020,000 shares of common stock at an estimated fair value of $1,530,000. The Company capitalized $1,530,000 as deferred financing costs. This amount is amortized to interest expense and construction in progress through October 1, 1995 (see subsequent paragraphs).

The original 510,000 shares with $6.00 price guarantees were held by Bennett on behalf of the Company, and in the event the Company prepaid the outstanding indebtedness by October 1, 1995, such shares would have been returned to the Company. No prepayment was made on October 1, 1995, and accordingly, the 510,000 shares were forfeited to Bennett and were valued on October 1, 1995 at their estimated fair value of $478,000. This amount has been recorded as additions to deferred financing costs and will be amortized from October 1, 1995 to January 2, 1997 (see Note 1).

The Company shall register all shares referred to above with the SEC on a best-efforts basis.

Bennett has transferred the voting rights with respect to 780,000 shares to the Board of Directors of the Company, and Bennett has agreed not to acquire additional common stock so that Bennett will not be permitted to vote more than 5% of the Company's common stock.

4) At December 31, 1994, deferred financing costs of $998,000 were recorded as a reflection of future obligations to Bennett. The requirement for these future obligations was deleted from the amended agreement in July 1995, resulting in a $998,000 reduction in "deferred financing costs" with a corresponding reduction in "accrued financing costs".

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 5 - LONG-TERM DEBT, continued

5) The amended agreement allows the Company, at its option, to prepay the outstanding advances by January 1, 1997. If such prepayment is not made by the Company, it will be obligated to issue an additional number of shares of its common stock equal to $2,500,000, divided by the average closing stock price per share for 20 consecutive trading days prior to January 2, 1997.

Management intends to refinance this note through the issuance of long-term debt on satisfactory terms by January 2, 1997; however, there are no assurances that such obligation will be refinanced on terms satisfactory to the Company.

Interest expense charged to operations and interest capitalized to construction in progress incurred under this agreement for the year ended December 31, 1995 were $547,000, of which $131,000 results from common stock issued by the Company, and $1,127,000, of which $409,000 results from common stock issued by the Company, respectively, and for the year ended December 31, 1994 were $700,000, of which $614,000 results from common stock issued by the Company and $709,000, of which $693,000 results from common stock issued by the Company, respectively. At December 31, 1995 and 1994, the Company had approximately $388,000 deferred as finance costs in connection with this arrangement in the accompanying consolidated balance sheets.

Other Notes Payable

On December 4, 1992, the Company issued a 10% note in $93,750 principal amount payable to an unrelated party in connection with the acquisition of Mountaineer. At December 31, 1994, the outstanding principal balance of the note was $43,000. In 1995, the Company converted the note into 60,850 shares of its common stock.

On March 11, 1993, the Company issued 20% notes in $300,000 aggregate principal amount. Such notes were fully paid by October 10, 1993.

In September 1995, the Company entered into an agreement with its Totalisator system supplier to convert $461,000 of outstanding trade payables into a term
note.   Under the terms of the agreement, the Company is required to make 21 monthly interest and principal payments of $17,800 and eight (8) additional payments of approximately $17,800 on various dates through May 31, 1997. The loan, which is unsecured, bears interest at the rate of 12% per annum. The loan is subject to an acceleration clause and other financial disincentives in the event of default. At December 31, 1995, the outstanding principal balance is $408,000. The Company paid $53,642 and $17,651 of principal and interest, respectively, in 1995 related to this term note.

Annual Commitments

Future annual principal payments under all indebtedness as of December 31, 1995, assuming the Bennett notes are prepaid on or before January 2, 1997, are as follows:



        Years Ended December 31,
        ------------------------

               1996                                  $ 2,536,000
               1997                                    8,071,000
                                                     -----------

                                                     $10,607,000
                                                     ===========


Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 6 - CONVERTIBLE DEBENTURES

In connection with the acquisition of Golden Palace (see Note 2), the Company assumed unsecured convertible debentures bearing interest at 8% per annum and due on March 31, 1993. In 1993, the holders agreed to convert such debentures, plus accrued interest of approximately $82,000, into 416,197 shares of the Company's common stock.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Mountaineer Bond Requirements

Mountaineer is required to maintain a $250,000 bond with the Racing Commission for its operations through December 31, 1996. The Company obtained the bond through a letter of credit with a bank which is collateralized by a $100,000 certificate of deposit (see Note 1) and a $150,000 bank deposit.

The Company is also required to maintain a bond of $70,000 for the benefit of the Lottery Commission through June 30, 1996. The bonding requirement has been satisfied via the issuance of a $20,000 surety bond and two letters of credit aggregating $50,000, each of which is collateralized by certain bank deposits (see Note 1).

Jackpot Settlement Agreement

In January 1993, the Company entered into a financing arrangement with Jackpot Enterprises, Inc. (Jackpot), the proceeds of which were to be used for redevelopment activities. Pursuant to such arrangement, Jackpot initially provided the Company with a $600,000 letter of credit collateralized by Mountaineer Park's land and improvements to insure the performance of the Company's obligations with respect to racing and video lottery activities under its agreements with the State of West Virginia. For its letter of credit, the Company's issued Jackpot 30,000 shares of its common stock which were valued at $90,000.

The Company and Jackpot were unable to consummate the overall financing arrangement. The agreement provided that if financing could not be reached due to certain contingencies, the Company would be required to issue 250,000 shares of its common stock as liquidated damages. On March 2, 1995, management settled such claim effective June 25, 1994, agreeing to issue shares of its common stock with registration rights. The number of shares of common stock to be issued was based on $512,500 divided by the closing market price per share on the effective date of registration. In the event the Company did not register the shares by May 2, 1995, the Company was, and continued to be, required to issue 12,500 shares on such date and 12,500 shares each 60 days that such registration is not effective. In no event will the Company be obligated to issue more than 250,000 shares of its common stock. The Company recorded a provision for loss of $525,000 in connection with the settlement which is included in the consolidated statement of operations for the year ended December 31, 1994.

During 1995, the Company issued 175,000 shares of its common stock as part of its settlement and, accordingly, $414,000 was reduced from accrued liabilities. At December 31, 1995, $111,000 remains included in accrued liabilities in the accompanying 1995 consolidated balance sheet. Management expects to issue an additional 75,000 shares of its common stock as management does not expect to file an effective registration statement by the deadline provided in this agreement.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES, continued

Other Settlement

In July 1994, the Company entered into an agreement settling all claims by a consulting firm arising from an April 1993 financial advisory agreement. The Company agreed to pay fees and expenses of $165,000. An initial payment of $15,000 was made upon execution of the settlement agreement and two additional payments of $15,000 were required from the proceeds of certain unrelated financings by the Company by December 1, 1994. Such payments were not made and the entire balance is due upon demand. At December 31, 1995, the Company has $150,000 outstanding under the agreement, which is included in "accrued liabilities" in the accompanying consolidated balance sheet.

Under the settlement agreement, the Company canceled previously issued warrants to purchase 145,000 shares of common stock with registration rights at $7.00 per share, and instead, issued warrants to purchase 145,000 shares of common stock with registration rights, exercisable at $6.25 per share through December 1996.

Operating Leases

Totalisator System Operating Lease

The Company leased its Totalisator system under an operating lease which was amended November 28, 1995 (see below). Under the terms of the lease prior to amendment, the Company was obligated to pay the lessor approximately $1,500 per live race performance, plus .5% of the wagered handle in excess of $300,000. The Company was also paying $300 per live race day ($550 if no live race performance), plus .5% of simulcast handle in excess of $60,000, per simulcast race day.

Under the amended terms, the Company must pay the greater of $1,000 per live race performance or 0.55% of the live racing handle. In addition, the Company must pay the greater of $300 per live race day ($550 if no live race performance) per simulcast race day or 0.55% of the simulcast racing handle. For the years ended December 31, 1995, 1994 and 1993, the rent expense under the lease was approximately $529,000, $495,000 and $509,000, respectively, which is included in "cost of parimutuel commissions" in the accompanying consolidated statements of operations.

The Company also leases its videotape and closed circuit television systems at a cost of $500 per race day and $125 per simulcast race day under an operating lease expiring in October 2002. The lease was entered into with a company whose ownership included the majority shareholder (an existing shareholder of the Company) at the time of its inception. The Company has the option to purchase the equipment by October 1, 1996 at the estimated fair value of $350,000.
Rental payments made pursuant to this lease for the years ended December 31, 1995, 1994 and 1993 was approximately $142,000, $223,000 and $172,000, respectively.

Video Lottery Terminals Operating Lease

The Company leased 165 video lottery terminals under an operating lease through September 1994. Under the terms of the lease, the Company was obligated to pay the lessor a fixed percentage of video lottery terminal revenues. These video lottery terminals were replaced in September 1994 as discussed below.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES, continued

In September 1994, the Company entered into a master lease agreement for 400 new video lottery terminals which was scheduled to expire September 1997 (see below). The monthly lease payments on these 400 video lottery terminals were $72,378, plus taxes, insurance and maintenance costs (see discussion of amendment to the master lease below).

On April 7, 1995, the Company updated the master lease to provide for 400 additional video lottery terminals which were installed in June 1995. In connection with this lease addition, the Company was obligated to pay 36 monthly installments of $83,000 beginning in January 1996 through December 1998 for these 400 additional video lottery terminals. The Company has normalized rent expense over the 42 month lease term (see discussion of amendment to the master lease below).

As of December 31, 1995, the Company had past due payments under the master lease agreement amounting to $190,093 which constituted an event of default. On March 26, 1996, periodic rental payments under the master lease agreement were amended to reflect a new consolidated payment schedule as a result of an event of default by the Company. Under the new agreement, the Company must make monthly payments of approximately $119,000 in March and April 1996, $183,000 from May through October 1996 and $119,000 from November 1996 through January
1999.   In addition to the amounts reflected above, the Company is obligated to make interest payments from March through October 1996 at a rate of 15% on certain past due rental payments under the previous agreement for a total interest obligation of $26,000.

OTHER LEASES

The Company leases office space for its corporate offices under operating leases. To reduce overhead costs, the Company has moved to progressively smaller offices on two occasions since January 1, 1994. The Company's lease for a 6,034 square foot facility in Irvine, California expired at that time, and the Company moved and entered into a new lease for a period of 36 months at a smaller 4,300 square foot office in San Juan Capistrano, California. On November 1, 1995, the Company downsized again and moved to a smaller 880 square foot office in Laguna Beach, California pursuant to a 12 month lease with an option to extend the term for an additional six months. On February 15, 1996, the San Juan Capistrano office was subleased through December 15, 1996, the termination date for the underlying lease. Net annual minimum lease payments at December 31, 1995 are approximately $41,000 and $17,000 per year in 1996 and 1997. Rent expense for the Company's corporate offices included in the consolidated statements of operations amounted to $78,000, $84,000, and $125,000 for 1995, 1994 and 1993, respectively.

For the years ended December 31, 1995, 1994 and 1993, rent expense under its video lottery leases was $1,294,000, $1,203,000 and $790,000, respectively, which is included in "costs of video lottery terminals" in the consolidated statements of operations. At December 31, 1995, the Company has recorded deferred rent obligations of $408,000 in the accompanying consolidated balance sheet, which is included in accrued liabilities.

Future annual minimum payments under all material operating leases as of December 31, 1995 are as follows, after providing for the amended video lottery lease agreement described above:



      Years Ended December 31,
      ------------------------

                1996                               $2,075,000
                1997                                1,912,000
                1998                                1,915,000
                1999                                  522,000
                2000                                  113,000
                Thereafter                            212,000
                                                   ----------

                      Total                        $6,749,000
                                                   ==========


Litigation

In 1995, the Company was served with a complaint by a former employee. The complaint was not answered timely by the Company's counsel and as a result, a default judgment was entered by the court in the amount of approximately $308,000. Management has filed a motion to vacate the judgment. There are no assurances that the motion will be granted or the Company will be successful in defending the matter. Although management believes that the ultimate outcome will not necessarily result in a payment of the judgment amount, the Company has recorded a provision for loss of $308,000 in the accompanying consolidated statement of operations during the year ended December 31, 1995.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 7 - COMMITMENTS AND CONTINGENCIES, continued

The Company was served with a complaint in 1994 by a jockey who sustained head injuries from a fall during a race at Mountaineer. The plaintiff is seeking both compensatory and punitive damages. Although the matter is covered by insurance, management has been advised by its carrier, after discovery that a jury could award damages in excess of Mountaineer's $1 million policy limits. In the event that such an award is made, the Company would be liable for any such excess amount. Although management believes that the matter will ultimately be resolved within the policy limits, there can be no assurance that it will.

The Company is party to various other lawsuits which have arisen in the normal course of its business. Certain matters are covered by insurance, after the Company meets certain deductible requirements, generally $2,500 per occurrence. It is the opinion of management, that the liability, if any, arising from such lawsuits would not have a material adverse effect on the Company's consolidated financial statements.

Environmental Considerations

The Company has developed and is implementing a corrective action plan in connection with leakage from underground storage tanks. Management has estimated the cost of corrective action to be approximately $143,000 for the cost of equipment to be installed in 1995 and 1996 and for remediation in 1996 and 1997. The Company has recorded a provision for anticipated expenditures of $143,000 in 1995 under "selling, general and administrative" expenses, and has entered into a service contract for the installation of equipment and future remediation costs.

Common Stock Registration Rights

As of April 4, 1996, the Company is obligated to register approximately 4,077,991 shares of its common stock and 4,813,143 shares of its common stock underlying certain options and warrants (see Note 9), which if not registered, could have an adverse impact on the Company's future financial operations or cause substantial dilution to existing shareholders. As discussed elsewhere, the Company has certain price guarantees to sellers of its common stock, which as of April 4, 1996, and based on a closing market price per share of 7/8, the Company would have to issue approximately 5.7 million shares of its common stock. Estimated costs of the registration are not considered significant to the consolidated financial statements taken as a whole. There are no assurances that such registration will be effected.

Pension Plan

Mountaineer has a qualified defined contribution plan covering substantially all of its employees (the "Plan"). The Plan was ratified retroactively on March 18, 1994 by the legislature of the State of West Virginia. The Plan contributions are based on .25% of the race track and simulcast wagering handles, and approximately 0.5% of the net revenues of video lottery activities beginning March 18, 1994. Contributions to the Plan for the years 1995, 1994 and 1993 were $179,000, $106,000 and $102,000, respectively.

Insurance Proceeds From Involuntary Conversion of Assets

In 1994, the Company experienced two fires at Mountaineer, believed to be caused by arson, in which the Company received approximately $241,000 of insurance proceeds. The Company realized a nominal gain based on the net carrying value of the assets destroyed in the fire.

NOTE 8 - RELATED PARTY TRANSACTIONS

Employment Contracts

Effective December 4, 1992 (acquisition date), Mountaineer entered into management agreements with certain former shareholders. In connection therewith, the Company granted options to purchase 400,000 shares of its common stock at $.50 per share. At the time the fair value of the Company's common stock, subject to transferability restrictions, was approximately $3.50 per share. As a result, Mountaineer recorded compensation expense of $600,000 for the year ended December 31, 1994; no amounts were charged in 1995. The agreements have been terminated by mutual consent without further obligation of the parties.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 8 - RELATED PARTY TRANSACTIONS, continued

In addition, the Company has entered into various employment agreements with certain officers, key management and a consultant for periods of up to three years expiring in 1997. The agreements provide for certain salaries, and stock and stock option incentives (see Note 9) in the ordinary course of business. Minimum annual salaries are approximately $523,000.

Severance Agreement

On April 26, 1995, the Company entered into a severance agreement with its former Chief Executive Officer. In connection therewith, the Company is obligated to pay approximately $440,000 over a period of two years. In addition, the Company repriced certain incentive options and is obligated to provide certain benefits during the term of the agreement. Management discontinued payments under the agreement due to their discovery of certain matters which they believe nullify the agreement. At December 31, 1995, management has an accrued liability of $400,000 which is included in "accrued liabilities" in the accompanying 1995 consolidated balance sheet.

Notes Payable and Advances Receivable From Related Parties

The Company has a note receivable for $240,000 from a shareholder of the Company at December 31, 1995 and 1994, as well as additional noninterest bearing advances of $62,000 made in 1994. The $240,000 note receivable bears interest at 8% per annum, is due on demand, and is collateralized by certain shares of the Company's common stock. No demand has been made by the Company's management through December 31, 1995 as management believes recovery is doubtful. During 1995, the Company has recorded a provision for loss in the amount of $240,000 which is included in "selling, general and administrative" expenses in the accompanying consolidated statement of operations.

In March 1994, the Company lent $50,000 to a company for a term of seven days in exchange for a promissory note bearing interest at 8% per annum. The loan was made upon the recommendation of a significant shareholder of both the Company and the recipient. During 1995, the Company has recorded a provision for loss in the amount of $50,000 which is included in "selling, general and administrative" expenses in the accompanying consolidated statement of operations. In April 1996, the Company and the recipient renegotiated, cancelled the original note, and executed a substitute and replacement confessed judgment promissory note in the principal amount of $58,333 at 8% per annum, all due and payable August 4, 1996.

Notes Payable to Related Parties

During the year ended December 31, 1993, the Company fully paid certain 8% notes payable totaling $401,000 to the former majority shareholder of Mountaineer (see
Note 2) and an existing shareholder of the Company.

At December 31, 1993, the Company had a $70,000 demand note due to an officer/shareholder that bore interest at 6.25% per annum. The note was paid in full in January 1994.

During 1995, the Company incurred salaries to key management, which remain unpaid; at December 31, 1995, such amounts accrued were approximately $204,000. In February 1996, management agreed to accept an aggregate of 466,676 shares of the Company's common stock in satisfaction of the amounts due them. Such shares have an approximate value of $204,000; therefore, no additional compensation expense will be recorded as a result of the issuance of common stock.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 9 - SHAREHOLDERS' EQUITY

Stock and Warrants Issued in Connection With Plan of Reorganization

As part of the Company's Plan of Reorganization, which was confirmed January 15, 1992, the Company issued certain warrants to purchase its common stock. During the year ended December 31, 1993, the Company received $2,239,000 for the purchase of 373,241 shares of its common stock as a result of the exercise of Series C warrants. The warrants expired in March 1993.

Redeemable Common Stock

In connection with certain arrangements entered into by the Company as of December 31, 1994 (see Notes 2 and 10), 367,937 common shares could have been put to the Company at $6.00 per share upon demand. In 1995, 98,333 redeemable shares issued in connection with its oil and gas activities (Note 10) were satisfied through the issuance of 373,600 additional shares of its common stock as reflected in the aggregate in the accompanying 1995 consolidated statement of shareholders' equity. In 1995, 194,500 common shares valued at $212,000 were issued for the cancelation of 104,500 redeemable shares with put rights of certain holders of Golden Palace acquisition debt. In connection therewith, the Company issued 276,750 redeemable shares which are subject to registration with the SEC and have a guaranteed selling price of $1.50 per share at the time of registration. At December 31, 1995, 441,854 shares of redeemable common stock are outstanding.

In connection therewith, the Company has classified the put value of such shares of $1,405,000 and $2,208,000, respectively, as "redeemable common stock" in the consolidated balance sheets at December 31, 1995 and 1994. Management has reflected the value certain of these shares as a current liability in the accompanying consolidated balance sheet at December 31, 1995 and 1994 to the extent management believes these shares should have been registered. Amounts reflected as noncurrent are based on scheduled payments in the event such shares are not registered.

Common Stock and Options Issued for Services

From time to time in the ordinary course of business, the Company has issued restricted common stock in exchange for services, interest and obligations. The Board of Directors has determined the fair value of such shares based on 50% of the value of freely tradable shares as determined through NASDAQ market quotations. Such values are charged to operations or have extinguished obligations depending upon the nature of the agreements.

During the year ended December 31, 1995, the Company issued 77,332 shares valued at approximately $42,000 for services rendered, and the value of such shares was charged to the 1995 consolidated statement of operations; also see following paragraph for additional shares issued in 1995.

During the year ended December 31, 1994, the Company issued 50,000 shares valued at approximately $110,000 for services rendered, and the value of such shares was charged to the 1994 consolidated statement of operations. Also in 1994, the Company issued 97,500 shares of its common stock valued at $100,000 to a financial consultant to seek capital for the Company; in 1995, such shares were cancelled by mutual consent of the parties. The value of such shares, included in noncurrent "Accrued Liabilities" at such value, will be settled through the issuance of common stock in 1996. In addition, the Company issued 10,681 shares of its common stock for certain accounts payable valued at $40,000.

During the year ended December 31, 1993, the Company issued 197,787 shares valued at approximately $619,000 for services rendered and letter of credit fees for Jackpot, and the value of such shares was charged to the 1993 consolidated statement of operations.

In connection with certain employment agreements (see Note 8), the Company has granted to two former shareholders of Mountaineer an option to purchase 400,000 shares of the Company's common stock at $.50 per share. The options are exercisable beginning January 1993 and expire January 1996. The excess of the estimated value of these shares of $3.50 each over their option price is included as compensation expense over the two-year term of the employment agreements, as amended. Compensation expense included in the consolidated statements of operations for each of the years ended December 31, 1994 and 1993 is $600,000.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 9 - SHAREHOLDERS' EQUITY, continued

During 1995, 216,667 shares were exercised for $108,000 of which $69,000 remains unpaid. At December 31, 1995, this receivable from the exercise of these stock options is shown as a reduction in stockholders' equity.

Shares Issued for Cash

From January 1994 through May 1994, the Company issued 727,866 shares of its common stock for $2,193,000, net of commissions of $146,000 and 58,333 restricted shares of its common stock. The 58,333 shares were issued for a capital raising activity and thus are effectively charged to consolidated shareholders' equity. In 1994, the Company received $200,000 for the exercise of options to purchase 50,000 shares of its common stock.

From July through December 1993, the Company issued 746,755 shares of the Company's common stock for $3,280,000, net of commissions of $592,000 and 125,000 restricted shares valued at $250,000. The 125,000 shares were issued for a capital raising activity and thus are effectively charged to consolidated shareholders' equity. The 746,755 shares are exempt from registration under Regulation S of the Securities Act of 1933, whereby nonresident, aliens of the United States (i.e., foreign purchasers) may purchase shares with a 40 day restricted period.

See above and Note 2 for a total of 286,667 shares purchased from the exercise of stock options at $0.01 and $0.50, per share.

Stock Option Plans

In May 1992, the Board of Directors approved the grant of nonqualified options to purchase 600,000 shares to certain officers and directors of the Company. Each option entitles the holder to purchase one share of common stock at an exercise price of $1.06 per share and is fully vested as of the date of grant. The exercise price approximates the fair value of the shares at the date of grant; such options expire in May 1997.

In October 1992, the Board of Directors adopted an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code. The plan reserves 1,200,000 shares for issuance which were granted effective October 1992. The options are exercisable at the then fair market value of $4.875 per share (unless such options are granted to a 10% shareholder, in which case the exercise price would be no less than 110% of the then fair market value), and are exercisable over a period of five (5) years, subject to certain restrictions. Options to acquire approximately 1,200,000 shares are exercisable at December 31, 1995 and no options have been exercised to date. In December 1994, the Board of Directors adopted an amendment to reprice the options at $2.00 per share; shareholder approval was obtained on September 11, 1995.

In May 1995, the Board of Directors approved the grant of nonqualified options to purchase 823,047 shares to certain officers and directors of the Company. Each option entitles the holder to purchase one share of common stock at an exercise price of approximately $1.22 per share and is fully vested as of the date of grant. The exercise price approximates the fair value of the shares at the date of grant; such options expire in September 1998. Shareholder approval was obtained on September 11, 1995.

In November 1995, the Board of Directors adopted, subject to shareholder approval, an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code (see above for certain requirements under Section
422). The plan reserves 500,000 shares for issuance which were granted effective January 23, 1996. The options will be exercisable at the then fair market value of $.5625 per share, and are exercisable over a period of five (5) years, subject to certain restrictions.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 9 - SHAREHOLDERS' EQUITY, continued

From time to time, the Company issued options and warrants (exclusive of the options and warrants described in the preceding paragraphs) to unrelated entities in connection with service arrangements to purchase shares of its common stock at their estimated fair value ranging from $0.01 to $8.00 per share, expiring at various dates through April 1998.

During each of the years in the three year period ended December 31, 1995, stock options and warrants activity is as follows:



                                           Shares             Price Range
                                          Available            per Share
                                          ---------           -----------

  Balance, January 1, 1993                3,388,176           $0.01-$6.00

  Granted                                   315,000           $3.00-$8.00
  Canceled                                  (70,185)          $3.00-$6.00
  Exercised                                (373,241)          $4.00-$6.00
                                          ---------

  Balance, December 31, 1993              3,259,750           $0.01-$8.00

  Granted                                 1,155,000           $3.00-$6.25
  Canceled                                 (605,000)                $7.00
  Exercised                                 (50,000)                $4.00
                                          ---------

  Balance, December 31, 1994              3,759,750           $0.01-$8.00

  Granted                                   868,047           $1.21-$2.00
  Canceled                                  (10,000)                $8.00
  Exercised                                (286,667)          $0.01-$0.50
                                          ---------

  Balance, December 31, 1995              4,331,130(1)        $0.01-$8.00
                                          =========

  Exercisable at December 31, 1995        4,331,130
                                          =========


(1) Includes options to purchase 130,000 shares of common stock at $0.01 per share.

See Notes 2, 3, 5, 7 and 10 for additional transactions in which the Company issued its common stock and Note 7 for discussion on commitment to register certain common stock and the underlying common stock of options and warrants and dilution impact.

NOTE 10 - DISCONTINUED OPERATIONS

The Company acquired certain oil and gas interests as part of its plan of reorganization in 1992. On March 31, 1993, the Company's Board of Directors approved a formal plan of orderly liquidation to divest its oil and gas operations. This decision was precipitated by several factors, including the long-term potential of the Company's gaming operations and the anticipated time to be devoted to it by management. In February 1993, the Company decided not to continue to pursue funds in the public market to undertake the drilling of oil and gas properties primarily due to the expiration of "Section 29" credits, a credit against federal income taxes for gas produced from Devonian shale or tight formations from wells commenced before January 1993. As discussed further, the Company sold certain interests in these oil and gas assets in December 1994. Certain interests are currently under rework, to be later sold after management has enhanced the ultimate value of such interests.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 10 - DISCONTINUED OPERATIONS, continued

The following is a summary of the significant accounting policies and a description of other issues pertaining to the oil and gas operations.

Significant Accounting Policies

The Company follows the successful efforts method of accounting for its oil and gas activities. Costs of property acquisitions, successful exploratory wells, all development costs, and support equipment are capitalized. Costs of unsuccessful exploratory wells are expensed when determined to be nonproductive. Production costs, overhead and all exploratory drilling costs are expensed as incurred. The carrying value of proved and unproved reserves are subjected to a "ceiling test" based on the sum of (a) discounted future net cash flows from proven reserve estimates, (b) the cost of properties not being amortized and (c) the lower of cost or fair value of estimated unproved reserves; impairment of the carrying value of such reserves is charged to operations. Costs of abandonment and remedial work are expensed over the life of the net future production cash flows.

Depletion of the cost of producing oil and gas properties has been computed on the unit-of-production method. Due to the Company's decision to discontinue these operations, no depletion has been recorded adjusted to their net realizable value.

The consolidated financial statements reflect the operating results and balance sheet items of its oil and gas operations separately from continuing operations pursuant to the plan of divestiture. The assets of the discontinued operations are shown net of the allocated liabilities.

In 1993, management believed that the operations would have been sold within a period of one to two years, but due to certain delays and cash flow considerations, management was not able to complete its rework on the properties in the state of Michigan within the time originally estimated. Management does not intend to retain the interest for the purpose of operating the wells.

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves

Standardized measures of discounted future net cash flows and changes therein relating to proved oil and gas reserves are not presented since the Company does not intend to produce any oil and gas on a continuing basis.

Remaining Oil and Gas Interests

The Company's remaining assets are located in Michigan, consisting of a 25% working interest in a 64% net revenue interest in proved reserves; 34 wells exist on the property which have been inoperative since the Company's ownership. Fleur-David Corporation is currently in the process reworking the wells, which upon commencement of production, is expected to enable the wells to generate production of approximately 3,300,000 barrels (BBLs) of oil, over a period of ten years, with approximately 65% of such reserves recoverable over a period of four years. Leases, for which the 34 wells are located, are held by force majure (by production).

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 10 - DISCONTINUED OPERATIONS, continued

In December 1993, the Company entered into an agreement with Fleur-David Corporation, whereby the Company contributed its 64% (original interest) working interests in proved reserves. Fleur-David assumed a note payable of $375,000, plus accrued interest from the Company, and paid approximately $250,000 in well lease maintenance costs. In addition, Fleur-David was granted options to purchase 121,500 shares of the Company's common stock at their then fair market value of $4.00 each. Fleur-David was also to provide substantially all the expertise and fund 75% of the costs to perform rework and water-flood of approximately $2,200,000. The Company's is responsible for 25% of such costs or approximately $550,000 and will be paid through the proceeds received from the exercise of the options described above, as well as cash available from continuing operations.

Fleur-David also obtained a covenant not to sue for clean-up and abandonment costs from the State of Michigan, as required by the joint venture, by depositing $188,000 into an environmental escrow account required by the state. The Company retains a 25% net revenue interest in the joint venture through the joint venture. An adjustment to the carrying value of these oil and gas proved reserves was not affected since the additional costs incurred, and to be incurred by Fleur-David, enhance the value of the interest retained by the Company by a corresponding amount.

The Michigan well sites require certain remedial activities, which include abandonment costs. Management has estimated the cost of such remedial activities to range from $1,200,000 to $2,000,000 should its current plan of operation with Fleur-David not continue. Management expects to continue with its initial rework and eventual waterflood project with Fleur-David to minimize the Company's costs associated with remediation and abandonment of the wells. The Company's estimated cost of rework and waterflood, as a 25% joint venture interest holder, is $550,000, $297,000 of which has been paid through December 31, 1995, and the remaining $252,000 included as a liability in the net assets of discontinued operations in the accompanying 1995 consolidated balance sheet.

Oil and Gas Leases

Certain leases were acquired in 1992 as part of the Company's plan of reorganization from Biscayne Petroleum Corporation. On March 25, 1993, the seller agreed to amend certain terms of the acquisition agreement, which, as so amended, provided for the payment of $50,000 in 1993 and the issuance of 226,286 shares of the Company's common stock in satisfaction of the purchase price. The March 1993 amendment also rescinded the issuance of 20,000 shares in December 1992 for $100,000 of debt and $20,000 of interest as reflected in the consolidated statements of shareholders' equity. The purchase price remained unchanged, after the amendment discussed above, at $2,000,000. The leases, held by production, were assigned for consideration, along with the 77 wells discussed below, in December 1994.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 10 - DISCONTINUED OPERATIONS, continued

Oil and Gas Wells

Certain oil and gas interests, consisting of 77 production wells, were acquired in 1992 as part of the Company's plan of reorganization from Biscayne Petroleum Corporation. On March 25, 1993, the sellers agreed to convert the outstanding principal balance of an unpaid acquisition note of $590,000, into 98,333 shares of the Company's common stock subject to registration rights and a put right at a price of $6.00 per share (see Note 9 "Redeemable common stock"), and payment of $100,000 in March 1993.

In September 1994, the Company negotiated certain additional terms extending the date by which the registration of the 98,333 shares was required to be effected to March 31, 1995, as amended. However, because the registration was not effected as of March 31, 1995, subject to the terms of the agreement, the Company was obligated to pay $590,000, less the average market value of the 98,333 shares of common stock for a value of $123,000, or $467,000, in 12 equal monthly installments, together with interest at 9% per annum beginning April 1, 1995.

On March 31, 1995, the agreement was amended to extend the payment term and amounts such that the note will be interest only at 10% per annum from April 1, 1995 until October 1, 1995, at which time the outstanding principal balance was to be amortized over 36 months with a balloon payment due on October 1, 1996, together with unpaid interest thereon. On October 1, 1995, the parties agreed to covert the entire principal balance of $467,000 into 373,600 shares of the Company's common stock based on a value of $1.25 per share. In 1995, the 98,333 shares discussed above, plus the 373,600 shares (471,933) valued at an aggregate amount of $590,000 are reflected in the accompanying consolidated statement of shareholders' equity during the year ended December 31, 1995.

In September 1993, the Company recorded a provision of $1,471,000 for an estimated loss on the disposal of its leases and 77 wells located in Southeastern Ohio. The Company's estimate was based on the current conditions in the gas market, estimated costs to prepare such sites for sale, lease expirations (see reserve quantity information below) and sales commissions.

Related Party Transactions

Sale of Oil and Gas Leases and Wells

In December 1994, the Company entered into an arrangement to sell certain proved and unproven gas reserves located in Southeast Ohio for notes valued at approximately $426,000 to a party related to an officer and shareholder of the Company. In connection therewith, the Company obtained two notes, a $300,000 note, bearing interest at 8% per annum, payable $10,000 per month beginning May 1995, and a $150,000 noninterest bearing note, payable based on 50% of excess revenues over $10,000 per month from production, secured by the assets sold.
The Company recorded a loss on the sale of these assets of $567,000 which is included in loss on disposal of oil and gas operations. At December 31, 1995, the principal balance on the note receivable is approximately $386,000.

Notes Payable

During 1994 and 1995, various corporate affiliates of Mr. Arneault advanced an aggregate sum of approximately $100,000 to ExCal primarily to cover overhead expenses in connection with the maintenance of leases and other costs associated with the Registrant's existing oil and gas interests in Michigan and former interests in Ohio. In February 1996, such accrued amount, along with accrued interest thereon at the rate of 10% per annum, was converted into a demand promissory note in the principal amount of $100,218 payable to Mr. Arneault at the rate of 10% per annum. No material overhead expenses are expected to be incurred in 1996.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 10 - DISCONTINUED OPERATIONS, continued

The following summarizes the net assets of the discontinued operations as of December 31, 1995 and 1994 and the results of its operations for each of the years in the three-year period ended December 31, 1995.

                              Balance sheet items
                           December 31, 1995 and 1994



                                              1995               1994
                                           ----------         ----------

Assets:
  Cash                                     $   ---            $   ---
  Receivable from sale of assets              386,000            426,000
  Oil and gas activities -
    Working interest in proved oil
      and gas properties                    2,582,000          2,582,000
                                           ----------         ----------
                                            2,968,000          3,008,000
                                           ----------         ----------
Less liabilities:
   Accrued liabilities                       (252,000)          (350,000)
   Payables to related parties               (100,000)           (42,000)
                                           ----------         ----------

Net assets                                 $2,616,000         $2,616,000
                                           ==========         ==========


                       Results of its operations for the
                  years ended December 31, 1995, 1994 and 1993



                                   1995              1994             1993
                                ----------         --------         ---------

Revenues                        $   ---            $184,000         $ 268,000
                                ----------         --------         ---------

Costs and expenses:
  General and administrative        ---             148,000           224,000
  Operating costs, including
   depletion of $100,000 in
   1993                             ---             109,000           226,000
                                ----------         --------         ---------
Total costs                         ---             257,000           450,000
                                ----------         --------         ---------

Loss from operations            $   ---            $(73,000)        $(182,000)
                                ==========         ========         =========


Reserve Quantity Information



                                                Oil             Gas
                                             (in BBLs)        (in MCF)
                                            ----------       ---------

Proved developed:

 Balances, January 1, 1993                   2,134,800        1,095,530
   Revisions of previous estimates              ---             (58,378)
   Production                                   ---            (134,952)
                                            ----------       ----------

 Balances, December 31, 1993                 2,134,800          902,200
   Revisions of previous estimates           1,180,000(1)        ---
   Production                                   ---             (99,000)
   Sale of assets                               ---            (803,200)
                                            ----------       ----------

 Balances, December 31, 1994                 3,314,800           ---

   Activity                                     ---              ---

 Balances, December 31, 1995                 3,314,800           ---
                                            ==========       ==========


(1) In 1994, management determined that certain reserves existed in an additional formation (Berea) which has been included in the Company's reserve analysis.

Continued
                                      F-32

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 11 - INCOME TAXES

At December 31, 1995, the Company has net operating loss carryforwards of approximately $23,000,000 for federal income tax reporting purposes and approximately $5,111,000 for state reporting purposes, expiring through 2010. The Tax Reform Act of 1986 includes provisions which limit the Federal net operating loss carryforwards available for use in any given year if certain events, including a significant change in stock ownership, occur. Because of such limitations, the Company may only utilize net operating loss carryforwards of approximately $1,500,000 per year for such losses of approximately $3,200,000 incurred prior to December 1992; additional limitations are believed to exist between 1992 to 1995. Temporary differences are not considered significant, exclusive of the differences (see below) in financial and tax reporting bases of assets acquired from Mountaineer in a statutory tax-free exchange.

At December 31, 1995 and 1994, the deferred taxes of $1,529,000 and $1,662,000, respectively, represent the nondeductible tax bases of assets acquired from Mountaineer totaling approximately $4,900,000 net of depreciation. The benefit for income taxes in the consolidated statement of operations for the years ended December 31, 1995, 1994 and 1993 represents the tax effect of nondeductible depreciation less certain minimum state taxes paid.

The Company's only significant deferred tax asset as of December 31, 1995 and 1994 is approximately $8,700,000 and $6,800,000, respectively related to the net operating loss carryforwards for federal and state tax reporting purposes. The Company's valuation allowance at December 31, 1995 and 1994 was approximately $8,700,000 and 6,800,000, respectively. The valuation allowance at January 1, 1994 and 1993 was approximately $3,467,000 and $1,079,000, respectivly. The difference between the federal income tax benefit using a 34% and the benefit recorded in the accompanying statements of operations for each of the years in the three-year period ended December 31, 1995 related primarily to increases in the valuation allowances in each year.

NOTE 12 - SEGMENT REPORTING

The Company operates in two segments, oil and gas and gaming. The Company has not presented segment information in accordance with Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise" because its oil and gas operations have been discontinued, are separately disclosed in the accompanying consolidated financial statements and will not be significant in the future.

NOTE 13 - RACING OPERATIONS

The Company conducts thoroughbred horse racing at Mountaineer Park Race Track and Gaming Resort. Under West Virginia Horse Racing Law, the Company's commission revenue is a designated portion of the parimutuel wagering handle (amounts wagered).

The Racing Commission authorized a minimum of 220 days of racing; the Company was in compliance with this provision in years reported. The Company is subject to annual licensing requirements established by the Racing Commission which has been renewed through December 31, 1996.

In August 1994, the Company renewed its contract with the West Virginia Horsemens' Benevolent Protection Association (HBPA) for a period of three years. In connection therewith, the Company is required to provide average daily horse racing purses of at least $22,500, as well as operate a certain number of races per day based on criteria provided in the contract.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 13 - RACING OPERATIONS, continued

The Company pays purses for each race day to the horsemen and HBPA. The Company receives a credit towards future purses for the difference of purses paid and amounts earned by the horsemen and HBPA. The horsemen and HBPA earn a percentage of the live and simulcast (satellite off-track wagering) race handle less winning tickets and certain costs incurred by the Company, including certain video lottery contractual expenses (approximately 15.5% of net video lottery revenues) paid to the horsemen and HBPA.

The amounts paid in excess of the amounts earned are reflected in the accompanying balance sheet as "prepaid purses" and totaled $352,000 at December 31, 1994. At December 31, 1995, purses earned in excess of amounts funded of $85,000 are reflected in the accompanying 1995 consolidated balance sheet as "accrued liabilities".

A summary of the parimutuel handle and deductions, including off-track wagering, for the years ended December 31, 1995, 1994 and 1993 are as follows:



                                1995            1994            1993
                            ------------    ------------    ------------

Total parimutuel wagering
 handles                    $ 39,819,000    $ 35,475,000    $ 40,961,000
Less patrons' winning
 tickets                     (31,637,000)    (28,246,000)    (32,646,000)
                            ------------    ------------    ------------
                               8,182,000       7,229,000       8,315,000
Less:
  Parimutuel tax paid to:
    State of West Virginia
     and county                 (472,000)       (442,000)       (448,000)
  Purses and Horsemen's
   Association                (3,447,000)     (3,019,000)     (3,544,000)
                            ------------    ------------    ------------

Parimutuel commissions      $  4,263,000    $  3,768,000    $  4,323,000
                            ============    ============    ============


Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 14 - GAMING OPERATIONS

On March 17, 1994, the West Virginia State Legislature expressly authorized the operation of up to 400 video lottery terminals through December 31, 1994, subject to voter approval in a Hancock County referendum, which was approved on May 10, 1994. The statute authorizing the operation of video lottery terminals expires, unless extended, on June 13, 1997. In 1995, the Company received approval from the West Virginia Lottery Commission (the "Lottery Commission") to operate up to 1,000 video lottery terminals, and subsequently increased the number of terminals in operation from 400 to 800.

One half of all video lottery terminals must be located in the racetrack grandstand and clubhouse, while the balance may be located at the Company's on-site lodge, as long as parimutuel wagering is operated therein. The Company is subject to annual licensing requirements established by the Lottery Commission which was renewed through June 1996.

In connection with its video lottery operations, the Company had the following gross wins and losses for the years ended December 31, 1995, 1994 and 1993:



                                 1995            1994            1993
                             ------------    ------------    ------------

Total gross winnings         $ 55,988,000    $ 23,214,000    $ 16,736,000
Less losses (patron
 payouts)                     (39,509,000)    (15,733,000)    (11,443,000)
                             ------------    ------------    ------------

Revenues - Video lottery
 terminals                   $ 16,479,000    $  7,481,000    $  5,293,000
                             ============    ============    ============


With respect to the operations of video lottery terminals subsequent to March 17, 1994, the Company pays an administrative fee to the Lottery Commission not to exceed 4% of video lottery terminal net revenues. After assessment of the administrative fee, the Company is obligated to contribute legislatively designated amounts to various funds. These amounts are included in "cost of video lottery terminals" in the consolidated statements of operations.

Amounts contributed to these funds for the years ended December 31, 1995 and 1994 were as follows:



                                                   1995              1994
                                                ----------        ----------

HBPA purses (Note 13)                           $2,470,000        $1,070,000
Company pension plan (Note 7)                       80,000            31,000
West Virginia tourism promotion fund               478,000           187,000
West Virginia Breeders' Classic fund               159,000            62,000
West Virginia general fund                       4,780,000         2,371,000
Hancock County general fund                        319,000           125,000
Veterans Memorial fund                             159,000            63,000
                                                ----------        ----------

                                                $8,445,000        $3,909,000
                                                ==========        ==========


On June 2, 1994, the Company entered into a development agreement with American Gaming Entertainment, Ltd. (formerly Gamma International, Ltd.) ("AGEL"), an affiliate of Bennett, to provide services for development activities, implementation of accounting and information systems and certain personnel activities until AGEL was approved by the Lottery Commission. Upon approval in October 1994, a long-term management agreement was executed.

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 14 - GAMING OPERATIONS, continued

Pursuant to the management agreement, the Company was obligated to pay 3% of gross revenues, of video lottery and other non-parimutuel gaming and gaming support operations, as defined, plus 8% of earnings before interest, taxes, depreciation and amortization, as defined, from all operating activities of Mountaineer. In the event of default by the Company, it would be required to pay certain monies based on the remaining number of months through 1997, or in the case of extension of video lottery activities by the State of West Virginia, through the term of the agreement. The monthly base default fee begins at $83,333. Management and consulting fees charged to "cost of video lottery terminals" in the accompanying consolidated statements of operations during the years ended December 31, 1995 and 1994 were $321,000 and $133,000, until such time as a stay agreement was executed (see below). In addition, during 1994, the Company advanced AGEL $300,000 which was used to reduce future management fees and expenses. At December 31, 1994, prepaid management fees in the accompanying consolidated balance sheet were $220,000.

The Company's management agreement with AGEL has been stayed pursuant to a stay agreement effective June 30, 1995, and has been replaced by a consulting agreement, dated July 1, 1995, until such time that Bennett complies with certain requirements of the Lottery Commission. The consulting agreement calls for American Newco, Inc. (owned by certain officers and shareholders of AGEL) to continue to provide consulting services in connection with the Company's video lottery operations at the rate of $10,000 per month, subject to increases of up to $10,000 per month for additional services which may be provided, through March 17, 1997. Fees under this consulting agreement are substantially less than those which would have been paid under the original management agreement.

Should the stay agreement or the consulting agreement be terminated in accordance with certain contingencies contained therein, the management agreement shall also terminate. However, should the Lottery Commission determine that Bennett has fully complied with its information requirements, then the management agreement will be reinstated with the original terms as defined above. At December 31, 1995, accrued consulting fees in the accompanying consolidated balance sheet totaled $60,000.

The personal involvement of the two shareholders of American Newco, Inc. as consultants to the Company is a material element of the contract. Since September 1995, neither shareholder has provided such services and, as a result, the Company has paid no consulting fees since that time. Management believes that such failure to perform constitutes a material breach of the Consulting Agreement and a resulting material breach of the Management Agreement. Although there can be no assurances, Management believes that the Management Agreement will not be reinstated.

NOTE 15 - STATEMENTS OF CASH FLOWS

The statements of cash flows exclude the effects of noncash investing and financing activities for all periods presented. Supplemental disclosures of significant noncash activities are as follows:

1995

In 1995, 202,833 redeemable common shares valued at $1,217,000 were satisfied through 463,600 additional shares of its common stock (see Notes 2, 9 and 10). Also see following paragraph for additional shares issued in 1995.

The Company issued 225,000 shares to Bennett for loan fees; these amounts, plus 285,000 shares valued at $1,710,000 (aggregate $3,060,000 of costs) were reversed in 1995 due to the cancellation of the $6.00 price guarantee. In satisfaction of such, the Company ultimately issued 1,020,000 additional shares valued at $1,530,000 and relinquished its rights to the original 510,000 at a value of $478,000. Such costs were accounted for as deferred finance costs, interest and capitalized interest to its construction in progress (Notes 1 and 5).

Continued

                          WINNERS ENTERTAINMENT, INC.

     For Each Of The Years In The Three-Year Period Ended December 31, 1995

NOTE 15 - STATEMENTS OF CASH FLOWS, continued

During the year ended December 31, 1995, the Company issued 77,332 shares valued at approximately $42,000 for services rendered, and the value of such shares was charged to the 1995 consolidated statement of operations. Certain services were rendered in 1995 which were to be satisfied through the issuance of common stock; however, the parties cancelled 97,500 shares issued in 1994 which were valued at $100,000. Such amounts are reflected as a reduction from stockholders' equity with a corresponding increase in accrued liabilities.

In connection with the Jackpot settlement (Note 7), the Company issued 175,000 shares of its common stock in satisfaction of noncurrent accrued liabilities totalling $414,000 ($525,000 accrued at December 31, 1994); approximately $77,000 at December 31, 1995 are expected to be reduced through the issuance of 75,000 shares in 1996.

Certain finance fees totalling $997,500 (Note 5) which were accrued as deferred finance costs in at December 31, 1995, were canceled due to the amendment by the Company and Bennett. In addition in 1995, the Company issued 60,850 shares in satisfaction of a note payable of approximately $43,000.

1994

During 1994, the Company issued 50,000 common shares for various services rendered valued at $110,000. The Company also issued 10,681 and 97,500 shares of its common stock valued at $40,000 and $100,000, respectively for certain accounts payable and other current assets. The Company recorded compensation expense of $600,000 as a result of options to purchase the Company's common stock at below market values granted to two former shareholders of Mountaineer (see Note 9).

From July 1994 to December 1994, the Company issued 285,000 common shares valued at $1,710,000, accrued $200,000 in loan commissions to be paid in 1995, and accrued $998,000 of construction financing costs which will be satisfied through the issuance of common stock. Components of such costs of $1,568,000, $709,000 and $631,000 are excluded from cash expended for deferred financing costs, buildings and improvements and interest expense, respectively.

In December 1994, the Company accrued a liability for the Jackpot settlement costs of $525,000 which will be satisfied through the issuance of its common stock in 1995.

See Note 3 for discussion of sale of investment and settlement agreement for noncash transactions.

During 1994, the Company had certain noncash provisions, net of benefits, reflected in operations aggregating a net benefit of $29,000.

1993

On January 1, 1993, the Company adopted SFAS 109, "Accounting for Income Taxes" and, as a result, recorded deferred income taxes of $1,952,000 with a corresponding increase to property.

In April 1993, the Company issued 50,000 shares of its common stock valued at $300,000 to acquire a 20% interest in a ground lease (see Note 2).

Continued

                         WINNERS ENTERTAINMENT, INC.

    For Each of The  Years In The Three-Year Period Ended December 31, 1995

NOTE 15 - STATEMENTS OF CASH FLOWS, continued

On March 31, 1993, the holders of $750,000, 8% convertible debentures elected to convert their debentures and accrued interest of $82,000 into 416,197 shares of common stock.

On March 25, 1993, $1,382,000 in debt related to oil and gas activities was converted into 226,286 shares of common stock (valued at $792,000) and 98,333 shares of Redeemable common stock (valued at $590,000). In addition, 20,000 shares of common stock issued in 1992 for $100,000 of debt and $20,000 of interest were rescinded.

In July 1993, the Company reconveyed land acquired in Cripple Creek, Colorado, valued at $1,315,000, to the seller in exchange for long-term debt of $1,315,000 (see Note 2).

The Company issued 197,787 shares for various services rendered in 1993 valued at $619,000. The Company recorded compensation expense of $600,00 as a result of options to purchase the Company's common stock at below market values granted to two former shareholders of Mountaineer (see Note 9).

During 1993, the Company had certain noncash provisions, net of benefits, reflected in operations aggregating $145,000. Such amounts were expected to provide future benefits or were based on estimates at December 31, 1992.

NOTE 16 - SUBSEQUENT EVENTS

Expanded Gaming Legislation

In March 1996, the West Virginia code was amended to permit game themes depicting symbols on reels, commonly referred to as "line games" or "video slot games". The legislation will go into effect in June 1996, unless vetoed by the Governor of West Virginia.

Lease Amendment

In March 1996, the Company amended its master lease for its video lottery terminals (see Note 7).

Bridge Financing

In March 1996, the Company entered into five short-term note agreements aggregating $750,000 due in five monthly equal principal installments of $150,000 each, commencing 30 days from the date of the loan. The Company received an aggregate of $570,000 of proceeds. In addition, the Company issued consideration for the loan. Total interest costs on this indebtedness are expected to be approximately $230,000 and will be charged to operations in 1996.

                             INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Winners Entertainment, Inc.

We have audited the consolidated financial statements of Winners Entertainment, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated April 5, 1996; such consolidated report is included elsewhere in this Registration Statement. Our audits also included the consolidated financial statement schedule of Winners Entertainment, Inc. and subsidiaries, listed in Item 11. This consolidated financial statement schedule is the responsibility of Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                            /S/CORBIN & WERTZ
                                            Corbin & Wertz

Irvine, California
April 5, 1996

                   CONDENSED AND CONSOLIDATED BALANCE SHEETS


                                            June 30, 1996    December 31, 1995
                                            -------------    -----------------
ASSETS
Current Assets:
    Cash and cash equivalents               $   893,000        $   807,000
    Restricted cash                             411,000            426,000
    Notes receivable from related parties,
         net of allowance for doubtful accounts
         of $290,000                             62,000             62,000
    Accounts receivable, net of allowance for
        doubtful accounts of $112,000 and
        $70,000 for 1996 and 1995, respectively 224,000            174,000
    Deferred financing costs                    268,000            388,000
    Other current assets                        346,000            115,000
                                               ----------        -----------
         Total current assets                 2,204,000          1,972,000
                                             -----------        -----------

Property:
    Land                                        371,000            371,000
    Buildings                                15,716,000         15,716,000
    Equipment and automobiles                 2,292,000          2,258,000
    Furniture and fixtures                    2,046,000          2,021,000
    Construction in progress                    989,000            519,000
                                            -----------        -----------
                                             21,414,000         20,885,000

    Less accumulated depreciation            (3,525,000)        (2,785,000)
                                            -----------        -----------
                                             17,889,000         18,100,000

Net Assets of Discontinued
    Oil and gas activities                    2,616,000          2,616,000


Other Assets:
    Excess of cost of investments
    over assets acquired, net of accumulated
    amortization of $896,000 and
   $770,000 for 1996 and 1995, respectively  2,878,000          3,004,000
    Deposits and other                          27,000             55,000
                                             -----------        -----------
                                             2,905,000          3,059,000
                                           -----------        -----------
TOTAL ASSETS                               $25,614,000        $25,747,000
                                           ===========        ===========


                See accompanying notes to financial statements.

                   CONDENSED AND CONSOLIDATED BALANCE SHEETS


                                                               June 30, 1996    December 31, 1995
                                                               -------------    -----------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                           $  2,606,000       $  3,474,000
    Accrued liabilities                                           2,183,000          2,096,000
    Accrued leases                                                  610,000            161,000
    Short term notes payable                                        718,000                  0
    Current portion of long term debt                             3,727,000          2,536,000
    Redeemable common stock                                         772,000            991,000
                                                               ------------       ------------
         Total current liabilities                               10,616,000          9,258,000


Accrued Liabilities                                                 343,000            490,000

Deferred Income Taxes                                             1,463,000          1,529,000

Long Term Debt, net of current                                    6,363,000          8,071,000

Redeemable Common Stock, net of current                             246,000            415,000
                                                               ------------       ------------
Total Liabilities                                                19,031,000         19,763,000
                                                               ------------       ------------

Shareholders' Equity:
    Common stock                                                      2,000              2,000
    Paid-in-capital                                              32,760,000         32,115,000
    Receivable from exercise of stock options                             0            (69,000)
    Accumulated deficit                                         (26,179,000)       (26,064,000)
                                                               ------------       ------------
         Total shareholders' equity                               6,583,000          5,984,000
                                                               ------------       ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 25,614,000       $ 25,747,000
                                                               ============       ============


                See accompanying notes to financial statements.

              CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS


                                              Three Months Ended               Six Months Ended
                                                    June 30                         June 30
                                         -----------------------------     --------------------------
                                            1996               1995           1996           1995
                                         -----------       -----------     -----------    -----------
Revenues:
  Video lottery terminals                $ 6,142,000       $ 3,892,000     $11,900,000    $ 6,843,000
  Pari-mutuel commissions                  1,157,000         1,151,000       2,165,000      2,048,000
  Food, beverage and lodging                 921,000           873,000       1,573,000      1,391,000
  Other                                      303,000           305,000         463,000        542,000
                                         -----------       -----------     -----------    -----------
Total Revenue                            $ 8,523,000       $ 6,221,000     $16,101,000    $10,824,000
                                         -----------       -----------     -----------    -----------

Costs and Expenses:
  Cost video lottery terminals           $ 4,083,000       $ 2,710,000     $ 8,028,000    $ 4,892,000
  Cost of pari-mutuel commissions          1,361,000         1,393,000       2,497,000      2,644,000
  Cost of food, beverage and lodging         848,000           871,000       1,529,000      1,616,000
  Cost of other revenues                     276,000           304,000         492,000        522,000
  General and administrative expenses        883,000         1,380,000       2,078,000      2,481,000
  Depreciation and amortization              407,000           317,000         866,000        620,000
                                         -----------       -----------     -----------    -----------
Total Costs and Expenses                 $ 7,858,000       $ 6,975,000     $15,490,000    $12,775,000
                                         -----------       -----------     -----------    -----------

Operating Income (Loss)                      665,000          (754,000)        611,000     (1,951,000)


Interest Expense                            (593,000)         (344,000)       (792,000)      (760,000)
                                         -----------       -----------     -----------    -----------

Income (Loss) Before Income Taxes             72,000        (1,098,000)       (181,000)    (2,711,000)

Benefit for Income Taxes                      33,000            32,000          66,000         65,000
                                         -----------       -----------     -----------    -----------
Net Income (Loss)                        $   105,000       $(1,066,000)    $  (115,000)   $(2,646,000)
                                         ===========       ===========     ===========    ===========
Net Income (Loss) Per Share              $       .01       $      (.07)    $      (.01)   $      (.17)
                                         ===========       ===========     ===========    ===========
Weighted Average Number
  of Shares Outstanding                   18,274,708        15,260,481      18,217,246     16,033,815
                                         ===========       ===========     ===========    ===========





          See accompanying notes to consolidated financial statements.

              CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     Six Months          Six Months
                                                                        Ended               Ended
                                                                    June 30, 1996       June 30, 1995
                                                                    -------------       -------------
CASH FLOW FROM OPERATING ACTIVITIES

Net Loss                                                             $  (115,000)        $(2,646,000)

Adjustments to reconcile net losses to
  net cash used in operating activities:
    Depreciation and amortization                                        866,000             613,000
    Common stock issued and
      stock options granted for services rendered                        292,000                   0
    Common stock issued for interest expense                             230,000             315,000
    Provision for doubtful accounts                                       40,000                   0
    Provision for settlement agreements                                 (208,000)             18,000
    Deferred income taxes                                                (66,000)            (65,000)

Net Change in Assets and Liabilities:
  Prepaid expenses and other                                             (80,000)            450,000
  Restricted cash                                                         15,000             286,000
  Net assets of discontinued operations                                        0             (26,000)
  Accounts payable and accrued expenses                                 (347,000)            973,000
                                                                     -----------         -----------
  CASH PROVIDED BY (USED IN)
  OPERATING ACTIVITIES                                                   627,000             (82,000)
                                                                     -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Deposits and other                                                      28,000               2,000
  Capital expenditures                                                  (593,000)         (3,573,000)
                                                                     -----------         -----------
  CASH USED IN INVESTING ACTIVITIES                                  $  (565,000)        $(3,571,000)
                                                                     -----------         -----------
CASH FLOW FROM FINANCING ACTIVITIES
  Principal payments                                                  (1,076,000)                  0
  Proceeds from issuance of notes payable                              1,100,000           3,652,000
  Proceeds from issuance of common stock                                       0              27,000
                                                                     -----------         -----------
  CASH PROVIDED BY FINANCING ACTIVITIES                              $    24,000         $ 3,679,000
                                                                     -----------         -----------

NET INCREASE (DECREASE) IN CASH                                           86,000              26,000

Cash, Beginning of Period                                                807,000           1,057,000
                                                                     -----------         -----------
Cash, End of Period                                                  $   893,000         $ 1,083,000
                                                                     ===========         ===========


          See accompanying notes to consolidated financial statements.

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed, consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of Management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included herein. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and notes thereto included in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

NOTE 2 - CONTINGENCIES

In 1995, the Registrant recorded a provision for loss in the amount of $308,000 for a legal settlement based on management's estimates. In June 1996, the related lawsuit was dismissed upon payment of a $100,000 settlement. The remaining $208,000 reserve was reversed in June, 1996, and is reflected as a reduction in general and administrative expenses in the Condensed and Consolidated Statements of Operations.

The Registrant has developed and is implementing a corrective action plan to stop leakage from underground storage tanks at its Mountaineer Race Track and Resort facility in Chester, West Virginia. In 1995, Management estimated the cost of the plan to be $140,000, consisting of $60,000 in monitoring and operational costs to be expended in 1995 and 1996, and $80,000 in capital expenditures to be incurred in 1996. The Registrant recorded a provision of $140,000 in 1995 for these projected expenses. The Registrant expended $45,000 relating to this contingency in the second half of 1995 and $59,000 in the first half of 1996.

NOTE 3 - INCOME TAXES

The benefit for income taxes recorded in the accompanying statement of operations for the six month periods ended June 30, 1996 and 1995 results from non-tax deductible depreciation expense attributable to the purchase method of accounting for the investment. At June 30, 1996, the Registrant has recorded a non-current valuation allowance of approximately $8.7 million against its primary deferred tax assets (net operating loss carryforwards for federal and state income tax purposes). At June 30, 1996, the Registrant has approximately $23 million in net operating loss carryforwards, however, as a result of a change of ownership of the Registrant during 1992 due to issuances of the Registrant's common stock, the use of such net operating loss carryforwards earned during 1992 through 1995 is subject to certain limitations.

NOTE 4 - DISCONTINUED OIL AND GAS ACTIVITIES


                              BALANCE SHEET ITEMS

                                                                      June 30           December 31
                                                                        1996                1995
                                                                        ----                ----
ASSETS
  Term note receivable                                               $  192,000          $  236,000
  Production note receivable                                            150,000             150,000
  Oil and gas activities:
    Working interest in proved oil and gas properties                 2,582,000           2,582,000
                                                                     ----------          ----------
                                                                      2,924,000           2,968,000
                                                                     ----------          ----------
LIABILITIES
  Accounts payable and accrued liabilities                             (293,000)           (252,000)
  Payables to related parties                                           (15,000)           (100,000)
                                                                     ----------          ----------
NET ASSETS                                                           $2,616,000          $2,616,000
                                                                     ==========          ==========

The Registrant's remaining oil and gas assets are located in Michigan, consisting of a 25% working interest in a 64% net revenue interest in proved reserves. Thirty-four wells are located on the property which have been inoperative since the Registrant acquired the property in December 1992. The well sites require certain remedial activities, which include abandonment costs. Management has estimated the cost of such remedial activities to range from $1,200,000 to $2,000,000 should its current plan of operation with Fleur-David not continue. Management expects to continue with its initial rework and eventual waterflood project with Fleur-David to minimize the Registrant's costs associated with remediation and abandonment of the wells. The Registrant's estimated cost of rework and waterflood, as a 25% joint venture interest holder, is $550,000, $311,000 of which has been paid through June 30, 1996 and the remaining $239,000 included as a liability in the net assets of discontinued operations in the accompanying June 30, 1996 condensed and consolidated balance sheet.

Related Party Transactions

Sale of Oil and Gas Leases and Wells. In December 1994, the Registrant entered into an arrangement to sell certain proved and unproven gas reserves located in Southeast Ohio for notes valued at approximately $426,000 to a party related to an officer and shareholder of the Registrant. In connection therewith, the Registrant obtained two notes, a $300,000 note bearing interest at 8% per annum, payable at $10,000 per month beginning June 1995, and a $150,000 non-interest bearing note, payable based on 50% of production revenues in excess of $10,000 per month, secured by the assets sold. The Registrant recorded a loss on the sale of these assets of $567,000 in 1994. At June 30, 1996, the principal balance on the term note is approximately $192,000, and the principal balance of the production note is $150,000.

Notes Payable. During 1994 and 1995, various corporate affiliates of Mr. Arneault advanced an aggregate sum of approximately $100,000 to the Registrant's ExCal subsidiary primarily to cover overhead expenses in connection with the maintenance of leases and other costs associated with the Registrant's existing oil and gas interests in Michigan and former interests in Ohio. In February 1996, such accrued amount, along with accrued interest thereon at the rate of 10% per annum, was converted into three demand promissory notes in the aggregate principal amount of $100,218 payable to such corporate affiliates of Mr. Arneault at the rate of 10% per annum. At June 30, 1996, two of the notes have been paid and the principal balance on the remaining note payable is $15,000.
No material overhead expenses are expected to be incurred in 1996.

NOTE 5 - LICENSING

In June 1996, Mountaineer's video lottery license was renewed through June 30, 1997.

NOTE 6 - SETTLEMENT AGREEMENT

In January 1993, the Registrant entered into a financing arrangement with Jackpot Enterprises, Inc. On March 2, 1995, the Registrant settled a claim by Jackpot, effective June 25, 1994, by agreeing to issue shares of its common stock with registration rights. The number of shares is based on a guaranteed price of $512,500 divided by the closing market price per share on the effective date of registration. The Registrant recorded a provision for loss of $525,000 in connection with the settlement which was included in the consolidated statement of operations for the year ended December 31, 1994.

The Registrant issued 125,000 shares to Jackpot on the date of the settlement and, for every 60 days the registration statement remains unfiled, the Registrant is obligated to issue an additional 12,500 shares, up to a maximum of 125,000 additional shares. At June 30, 1996, 100,000 of such additional shares have been issued; 37,500 of such additional shares were issued during the six months ended June 30, 1996, to which a value of $52,000 was ascribed and charged to accrued liabilities. The issuance of such shares has been, and will continue to be reflected in the statement of stockholders' equity at no additional value or consideration.

NOTE 7 - LONG-TERM DEBT

Construction Note Payable

In March 1996, Bennett Management & Development Corporation and its parent, The Bennett Funding Group, Inc., filed for protection from creditors under Chapter 11 of the federal bankruptcy laws. The bankruptcy court subsequently assigned a trustee to administer the affairs of the estates while in bankruptcy. The Registrant has continued to remit interest and principal payments to Bennett Management & Development Corporation under the terms of the construction loan agreement, as amended January 1996. The outstanding principal balance of the construction note payable is $9,633,333 at June 30, 1996. The Registrant paid $566,666 and $638,000, respectively, of principal and interest relating to the construction note in the first six months of 1996.

Term Notes

In September 1995, the Registrant entered into an agreement with its totalisator system supplier to convert $461,000 of outstanding trade payables into a term note. Under the terms of the agreement, the Registrant is required to make 21 monthly interest and principal payments of $17,800 and 8 additional payments of approximately $17,800 on various dates through May 31, 1997. The loan, which is unsecured, bears interest at the rate of 12% per annum. The loan is subject to an acceleration clause and other financial disincentives in the event of default. At June 30, 1996, the outstanding principal balance is $251,000. The Registrant paid $157,000 and $21,000 of principal and interest, respectively, in the first six months of 1996 related to this term note.

In May 1996, the Registrant reached a settlement agreement with the holder of 52,250 shares of redeemable common stock, valued at $313,000, as further described in Note 9. Pursuant to the settlement agreement, the Registrant agreed to pay $25,000 upon execution of the settlement agreement and delivered a promissory note calling for a total of three payments of $5,000 due on August 1, 1996, November 1, 1996 and February 1, 1997; a payment of $50,087 on May 1, 1997; and a total of four annual payments of $40,087 due on May 1, 1998 through 2001. The promissory note, which is unsecured, does not bear interest. The obligation to pay the amounts identified above was discounted at the rate of 8%, and long term debt in the amount of $206,000 was recorded in the Condensed and Consolidated Balance Sheet, as of June 30, 1996.

The Registrant charged $601,000 and $760,000, respectively, to interest expense relating to long-term debt in the six month periods ended June 30, 1996 and 1995. The Registrant capitalized $267,000 and $1,027,000 of interest in the first two quarters of 1996 and 1995, respectively.

NOTE 8 - SHORT TERM NOTES PAYABLE

In the first half of 1996, the Registrant entered into a series of short-term note agreements with three lenders aggregating $1,100,000. Under the terms of the agreements the Registrant is obligated to repay a total of $1,302,000 in interest and principal in 1996. In addition, the Registrant issued 100,000 shares of its common stock, and warrants to purchase 50,000 shares of its common stock at $0.80 per share, valued in the aggregate at $81,000 as supplemental consideration for the loans. The remaining principal balance of the notes is $718,000 at June 30, 1996. Future principal obligations for the loans, which are unsecured, are as shown below:

                                                   July 1996     August 1996     Total
                                                   ---------     -----------    --------
$600,000 short-term notes dated March 22, 1996      $112,000       $106,000     $218,000
$250,000 short-term note dated May 30, 1996          250,000              0      250,000
$250,000 short-term note dated June 7, 1996                0        250,000      250,000
                                                    --------       --------     --------
                                                    $362,000       $356,000     $718,000
                                                    ========       ========     ========


The Registrant charged $192,000 to interest expense relating to short-term notes in the first half of 1996.

NOTE 9 - CAPITAL TRANSACTIONS

During 1995, the Registrant incurred salaries to key members of management totaling $204,000 which remained unpaid at December 31, 1995. On February 9, 1996, the board of directors approved two agreements to issue a total of 466,676 shares of the Registrant's common stock in satisfaction of $186,000 of these liabilities (plus accrued interest of $3,300 calculated at the rate of 10% per annum) based on the closing market price of the stock on that day of $.40625 per share. The agreements provide that for a term of one year commencing February 9, 1996, in the event the initial holders propose to sell any of the shares, they shall be required to notify the Registrant of such intention and the Registrant may then elect, at any time before the proposed date of sale, to purchase the shares at the price of $1.00 per share, payable within two days after the date of such election. Otherwise, the shares may be sold as proposed. In addition, the Registrant shall have the right at any time to purchase the shares for a price of $1.00 per share within two days after notice of its intention to do so.

In November 1995, the Registrant entered into an agreement to compensate a key consultant for services previously rendered to the Registrant. The agreement provided for the issuance of 200,000 shares of the Registrant's common stock to the consultant and registration of the shares on From S-8 with the Securities and Exchange Commission. The registration statement was filed on December 4, 1995, and the shares were issued effective January 19, 1996.

In November 1995, the Registrant's board of directors adopted an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code, subject to shareholder approval. In accordance with the plan, 500,000 shares were reserved for issuance on January 23,

1996 at an exercise price of $.5625 per share, based on the closing market price of the stock on that day. The options are exercisable over a period of five years, subject to certain limitations.

On January 23, 1996, the board of directors granted to its two outside directors, Robert A. Blatt and Robert L. Ruben, non-qualified stock options to purchase 50,000 shares and 75,000 shares of the Registrant's common stock, respectively, at the fair market value of the shares on the date of grant of $0.5625 per share. The options are immediately exercisable for a term of five years.

On March 22, 1996, the Registrant issued 100,000 shares of common stock in connection with the short-term financing described in Note 8 above. Such shares were valued at the fair market value of $.8125 per share on that date, and are being amortized to interest expense over the life of the related loan.

In 1992, the Registrant acquired all of the capital stock of Golden Palace Casinos, Inc. in exchange for 4,311,000 shares of the Registrant's common stock. With respect to 209,000 shares of such stock, the founders of Golden Palace Casinos were granted put rights requiring the Registrant to redeem such shares at $6.00 per share at the request of the holders ("Redeemable Shares"). On June 30, 1995, holders of 104,500 Redeemable Shares received an aggregate of 366,750 shares of the Registrant's common stock, of which 276,750 shares are subject to conversion into notes at a value of $1.50 per share or approximately $417,000. The Registrant negotiated settlements in the second quarter of 1996 with the holders of the remaining 104,500 Redeemable Shares as described below and in Note 7. As a result of these settlements, the Registrant recorded a $211,000 increase to paid-in-capital, reflecting the reclassification of 104,500 shares to stockholders' equity. The $206,000 long-term note payable was recorded in the accompanying Condensed and Consolidated Balance Sheet. There was no gain or loss arising from the settlement agreements.

Pursuant to one of the settlement agreements, the Registrant agreed to issue 133,416 shares of the Registrant's common stock (the "Shares"). In the event the average market price of the Registrant's common stock is less than $1.50 per share for the 90 trading days following the effective date of the registration statement, the Registrant will be required to issue that number of additional shares required to satisfy the difference between $1.50 per share and such average market price. If the Shares were not registered by June 30, 1996, the Registrant agreed to execute a promissory note in the amount of $200,125 with interest at 12% per year from the date of the note, payable in 24 equal monthly installments.

So long as the Registrant is not in default with respect to its repayment obligations under the promissory note, if such note is required to be delivered, then upon either (i) the registration of the Shares or (ii) the eligibility of the Shares for public sale pursuant to SEC Rule 144, then the Registrant shall receive as a credit against any amounts then due under the note an amount equal to the average closing market price of the common stock for the 90 trading days following the effective date of the registration statement or the date the Shares become eligible for public sale under Rule
144. Upon execution and delivery of the promissory note, the Registrant will have the right to repurchase the Shares for $1.50 per share and would, upon such repurchase, receive a like credit against the amount due under the note. The creditor may extinguish the Registrant's right of repurchase upon notice, resulting in a credit against the note equal to $1.50 per share multiplied by the number of shares as to which the right of repurchase had been extinguished.

NOTE 10 - SUBSEQUENT EVENTS

Finance Arrangement

On July 2, 1996, the Registrant's Mountaineer subsidiary entered into a financing arrangement with a private lending firm for a working capital loan and a commitment for first mortgage refinancing. The $5 million loan is secured by a second mortgage on Mountaineer's real and personal property and is guaranteed by the Registrant. The note evidencing the loan calls for monthly payments of interest only at the rate of 12% per annum, and a default rate of 22% per annum. The Registrant also agreed to issue the lender 183,206 shares of its common stock and warrants to purchase an additional 1,141,250 shares at $1.06 per share. The principal is to be repaid at the end of the three year term, during which the loan is subject to, on each anniversary date, additional fees in cash equal to 8% of the outstanding principal balance, stock equal to 5% of the outstanding principal balance (valued at the average closing bid price for the 30 days prior to each anniversary date), and warrants to purchase 250,000 shares of common stock at $1.06 per share. Certain restrictions are imposed limiting the Registrant's ability to incur additional debt, make capital expenditures and increase management's compensation, and anti-dilution provisions are included to protect the lender in the event the Registrant issues additional securities at a price below $1.06 per share without the consent of the lender or subsequent holders of the warrants.

As part of the transaction, the lender also provided a one year commitment to lend Mountaineer up to $11.1 million of additional funds to be used to refinance the current first mortgage held by Bennett Management & Development Corp. The commitment is subject to customary conditions, including negotiation of definitive loan agreements. In connection with the financing commitment, the Registrant agreed to pay a $110,000 commitment fee and to issue the lender additional warrants to purchase 350,000 shares of common stock at $1.06 per share.

In order to assure compliance with provisions of the West Virginia Racetrack Video Lottery Act concerning control over a licensee of the State Lottery, the lender has agreed that it may not own, through the exercise of warrants or otherwise, more than 5% of the Registrant's outstanding common stock unless and until the West Virginia Lottery Commission either (i) approves the lender or
(ii) provides an advisory opinion approving an arrangement whereby the lender may own but may not have voting rights to any shares in excess of the 5% threshold. If the lender becomes disqualified after such Lottery Commission approval, any shares held in excess of the 5% threshold, if registered, shall be sold by the lender in the market; otherwise such shares may be put to the Registrant at the then market price, payable in cash or a note with interest payable monthly at 24% per annum and all principal due in one year.

The Registrant agreed to register the stock and warrants with the SEC, subject to cash penalties if such registration is not initially filed on or before 90 days from the date of the loan agreement, and up to two additional cash penalties if the registration is not declared effective before seven and nine months from the date of demand therefor by the lender. All warrants are exercisable for a term of five years.

Net proceeds after repayment of a $250,000 loan from an affiliate of the lender pending the closing, due diligence and loan origination fees, fees associated with the take-out commitment and the costs of the transaction are approximately $4.2 million. The loan proceeds will be used by Mountaineer to retire a substantial portion of its accounts payable, make future site improvements and decorate the Speakeasy Gaming Saloon. The loan proceeds will also be used for television and print advertising campaigns in the Pittsburgh and Cleveland markets.

Commencement of Video Slot Operations

On July 3, 1996, Mountaineer introduced several offerings of classic casino "slot" games on 350 of its 800 video lottery terminals. The new games are offered in addition to Mountaineer's existing gaming choices of video poker, keno and blackjack. Mountaineer earned an average daily net win of $139 per terminal in the first 33 days following installation of video slot games, compared to $68 per terminal during the same period in 1995. There can be no assurance that the revenue levels generated immediately after the inception of video slot operations can be sustained in future periods.

Note Receivable

In 1995, the Registrant recorded a $50,000 loss provision in connection with a short term loan advanced in 1994 to a company with a common significant shareholder. In April 1996, a confessed judgment promissory note was obtained to secure payment for the loan. Payment of $58,333, including interest at 8% per annum, was due on August 4, 1996, however, no payment was made. The Registrant is currently negotiating to collect the amount now due and will proceed with legal action if Management determines that such negotiations become unproductive.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the securities being registered hereby, other than underwriting discounts and commissions.

          Registration Fees                          $    628.60
          Accountants' Fees and Expenses             $ 15,000.00
          Legal Fees and Expenses                    $ 75,000.00
          Printing Expenses                          $ 10,000.00
          Miscellaneous                              $  5,000.00
Total                                                $105,628.60


ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporation Law of Delaware (the "GCL") a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Certificate and Bylaws of the Company are consistent with Section 145 of the GCL. The Certificate provides that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except: i) for any breach of the director's duty of loyalty to the corporation or its shareholders, ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of the law; iii) for acts for specified in Title 8, Section 174 of the GCL, or iv) for which the director derived an improper personal benefit.

     In addition to the Certificate, the Company's By-laws provide indemnification (the "Indemnity Provisions") for any person who is or was a party to any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, arbitrative, investigative procedure by reason of the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or served in such capacity with another entity at the Company's request (such persons are defined as "Indemnified Party" or "Indemnified Parties"). With respect to third party actions, the Indemnity Provisions represent the Company's commitment to indemnify based on such persons incurring expenses (including legal fees) judgments, fines, excise taxes, and amounts paid in settlement based on civil or criminal matters. In the case of a civil matter, the Indemnified Parties must have acted in good faith and in a manner reasonably believed by that person to be in or not opposed to the best interests of the Company. With respect to a criminal matter, the person must have had no reasonable cause to believe that the conduct was unlawful.

     With respect to derivative actions, Indemnified Parties are entitled to indemnification for any and all expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the settlement or defense of such actions. The Indemnified Party must show that he or she acted in good faith and a manner reasonably believed by that person to be in or not opposed to the best interests of the Company, except that no indemnification shall be available if such person has been adjudged liable for negligence or misconduct in performing his or her duties to the Company, unless the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnified Party is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Nonetheless, if the Indemnified Party is successful on the merits or otherwise, he or she need not show that the applicable standard of conduct was met. If not successful on the merits, any indemnification may only be made if the Indemnified Party applies to the Company for indemnification and (i) a majority vote of a quorum of the Board, or (ii) if a quorum is not available or even if obtainable, or if a quorum of disinterested directly so directs, by independent legal counsel in a written opinion, or (iii) by vote of the shareholders of the Company.

     With respect to both derivative actions and actions and third party actions, the Indemnity Provisions also provide for the advancement of expenses, including actual and reasonable attorneys' fees, incurred in defending or investigating any action, suit, proceeding or claim, subject to a written affirmation by the Indemnified Party or person requesting an advance for such Indemnified Party that he or she has met the applicable standard of conduct and that he or she will repay such advance if it is ultimately determined that he or she did not meet the applicable standard of conduct.

     Notwithstanding the foregoing, the Company has discretion to impose as conditions to any of the Indemnification Provisions, such requirements as may appear appropriate in the specific case including but not limited to:
a) that any counsel representing the person be mutually acceptable to the Company and the Indemnified Party, b) that the Company has the right to assume control of the defense of such Indemnified Party, and c) that the Company shall be subrogated to the extent of any payments made by way of indemnification to all of such Indemnified Party's right of recovery, and do everything necessary to assure such rights of subrogation to the Company.

     The rights of Indemnified Parties under the Indemnity Provisions are not exclusive of any other rights Indemnified Parties may have under the Certificate, any agreement, vote of shareholders, vote of disinterested directors, any liability insurance policies (which the Board in its discretion may obtain) or otherwise.

     Insofar as indemnification for liabilities arising under the Act may be permitted to Indemnified Parties pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On January 15, 1993, the Company issued 6,000 shares of Common Stock to Herzog, Heine & Geduld pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $360,000. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On January 15, 1993, the Company issued 10,000 shares of Common Stock to Spear Leeds & Kellogg pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $60,000. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On February 2, 1993, pursuant to a collateral pledge agreement, the Company issued 30,000 shares of Common Stock to Jackpot Enterprises, Inc. with an aggregate value of $90,000. This issuance was considered a private transaction pursuant to Section 4(2) of the Act.

     On February 4, 1993, the Company issued 5,659 shares of Common Stock to Hector Salitrero in settlement of $26,710 in accrued liabilities for legal services rendered prior to that date. This issuance was completed in reliance on the exemption from registration provided by 11 U.S.C.
section 1145.

     On February 4, 1993, the Company issued 3,957 shares of Common Stock to Freer & Alagia in settlement of $38,200 in accrued liabilities for legal services rendered prior to that date. This issuance was completed in reliance on the exemption from registration provided by 11 U.S.C.
section 1145.

     On February 16, 1993, the Company issued 14,500 shares of Common Stock to Herzog, Heine & Geduld pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $87,000. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On February 18, 1993, the Company issued 20,000 shares of Common Stock to Man & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $120,000. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On February 19, 1993, the Company issued 40,171 shares of Common Stock to Cede & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $241,026. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On March 1, 1993, the Company issued 98 shares of Common Stock to Dean Sessions pursuant to his exercise of certain warrants to purchase Common Stock at $4.00 per share for an aggregate purchase price of $392. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On March 2, 1993, the Company issued 1,518 shares of Common Stock to Cede & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 September 25, 1996, 9:28 PM per share for an aggregate purchase price of $9,108. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C.
section 1145.

     On March 4, 1993, the Company issued 15,000 shares of Common Stock to Herzog, Heine & Geduld pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $90,000. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. section 1145.

     On March 9, 1993, the Company issued 2,000 shares of Common Stock to Cede & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $12,000. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On March 11, 1993, pursuant to a loan agreement, the Company issued options to purchase 5,000 shares of Common Stock at an exercise price of $8.70 to Arnold and Joyann M. Espeseth. The options, which vested upon issuance, expired unexercised on March 11, 1995. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On March 11, 1993, pursuant to a loan agreement, the Company issued options to purchase 5,000 shares of Common Stock at an exercise price of $8.70 to Brian Espeseth. The options, which vested upon issuance, expired unexercised on March 11, 1995. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On March 22, 1993, the Company issued options to purchase 50,000 shares of Common Stock for $7.25 per share to M & R Investments, Inc. These options vested upon issuance and expired unexercised on December 31, 1993. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On March 30, 1993, the Company issued 47,781 shares of Common Stock to Cede & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $286,686. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On March 30, 1993, the Company issued 147 shares of Common Stock to Paine Webber pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $882. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On April 1, 1993, pursuant to a professional services agreement, the Company approved the issuance of warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $7.00 per share to Crystal Asset Management Group, Inc. The warrants were to vest incrementally from the date of the agreement at the rate of 45,000 shares per month and were to be exercisable through December 31, 1996. Warrants to purchase 135,000 shares were actually issued and remained unexercised until they were canceled and replaced pursuant to a settlement agreement, dated July 13, 1994, with warrants to purchase 145,000 shares at $6.25 per share through December 31, 1996. The terms of the replacement warrants were modified pursuant to a settlement agreement dated September 25, 1996, 9:28 PM.

     On April 15, 1993, the Company issued 3,013 shares of Common Stock to Charles Schwab pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $18,078. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section> 1145.

     On April 15, 1993, the Company issued 6 shares of Common Stock to Bear Stearns Securities pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $36.
This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section> 1145.

     On April 15, 1993, the Company issued 72,271 shares of Common Stock to Man & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $433,626. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On April 15, 1993, the Company issued 19,317 shares of Common Stock to Herzog, Heine & Geduld pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $115,902. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On April 15, 1993, the Company issued 1,202 shares of Common Stock to National Financial Services pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $7,212. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section> 1145.

     On April 16, 1993, the Company issued 103,759 shares of Common Stock to Cede & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $622,554. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section> 1145.

     On April 19, 1993, the Company issued 28,145 shares of Common Stock to Cede & Company pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $168,870. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On April 22, 1993, the Company issued 3,243 shares of Common Stock to Paine Webber pursuant to its exercise of certain warrants to purchase Common Stock at $6.00 per share for an aggregate purchase price of $19,458. This transaction was completed in reliance on the exemption from registration provided by 11 U.S.C. <section>1145.

     On May 7, 1993, in consideration of professional services rendered pursuant to a consulting agreement, the Company issued 30,000 shares of Common Stock with an aggregate value of $93,750 to Dallas Gold & Silver Exchange. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On May 7, 1993, the Company issued 18,333 shares of Common Stock to Electronic Concepts, Inc. in settlement of $110,000 in accrued liabilities for services rendered prior to that date. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On May 7, 1993, pursuant to an amendment to an oil and gas property acquisition agreement, the Company issued 226,286 shares of Common Stock to Biscayne Petroleum Corporation for notes payable and interest with an aggregate value of $792,000. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On May 13, 1993, pursuant to a stock exchange agreement, the Company issued 4,321,00 shares of Common Stock with an aggregate value of $3,210,481 to the shareholders of Golden Palace Casinos, Inc. in exchange for all of the outstanding shares of common and preferred stock of Golden Palace Casinos, Inc. These were private transactions effected pursuant to
Section 4(2) of the Act.

     On May 13, 1993, pursuant to a stock exchange agreement, the Company issued 416,197 shares of Common Stock with an aggregate value of $832,394 in exchange for debentures held by Golden Palace Casinos debenture holders. These were private transactions effected pursuant to Section 4(2) of the Act.

     On May 21, 1993, pursuant to an amendment to an oil and gas property acquisition agreement, the Company issued 98,333 shares of Common Stock to nine oil and gas partnerships for a notes payable and interest with an aggregate value of $123,000. This was a private transaction effected pursuant to Section 4(2) of the Act. On October 1, 1995, pursuant to another amendment, the Company authorized the issuance of 373,600 additional shares of Common Stock valued at $467,000. This transaction was completed in reliance on the exemption from registration provided by
Section 4(2) of the Act.

     On July 6, 1993, pursuant to an offering circular and subscription agreement, the Company issued 60,000 shares of Common Stock to EBC Zurich
A. G. for an aggregate purchase price of $480,000, of which aggregate commissions of $45,000 were paid. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On July 27, 1993, pursuant to a subscription agreement, the Company authorized the issuance 100,000 shares of Common Stock to Winterport Holdings for a price of $4.95 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On September 22, 1993, the subject shares were canceled and returned to authorized and unissued status when Winterport canceled its subscription.

     On August 1O, 1993, pursuant to an offering circular and subscription agreement, the Company issued 55,000 shares of Common Stock to Now Model, Inc. for a price of $5.0375 per share for an aggregate purchase price of $277,063, of which aggregate commissions of $27,706 were paid. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On August 17, 1993, pursuant to a subscription agreement, the Company issued 250,000 shares of Common Stock to Las Vegas Entertainment, Inc. for a price of $3.00 per share. Pursuant to a settlement agreement, the Company repurchased the shares for $3.00 per share on February 22, 1994. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On August 16, 1993, pursuant to an offering circular and subscription agreement, the Company issued 79,076 shares of Common Stock to Mid Pacific Bank, NV for a price of $5.50 per share for an aggregate purchase price of $434,918, of which $52,992 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On August 16, 1993, pursuant to an offering circular and subscription agreement, the Company issued 8,027 shares of Common Stock to Mid Pacific Bank, NV for a price of $5.0375 per share for an aggregate purchase price of $440,436, of which $4,044 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On August 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 22,610 shares of Common Stock to Giga Distribution for a price of $5.0375 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On September 30, 1993, the subject shares were canceled and returned to authorized and unissued status when Giga Distribution canceled its subscription.

     On August 17, 1993, pursuant to an offering circular and subscription agreement, the Company issued 43,750 shares of Common Stock to Montagu Capital for a price of $5.0375 per share for an aggregate purchase price of $220,391, of which $22,039 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On September 2, 1993, pursuant to an offering circular and subscription agreement, the Company issued 30,000 shares of Common Stock to Montagu Capital for a price of $5.50 per share for an aggregate purchase price of $165,000, of which $30,375 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On September 2, 1993, pursuant to an offering circular and subscription agreement, the Company issued 49,505 shares of Common Stock to MidPacific Bank for a price of $5.40 per share for an aggregate purchase price of $267,327, of which $44,678 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On September 29, 1993, pursuant to an offering circular and subscription agreement, the Company issued 300,000 shares of Common Stock to European Private Investments, Inc., Panama for a price of $5.25 per share for an aggregate purchase price of $1,575,000, of which $216,000 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On October 29, 1993, the Company issued options to purchase 10,000 shares of Common Stock for $8.00 per share to Curtis Russell, an outside consultant. These options vested upon issuance and expired unexercised on December 31, 1994. This was a private transaction effected pursuant to
Section 4(2) of the Act.

     On November 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 25,000 shares of Common Stock to Now Model, Inc. for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Now Model, Inc. canceled its subscription.

     On  November  17,  1993,   pursuant   to   an  offering  circular  and
subscription agreement, the Company authorized the issuance 34,000 shares of Common Stock to Now Model, Inc. for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Now Model. Inc. canceled its subscription.

     On November 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 20,611 shares of Common Stock to Inversiones Paterik for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Inversiones Paterik canceled its subscription.

     On November 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 8,365 shares of Common Stock to Trex International Commercializadora for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Trex International Commercializadora canceled its subscription.

     On November 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 3,921 shares of Common Stock to Inverlink CA, Venezuela for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Inverlink CA, Venezuela canceled its subscription.

     On November 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance of 50,000 shares of Common Stock to Montagu Capital for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Montagu Capital canceled its subscription.

     On November 17, 1993, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 50,000 shares of Common Stock to Atlantic Global Management for a price of $3.90 per share. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act. On December 1, 1993, the subject shares were canceled and returned to authorized and unissued status when Atlantic Global Management canceled its subscription.

     On November 19, 1993, pursuant to an offering circular and subscription agreement, the Company issued 28,156 shares of Common Stock to Inversiones Paterik, CA for a price of $3.50 per share for an aggregate purchase price of $98,546, of which $33,280 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On November 23, 1993, pursuant to an offering circular and subscription agreement, the Company issued 33,600 shares of Common Stock to Now Model, Inc., BVI for a price of $3.125 per share for an aggregate purchase price of $105,000, of which $20,458 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On November 24, 1993, pursuant to an offering circular and subscription agreement, the Company issued 28,571 shares of Common Stock to Banco Cooperativo Costar RL for a price of $3.50 per share for an aggregate purchase price of $99,999, of which $33,770 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On November 24, 1993, pursuant to an offering circular and subscription agreement, the Company issued 14,285 shares of Common Stock to Banco Cooperativo Costar RL for a price of $3.50 per share for an aggregate purchase price of $49,998, of which $16,885 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On November 30, 1993, pursuant to an offering circular and subscription agreement, the Company issued 5,357 shares of Common Stock to Inverlink CA, Venezuela for a price of $3.50 per share for an aggregate purchase price of $18,750, of which $6,332 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On November 30, 1993, pursuant to an offering circular and subscription agreement, the Company issued 11,428 shares of Common Stock to Trex International Commercializadora for a price of $3.50 per share for an aggregate purchase price of $39,998, of which $13,494 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On December 2, 1993, pursuant to a consulting agreement, the Company issued warrants to purchase 100,000 shares of Common Stock for $3.00 per share to Cyndel & Company, Inc., 50,000 of which were exercisable from December 2, 1993 through December 2, 1994, and the remaining 50,000 from March 2, 1994 through March 1995. This was a private transaction effected pursuant to Section 4(2) of the Act. None of these warrants were exercised by the time they were canceled and replaced with other warrants pursuant to a consulting agreement dated September 21, 1994 whereby the Company approved the issuance of warrants to purchase up to 120,000 shares of Common Stock for $3.00 per share to Cyndel. The new warrants were to be issued in equal monthly increments for twelve months commencing October 21, 1994, and exercisable for a term of two years from the date issuance. Warrants to purchase 20,000 shares were actually issued by November 1, 1994, when the consulting agreement was canceled along with the warrants for the remaining 100,000 shares. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On December 15, 1993, pursuant to an oil and gas joint operating agreement, the Company issued options to purchase 121,500 shares of Common Stock for $4.00 per share to Fleur-David Corporation. These options replaced options previously issued to Fleur-David Corporation on December 15, 1992 to purchase 130,000 shares of Common Stock for $3.30 per share. The new options vested upon issuance and had an expiration date, as extended, of December 15, 1995. Fleur-David Corporation exercised options to purchase 50,000 shares in June 28, 1994, and the remaining options to purchase 71,500 shares expired unexercised. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On January 7, 1994, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 200,000 shares of Common Stock to MidPacific Bank NV for a price of $3.00 per share. On January 27, 1994, the subject shares were canceled and returned to authorized and unissued status when MidPacific Bank NV canceled its subscription. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 7, 1994, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 100,000 shares of Common Stock to Global Financial Services SA for a price of $3.00 per share. On January 27, 1994, the subject shares were canceled and returned to authorized and unissued status when Global Financial Services SA canceled its subscription. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 12, 1994, pursuant to an offering circular and subscription agreement, the Company issued 8,000 shares of Common Stock to Jose Tost for a price of $3.00 per share for an aggregate purchase price of $24,000, of which $3,949 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 14, 1994, pursuant to an offering circular supplement and subscription agreement, the Company issued 48,611 shares of Common Stock to Banco Cooperativo Costar RL for a price of $3.00 per share for an aggregate purchase price of $145,833, of which $23,996 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 17, 1994, pursuant to an offering circular and subscription agreement, the Company issued 5,000 shares of Common Stock to Offshore Investment Fund Ltd. for a price of $3.00 per share for an aggregate purchase price of $15,000, of which $2,467 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company authorized the issuance 300,000 shares of Common Stock to Metro Funding Corp SA for a price of $3.00 per share. On March 1, 1994, the subject shares were canceled and returned to authorized and unissued status when Metro Funding Corp SA canceled its subscription. This transaction was to be completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company issued options to purchase 50,000 shares of Common Stock for $3.50 per share to Thomas and Regina Farida. These options vested upon issuance and expired unexercised on January 18, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company issued options to purchase 50,000 shares of Common Stock for $3.50 per share to John and Thomas Farida. These options vested upon issuance and expired unexercised on January 18, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company issued options to purchase 50,000 shares of Common Stock for $3.50 per share to Ronald and Ban Farida. These options vested upon issuance and expired unexercised on January 18, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company issued options to purchase 50,000 shares of Common Stock for $3.50 per share to Larry and Denise Farida. These options vested upon issuance and expired unexercised on January 18, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company issued options to purchase 50,000 shares of Common Stock for $3.50 per share to Terry and Karen Farida. These options vested upon issuance and expired unexercised on January 18, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 18, 1994, pursuant to an offering circular and subscription agreement, the Company issued options to purchase 100,000 shares of Common Stock for $3.50 per share to Pattah Investments, Inc. These options vested upon issuance and expired unexercised on January 18, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 21, 1994, pursuant to an offering circular supplement and subscription agreement, the Company issued 13,157 shares of Common Stock to Trex International Commercializadora for a price of $3.00 per share for an aggregate purchase price of $39,471, of which $6,495 was paid in fees and commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On January 24, 1994, the Company issued 28,388 shares of Common Stock to Freer & Alagia Chartered in settlement of $102,197 in accrued liabilities for services rendered prior to that date. The shares were subsequently registered on Form S-8 filed with the Securities Exchange Commission on January 24, 1994. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On January 24, 1994, the Company issued 14,539 shares of Common Stock to Patrick H. Allen in settlement of $52,340 in accrued liabilities for services rendered prior to that date. The shares were subsequently registered on Form S-8 filed with the Securities Exchange Commission on January 24, 1994. This was a private transaction effected Pursuant to
Section 4(2) of the Act.

     On January 24, 1994, the Company issued 37,728 shares of Common Stock to Robert L. Ruben in settlement of $135,821 in accrued liabilities for services rendered prior to that date. The shares were subsequently registered on Form S-8 filed with the Securities Exchange Commission on January 24, 1994. This was a private transaction effected pursuant to
Section 4(2) of the Act.

     On January 28, 1994, the Company issued 10,000 shares of Common Stock to Matthew A. Valentine in settlement of $30,000 in accrued liabilities for services rendered prior to that date. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On February 3, 1994, pursuant to an offering circular and subscription agreement, the Company issued 50,000 shares of Common Stock to Thomas and Regina Farida for an aggregate purchase price of $175,000. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 3, 1994, pursuant to an offering circular and subscription agreement, the Company issued 50,000 shares of Common Stock to John and Thomas Farida for an aggregate purchase price of $175,000. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 3, 1994, pursuant to an offering circular and subscription agreement, the Company issued 50,000 shares of Common Stock to Ronald and Ban Farida for an aggregate purchase price of $175,000. This transaction was completed in reliance on the exemption from registration provided by
Section 4(2) of the Act.

     On February 3, 1994, pursuant to an offering circular and subscription agreement, the Company issued 50,000 shares of Common Stock to Larry and Denise Farida for an aggregate purchase price of $175,000. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 3, 1994, pursuant to an offering circular and subscription agreement, the Company issued 50,000 shares of Common Stock to Terry and Karen Farida for an aggregate purchase price of $175,000. This transaction was completed in reliance on the exemption from registration provided by
Section 4(2) of the Act.

     On February 3, 1994, pursuant to an offering circular and subscription agreement, the Company issued 100,000 shares of Common Stock to Pattah Investments, Inc. for an aggregate purchase price of $350,000. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 15, 1994, pursuant to an offering circular and subscription agreement, the Company issued 200,000 shares of Common Stock to European Private Investments, Inc., Panama for a price of $3.00 per share for an aggregate purchase price of $600,000, of which $60,000 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On February 16, 1994, pursuant to a consulting agreement, the Company issued 58,333 shares of Common Stock with an aggregate value of $175,000 to Lease Equities Fund, Inc. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 23, 1994, pursuant to a consulting agreement, the Company issued warrants to purchase 300,000 shares of Common Stock for $4.00 per share to Laddenburg, Thalmann & Company, exercisable from February 28, 1994 through February 28, 2000. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On March 2, 1994, pursuant to an offering circular and subscription agreement, the Company issued 50,000 shares of Common Stock to Sal Cuccurullo, Panama for a price of $3.00 per share for an aggregate purchase price of $150,000, of which $15,000 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On April 22, 1994, pursuant to a subscription agreement, the Company issued 50,000 shares of Common Stock to Sal Cuccurullo, Panama for a price of $3.00 per share for an aggregate purchase price of $150,000, of which $15,000 was paid in commissions. This transaction was completed in reliance on the exemption from registration provided by Regulation S of the Act.

     On April 16, 1994, the Company issued 2,500 shares of Common Stock to Gary C. Wykidal in settlement of $6,500 in accrued liabilities for services rendered prior to that date. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On April 22, 1994, pursuant to a consulting agreement, the Company issued warrants to purchase 100,000 shares of Common Stock for $3.00 per share to Turin & Associates. The warrants were exercisable from the date of issuance through April 22, 1996, at which time they expired unexercised. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On April 26, 1994, pursuant to a purchase agreement for an interest in a joint venture, the Company issued 50,000 shares of Common Stock with an aggregate value of $300,000 to Regal Casinos, Inc. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On April 26, 1994, pursuant to a stock award outside a plan, the Company issued 20,000 shares of Common Stock with an aggregate value of $46,000 to Edson R. Arneault. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On April 26, 1994, pursuant to a stock award outside a plan, the Company issued 25,000 shares of Common Stock with an aggregate value of $57,500 to Albert A. Forte. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On April 29, 1994, the Company issued 10,681 shares of Common Stock to Archisystems International in settlement of $39,655 in accrued liabilities for services rendered prior to that date. The shares were subsequently registered on Form S-8 filed with the Securities Exchange Commission in April 1994. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On April 29, 1994, the Company issued 5,556 shares of Common Stock to Urban Systems in settlement of $20,000 in accrued liabilities for services rendered prior to that date. The shares were subsequently registered on Form S-8 filed with the Securities Exchange Commission in April 1994. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On February 16, 1994, pursuant to a consulting agreement, the Company issued 125,000 shares of Common Stock with an aggregate value of $250,000 to Campai Investments, Ltd. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On June 28, 1994, in payment of financing costs pursuant to a construction loan agreement, the Company approved the issuance of 510,000 shares of Common Stock to Bennett Management & Development Corporation. The Company was obligated to register the shares by a certain deadline or be subject to put rights at $6.00 per share. By December 31, 1994, the
Company had issued 285,000 of such shares at an aggregate value of $1,710,000, and by December 31, 1995, Company had issued the remaining 225,000 shares at an aggregate value of $1,350,000. Pursuant to an amendment to the construction loan agreement, the put rights were cancelled and replaced 20,000 shares causing the entire transaction to have a net aggregate value of $1,530,000. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On June 28, 1994, the Company issued 50,000 shares of Common Stock to Fleur-David Corporation pursuant to its exercise of certain options to purchase Common Stock at $4.00 per share for an aggregate purchase price of $200,000. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On September 1, 1994, the Company authorized the issuance of up to 36,000 shares of Common Stock in payment of consulting fees to Eli Dragasich. Of this amount, 1O,800 shares with an aggregate value of $5,832 were issued on August 29, 1995, and 15,600 shares with an aggregate value of $8,775 were issued on June 28, 1996. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On September 12, 1994, pursuant to an employment agreement, the Company issued options to purchase 30,000 shares of Common Stock for $2.00 per share to Paul E. Anthony. One third of the options vested after one year with the balance vesting in equal monthly increments over the following two years. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On September 12, 1994, pursuant to an employment agreement, the Company issued options to purchase 30,000 shares of Common Stock for $2.00 per share to Pat Marasco. One third of the options vested after one year with the balance vesting in equal monthly increments over the following two years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On October 1, 1994, pursuant to an employment agreement, the Company issued options to purchase 30,000 shares of Common Stock for $2.00 per share to David J. Mesko. One third of the options vested after one year with the balance vesting in equal monthly increments over the following two years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On October 3, 1994, the Company issued 20,917 shares of Common Stock to Lawrence Manypenny in settlement of $73,209 in accrued liabilities for services rendered prior to that date. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On December 14, 1994, in payment of interest expense pursuant to an amendment to an oil and gas property acquisition agreement, the Company issued 5,000 shares of Common Stock with an aggregate value of $4,700 to various oil and gas partnerships. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 24, 1995, the Company issued 216,667 shares of Common Stock to William and Bonnie Blair pursuant to their exercise of certain options to purchase Common Stock at $0.50 per share. The options were issued to the Blairs in December 1992 as employment compensation by the Company and all of the shares were registered on Form S-8 filed with the Securities Exchange Commission on January 20, 1995. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 28, 1995, pursuant to a settlement agreement, the Company authorized the issuance of up to 250,000 shares of Common Stock to Jackpot Enterprises, Inc. The Company recorded a provision for loss of $525,000 in connection with the settlement. By December 31, 1995, 175,000 of such shares were issued with an aggregate value of $414,000, and the accrued liability was reduced by this amount. By September 1996, an additional 62,500 of such shares were issued with an aggregate value of $92,500, and the accrued liability was further reduced by this amount. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On May 31, 1995, pursuant to a severance agreement, the Company issued options to purchase 15,000 shares of Common Stock for $2.00 per share to Robin L. Reynolds. The options vested at the date of issuance and are exercisable for a term of five years. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On July 26, 1995, pursuant to a severance agreement, the Company issued 10,000 shares of Common Stock with an aggregate value of $6,563, to Robin L. Reynolds. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On August 29, 1995, pursuant to a settlement agreement, the Company issued 56,532 shares of Common Stock with an aggregate value of $78,439 to Lawrence Manypenny. This was a private transaction effected pursuant to
Section 4(2) of the Act.

     On September 11, 1995, pursuant to an incentive stock option plan, the Company approved the issuance of options to purchase 378,415 shares of Common Stock for $1.22 per share to Edson R. Arneault. The options vested upon approval, are exercisable for a term of five years, and the underlying shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On September 11, 1995, pursuant to an incentive stock option plan, the Company approved the issuance of options to purchase 222,316 shares of Common Stock for $1.22 per share to Thomas K. Russell. The options vested upon approval, are exercisable for a term of five years, and the underlying shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On September 11, 1995, pursuant to an incentive stock option plan, the Company approved the issuance of options to purchase 222,316 shares of Common Stock for $1.22 per share to Donald G. Saunders. The options vested upon approval, are exercisable for a term -office years, and the underlying shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On October 1, 1995, pursuant to a severance agreement, the Company issued options to purchase 30,000 shares of Common Stock for $2.00 per share to Bobbe A. Sigler. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On November 14, 1995, pursuant to a settlement agreement, the Company issued 201,750 shares of Common Stock to Glenn Hall. The shares were issued in exchange for cancellation of $6.00 put rights in connection with 52,250 shares issued to Mr. Hall in 1992 with an aggregate value of $313,500. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On November 14, 1995, the Company issued 40,000 shares of Common Stock to Glenn Hall pursuant to his exercise of certain options to purchase Common Stock at $0.01 per share. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On November 20, 1995, pursuant to a settlement agreement, the Company issued 165,000 shares of Common Stock to Michael Mapes. The shares were issued in exchange for cancellation of $6.00 put rights in connection with 52,250 shares issued to Mr. Mapes in 1992 with an aggregate value of $313,500. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On November 20, 1995, the Company issued 30,000 shares of Common Stock to Michael Mapes pursuant to his exercise of certain options to purchase Common Stock at $0.01 per share. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On December 4, 1995, pursuant to a settlement agreement, the Company issued 60,850 shares of Common Stock with an aggregate value of $43,000 to Dublin Energy Corporation. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On January 19, 1996, pursuant to a consulting agreement, the Company issued 200,000 shares of Common Stock with an aggregate value of $106,125 to Donald G. Saunders. The issuance of the shares was authorized by the Company on November 17, 1995. The shares were registered on Form S-8 filed with the Securities Exchange Commission on December 4, 1995. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On January 23, 1996, pursuant to an employee stock option plan, the Company authorized the issuance (subject to shareholder approval) of options to purchase 300,000 shares of Common Stock for $0.5625 per share to Edson R. Arneault. If approved, the options would vest upon issuance, be exercisable for five years and the underlying shares would be subject to registration on Form S-8.

     On January 23, 1996, pursuant to an employee stock option plan, the Company authorized the issuance (subject to shareholder approval) of options to purchase 100,000 shares of Common Stock for $0.5625 per share to Thomas K. Russell. If approved, the options would vest upon issuance, be exercisable for five years and the underlying shares would be subject to registration on Form S-8.

     On January 23, 1996, pursuant to an employee stock option plan, the Company authorized the issuance (subject to shareholder approval) of options to purchase 100,000 shares of Common Stock for $0.5625 per share to an employee pool to be allocated by the Compensation Committee of the Board of Directors. If approved, the options would vest upon issuance, be exercisable for five years and the underlying shares would be subject to registration on Form S-8.

     On January 23, 1996, pursuant to a severance agreement, the Company issued options to purchase 30,000 shares of Common Stock for $0.5625 per share to Julie Waring. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 23, 1996, pursuant to an outside directors compensation agreement, the Company issued options to purchase 75,000 shares of Common Stock for $0.5625 per share to Robert L. Ruben. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On January 23, 1996, pursuant to an outside directors compensation agreement, the Company issued options to purchase 50,000 shares of Common Stock for $0.5625 per share to Robert A. Blatt. The options vested at the date of issuance and are exercisable for a term of five years. The underlying shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On February 9, 1996, the Company approved the issuance of 362,866 shares of Common Stock, valued at $0.40625 per share, to Edson R. Arneault in settlement of $147,414 in accrued liabilities for services rendered prior to that date. The shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On February 9, 1996, the Company approved the issuance of 103,810 shares of Common Stock, valued at $0.40625 per share, to Thomas K. Russell in settlement of $42,173 in accrued liabilities for services rendered prior to that date. The shares are subject to registration on Form S-8. This was a private transaction effected pursuant to Section 4(2) of the Act.

     On May 1, 1996, pursuant to a loan agreement, the Company issued 100,000 shares of Common Stock, with an aggregate value of $81,250, to AstraFund Limited. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On July 26, 1996, pursuant to a severance agreement, the Company issued 15,000 shares of Common Stock, with an aggregate value of $7,500, to Bobbe A. Sigler. The shares are subject to registration on Form S-8. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On July 2, 1996, pursuant to a bridge loan between Bridge Capital LLC and the Company, the Company issued 25,000 warrants to purchase Common Stock for $3,125. This was a private transaction effected pursuant to
Section 4(2) of the Act.

     On July 2, 1996, pursuant to a bridge loan between Brownstone Holdings LLC and the Company, the Company issued 25,000 warrants for $3,125. This was a private transaction pursuant to Section 4(2) of the Act.

     On July 2, 1996, pursuant to a loan agreement, the Company issued 183,206 shares of Common Stock, with an aggregate value of $250,000, to Madeleine LLC. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On July 2, 1996, pursuant to a loan agreement, the Company issued warrants to purchase 1,491,250 shares of Common Stock for $1.06 per share to Madeleine LLC. The warrants were exercisable upon issuance and expire on July 2, 2001. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On July 2, 1996, pursuant to a loan agreement, the Company issued warrants to purchase 25,000 shares of Common Stock for $0.80 per share, with an aggregate value of $3,125, to Bridge Capital LLC. The warrants were exercisable upon issuance and expire on July 2, 2001. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

     On July 2, 1996, pursuant to a loan agreement, the Company issued warrants to purchase 25,000 shares of Common Stock for $0.80 per share, with an aggregate value of $3,125, to Bridge Capital LLC. The warrants were exercisable upon issuance and expire on July 2, 2001. This transaction was completed in reliance on the exemption from registration provided by Section 4(2) of the Act.

     On July 10, 1996, pursuant to a settlement agreement, the Company issued 133,416 shares of Common Stock to Dorothy van Haaften. The shares were issued in exchange for cancellation of $6.00 put rights in connection with 52,250 shares issued to Mr. Hall in 1992 with an aggregate of $313,500. This was a private transaction effected pursuant to Section 4(2) of the Act.
                            II-20

ITEM 16.  EXHIBITS

     The following  are  filed  either  as  exhibits  to  this Registration
Statement or incorporated   by  reference  to  the  exhibits  to  prior
Registration Statements and reports of the Company as indicated:

                                                                                    Exhibit No. or
                                                                                    Incorporation BY REFERENCE
        Exhibit No.
                           ITEM TITLE

                     3.1   Restated Certificate of Incorporation for Winners                           **
                           Entertainment, dated
                           August 17, 1993
                     3.2   By Laws                                                                      *
                     4.1   Specimen of Common Stock Certificates                                        *
                     4.2   Warrant Certificate No. 1 issued to Madeleine, LLC,                       ~~~~
                           dated July 2, 1996, to purchase 891,250 shares of Common
                           Stock of Winners Entertainment, Inc. at $1.06 per share
                           for five years commencing July 2, 1996.
                     5.1   Opinion of Ross & Hardies                                                  E-1
                    10.1   Amendment to June 27, 1994 Construction Loan Agreement,                    ~~~
                           dated October 31, 1995, among Bennett Management &
                           Development Corporation, the Company and Mountaineer
                    10.2   Construction Loan Agreement Amendment between the                          ***
                           Mountaineer, Gamma of West Virginia and Bennett
                           Management & Development Corp.
                    10.3   Term Loan Agreement among Mountaineer Park, Inc.,                         ~~~~
                           Winners Entertainment, Inc. and Madeleine, LLC, dated
                           July 2, 1996
                    10.4   First Amendment to Term Loan Agreement among                              ~~~~
                           Mountaineer, the Company and Madeleine, LLC, dated July
                           2, 1996
                    10.5   Promissory Note by Mountaineer, Inc. to Madeleine, LLC,                   ~~~~
                           dated July 2, 1996
                    10.6   Security Agreement made by Mountaineer Park, Inc. in                      ~~~~
                           favor of Madeleine, LLC, dated July 2, 1996
                    10.7   Deed of Trust, Leasehold Deed of Trust, Security                          ~~~~
                           Agreement, Assignment, Fixture Filing and Financing
                           Statement by and among Mountaineer Park, Inc., Deborah
                           A. Sink and Carl D. Andrews as Trustees, and Madeleine,
                           LLC as the Secured Party, dated July 2, 1996
                    10.8   Stock Transfer Agreement between the Company and                          ~~~~
                           Madeleine, LLC, dated July 2, 1996

                                     II-21

                    10.9   Registration Rights Agreement between Madeleine, LLC and                  ~~~~
                           Winners Entertainment, Inc., dated July 2, 1996
                    10.10  Financing Commitment from Madeleine, LLC to Mountaineer,                  ~~~~
                           dated July 2, 1996.
                    10.11  October 31, 1995 Amendment to June 27, 1994 Construction                  ****
                           Loan Agreement by and among Bennett Management &
                           Development Corporation, Mountaineer, and the Company
                    10.20  November 28, 1995 Amendment to June 27, 1994                              ****
                           Construction Loan Agreement by and among Bennett
                           Management & Development Corporation, Mountaineer, and
                           the Company
                    10.12  Construction Loan Agreement for $10.2 million between                     ****
                           the Company, Mountaineer, Gamma International, Ltd. and
                           Bennett Management & Development Corp.
                    10.13  January 12, 1996 Amendment to June 27, 1994 Construction                  ****
                           Loan Agreement by and among Bennett Management &
                           Development Corporation, Mountaineer, and the Company
                    10.14  November 29, 1995 Agreement by and between Autotote                       ****
                           Systems, Inc. and Mountaineer Park, Inc. for totalisator
                           services provided pursuant to an agreement dated
                           September 21, 1984, as amended.  Letter agreement dated
                           April 12, 1995 attached as Exhibit "A"
                    10.15  Totalisator Services Agreement between Autotote Systems,                  ****
                           Inc. dated November 29, 1995 and Mountaineer
                    10.16  Master Lease Agreement #154920 and Schedule 2 thereto                     ****
                           between IGT-North America and Mountaineer for video
                           lottery machine equipment lease dated June 19, 1995
                    10.17  Amendment to Master Lease Agreement by and among IGT-                     ****
                           North America, Mountaineer and the Company dated March
                           26, 1996
                    10.18  Note for $10.2 million between the Company, Mountaineer                   ****
                           and Bennett Management & Development Corp.
                    10.19  Amendment, dated February 10, 1995, to Construction Loan                     ~
                           Agreement, dated June 27, 1995, between Mountaineer
                           Park, Inc. and Bennett Management & Development
                           Corporation
                    10.20  Amendment, dated May 11, 1995, to Totalisator Services                       ~
                           Agreement, dated March 15, 1988, between Autotote
                           Limited and Mountaineer
                    10.21  Master Lease Agreement, dated August 10, 1994, between                       ~
                           IGT-North America and Mountaineer
                    10.22  Totalisator Services Agreement, dated                                        ~
                           March 15, 1988, between Autotote Limited and Mountaineer
                           Park, Inc.
                    10.23  Amendment, dated April 10, 1995, to Construction Loan                       ~~
                           Agreement, dated June 27, 1994, between Mountaineer and
                           Bennett Management & Development Corporation

                                          II-22

                    10.24  Amendment, dated July 7, 1995, to Construction Loan                         ~~
                           Agreement, dated June 27, 1994, between Mountaineer and
                           Bennett Management & Development Corporation
                    23.1   Consent of Ross & Hardies (included in Exhibit 5.1)                        E-1
                    23.2   Consent of Corbin and Wertz                                                E-2
                    27.0   Financial Data Schedule                                                   ~~~~


* Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 31, 1989 and incorporated herein by reference thereto.

** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 31, 1993 and incorporated herein by reference thereto.

*** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended December 31, 1994 and incorporated herein by reference thereto.

**** Previously filed as an exhibit to the Company's Form 10-K for the Fiscal Year ended June 30, 1994 and incorporated herein by reference thereto.

~ Previously filed as an exhibit to the Company's 10-Q for the Quarter ended March 31, 1995 and incorporated herein by reference thereto.

~~ Previously filed as an exhibit to the Company's 10-Q for the Quarter ended June 30, 1995 and incorporated herein by reference thereto.

~~~ Previously filed as an exhibit to the Company's 10-Q for the Quarter ended September 30, 1995 and incorporated herein by reference thereto.

~~~~ Previously filed as an exhibit to the Company's 10-Q for the Quarter ended June 30, 1996 and incorporated herein by reference thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to any provision or arrangement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 18.  FINANCIAL STATEMENTS AND SCHEDULES.

     Schedule II Valuation and Qualifying Accounts is included as an exhibit hereto and follows the signatures hereto.

                            SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Laguna Beach, State of California, on September 26, 1996.


                              WINNERS ENTERTAINMENT, INC.
                              (Company)


                              By:/s/EDSON R. ARNEAULT
                                 Edson R. Arneault, President and
                                 Chief Executive Officer

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/EDSON R. ARNEAULT          Director, President and      September 27, 1996
Edson R. Arneault             Chief Executive Officer
                              (Principal Executive Officer)


/s/THOMAS K. RUSSELL          Director, Secretary,         September 27, 1996
Thomas K. Russell             Chief Financial Officer
                              and Treasurer
                              (Principal Financial and
                              Accounting Officer)


/s/ROBERT L. RUBEN            Director, Assistant          September 27, 1996
Robert L. Ruben               Secretary



/s/ROBERT A. BLATT            Director                     September 27, 1996
Robert A. Blatt

SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNT


                              Balance At      Additions      Deductions    Balance at End
                              Beginning of                                 of Period
                              Period
Year ended, December 31, 1995
(1):
Provision for doubtful notes  $       --      $  290,000     $     --(1)   $  290,000
receivable
Allowance for deferred tax    $6,868,000      $1,592,000     $       --    $8,460,000
assets

                              $6,868,000      $1,882,000     $       --    $8,750,000

Year ended, December 31,
1994(1):
Allowance for deferred tax    $3,467,000      $3,401,000     $       --    $6,868,000
assets
Year ended, December 31,
1993(1)
Allowance for deferred tax    $1,079,000      $2,388,000     $       --    $3,467,000
assets



(1) During each of the years reported, allowances for trade receivables were not significant.

                           EXHIBIT INDEX

Exhibit
Numbers


5.1                      Opinion of Ross & Hardies
23.1                     Consent of Ross & Hardies
                         (Incorporated in Exhibit 5.1)
23.2                     Consent of Corbin & Wertz